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Exhibit 99.2

          As confidentially submitted to the U.S. Securities and Exchange Commission on September 20, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

Under
The Securities Act of 1933

Rally Software Development Corp.
(Exact name of registrant as specified in its charter)

Delaware	7372	84-1597294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy A. Miller
Rally Software Development Corp.
3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael L. Platt John T. McKenna Francis R. Wheeler Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.0001 par value per share	$	$

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Includes the offering price of any additional shares that the underwriters have the option to purchase.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                        , 2012

PROSPECTUS

                    Shares

Common Stock

        This is an initial public offering of shares of common stock of Rally Software Development Corp. We are offering                        shares of our common stock to be sold in the offering. Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on                        under the symbol "            ."

        It is currently estimated that the initial public offering price per share will be between $        and $        .

        We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves risks. See "Risk Factors" beginning on page 11 before you consider buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

        To the extent that the underwriters sell more than                shares of common stock, the underwriters have the option to purchase up to an additional                shares from us at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares of common stock to purchasers on                        , 2012.

Barclays	Deutsche Bank Securities

Pacific Crest Securities	Piper Jaffray	Needham & Company

Prospectus dated                        , 2012

        Neither we nor the underwriters have authorized anyone to provide you with any additional information or information that is different from that contained in this prospectus or any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

        Through and including                        , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state will be made pursuant to an exemption under European prospectus law from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent data, research opinions and viewpoints published by Forrester Research, Inc., or Forrester, Gartner, Inc., or Gartner, International Data Corporation, or IDC, and The Standish Group International, Incorporated, or the Standish Group, on assumptions that we have made that are based on those and other similar sources and on our knowledge of the markets for our solutions. See the section titled "Market, Industry and Other Data" for further information.

i

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus but may not contain all of the information that you consider important in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Unless the context requires otherwise, the words "Rally," "we," "company," "us" and "our" refer to Rally Software Development Corp. and its subsidiaries. We have a January 31 fiscal year end. Accordingly, all references in this prospectus to a fiscal year refer to the twelve months ended January 31 of such year, and references to the first, second, third and fourth fiscal quarters refer to the three months ended April 30, July 31, October 31 and January 31, respectively.

 RALLY SOFTWARE DEVELOPMENT CORP.

Company Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011. As of July 31, 2012, we had 144,040 paid users and more than 1,000 customers, including 35 of the Fortune 100 companies.

        Software continues to rapidly proliferate, enabling product innovation and driving many of today's key technology trends, including cloud computing, mobility and social networking. According to Gartner, the total worldwide revenue for software (application, infrastructure and vertical-specific) was estimated to be approximately $372 billion in 2011. Software has traditionally been developed using manual processes or legacy techniques, such as the "waterfall" method, which are often characterized by rigid and lengthy development cycles and frequently fail to produce software that meets customer needs. Today, these legacy methodologies are being disrupted and replaced by Agile practices that improve time-to-market, reduce development costs and produce higher quality software that better meets customer expectations.

        We are a pioneer in management solutions for Agile software development. We provide a common platform on which organizations can collaborate across globally-distributed software development teams, solicit ideas and feedback from customers, and gain transparency into Agile software development projects. Our solutions automate and optimize activities such as project planning and scheduling, resource allocation, quality management and reporting on progress and cost, enabling users to manage the entire Agile software development lifecycle. Our Agile management solutions address a subset of the application lifecycle market. IDC defines the application lifecycle market as the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these sectors will reach $5.2 billion in 2012.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. For the six months ended July 31, 2011 and 2012, our subscription and support revenue grew from $13.8 million to $20.0 million, representing a 44% period-over-period growth rate.

We primarily sell our solutions through one-year subscriptions. For fiscal 2012, our renewal rate among existing customers was 129%, taking into account paid seat nonrenewals, upgrades and downgrades.

        From fiscal 2011 to fiscal 2012, our revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate. For the six months ended July 31, 2011 and 2012, our revenue grew from $19.7 million to $26.6 million, representing a 35% period-over-period growth rate. We recorded net losses of $9.9 million, $11.6 million and $4.0 million in fiscal 2011, 2012 and the six months ended July 31, 2012, respectively.

Industry Background and Market Challenges

        The strategic importance of software to organizations continues to grow and companies are increasingly looking to software as the core technology differentiating and enabling their businesses and products. Software is driving many of today's key technology trends, including cloud computing, mobility and social networking. Software embedded in products is also transforming numerous sectors, including the communications, healthcare and manufacturing industries. Organizations are challenged to develop their business applications and software-driven products faster, better and in a more cost-effective way. To successfully innovate, compete and grow, organizations require expertise and solutions to adapt to rapidly-changing customer needs and competitive dynamics.

        Many enterprises utilize manual processes and unsophisticated tools, such as paper-based techniques and spreadsheets, to manage workflow throughout the software development lifecycle. These techniques are generally more appropriate for smaller development projects managed by a single team and cannot scale to meet the needs of enterprises and multi-team projects. In the 1970s, the waterfall method gained prominence as the preferred way to manage large software development projects. This approach, which can take many months or years to complete, relies on rigid sequential execution of the various phases of the software development lifecycle, including analysis, design, coding, integration and final testing. Enterprises employing the waterfall method often structure internal departments around each development stage and use different legacy software tools for each phase and department, leading to siloed and disparate information, limited transparency and collaboration between teams, and heightened risk of misalignment between software development and business initiatives.

        Agile was introduced by a small group of software visionaries in 2001 through an open letter. It represented a new methodology for software creation and delivery designed to reduce costs and significantly improve time-to-market, quality and customer satisfaction. Agile projects build software incrementally, in small batches, using short iterations of one to four weeks that help keep development aligned with changing business needs. Agile is increasingly replacing waterfall processes across many industries because of the significantly improved results it can deliver. According to the Standish Group, software applications developed using Agile techniques have three times the success rate of applications developed using the traditional waterfall method. The Standish Group defines a successful project as one delivered on time, on budget, and with the required features and functions.

        Organizations that develop business applications and software-related products face a number of challenges that are often directly attributable to legacy software development techniques and the management tools that enable these approaches, such as:

  •
  shortening time-to-market and rising customer expectations;

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  limited transparency into large development projects;

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  insufficient collaboration among developers, business leaders and customers; and

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  inflexible, costly and difficult-to-use offerings.

Our Solutions

        Our cloud-based platform is designed to facilitate adoption of Agile practices by enabling organizations to manage the shorter, faster cycles that characterize Agile software development processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. We believe our solutions benefit customers in the following ways:

  •
  Accelerate the pace of innovation and improve software quality.  Organizations use our platform to optimize their software development activities and manage the greater frequency of software features and functions that are produced by using Agile techniques. Our platform also helps organizations identify errors earlier in the software development lifecycle and enables their prompt remediation, leading to higher-quality code and fewer process delays.

  •
  Provide greater transparency.  Our solutions provide real-time visibility into a project's progress and costs, work streams, resource allocation, capacity and other aspects of the software development process. Our platform collects data from disparate sources and integrates it into a single repository, enabling a holistic view of the Agile software development lifecycle. We also offer analytics and reporting capabilities that transform this data into actionable intelligence, enabling users to make better business decisions.

  •
  Enhance collaboration and facilitate rapid feedback.  Our solutions enable development teams, business leaders and customers to collaborate and rapidly share ideas and content through an intuitive user interface. This allows development teams to obtain feedback earlier and more often so they can adapt to changing business and customer requirements. Users of our solutions can achieve increased productivity, closer alignment between software development and business initiatives, reduction in unused code and greater customer satisfaction.

  •
  Easy and cost-effective to try, use and adopt.  Customers can easily access our cloud-based solutions with an Internet browser and begin using our platform in minutes. The cloud-based version of our platform is cost effective to adopt compared to on-premise offerings as it avoids large up-front software expenditures and does not require significant infrastructure or IT support.

  •
  Configurable and extensible.  Our platform enables customers to easily configure our solutions to meet their unique and evolving needs. Our configuration functionality provides customers the ability to change the appearance and operation of the user interface and dashboards to meet the specific requirements of users, development teams, projects, departments and business leaders.

Our Competitive Strengths

        The following competitive strengths are keys to our success:

  •
  Broad enterprise-class solutions portfolio.  Our platform is designed to support organizations with thousands of distributed users and to easily scale to handle large and complex Agile software development projects. Our broad portfolio of enterprise-class solutions helps development organizations manage the entire software development lifecycle, from idea through quality testing. We believe this provides us with a significant advantage over competitors that focus on small and medium businesses or have discrete, point offerings.

  •
  Leader in Agile with deep domain expertise.  Since our inception, we have focused on the management of Agile software development and we possess deep capabilities and expertise on the subject. For example, we believe we were the first vendor to offer a cloud-based Agile project management solution and an Agile portfolio management solution.

  •
  Large, diverse base of enterprise customers.  As of July 31, 2012, we had more than 1,000 customers in a wide variety of industries including 35 of the Fortune 100 companies. We believe many of our enterprise customers view us as a key strategic solutions provider and we achieve high customer satisfaction. We believe this has allowed us to expand our footprint within enterprises and support the ongoing adoption of Agile software development.

  •
  Cloud-based platform and subscription business model.  Our cloud-based solutions are principally offered on a subscription basis over the Internet. Our multi-tenant architecture enables us to run a single instance of our software code, add subscribers with minimal incremental expense, and deploy new functionality and upgrades quickly and efficiently.

  •
  Large direct sales organization with global reach.  Our global sales organization is focused on adding new customers and expanding relationships with existing customers. We believe our team is the world's largest sales organization selling cloud-based solutions for the management of Agile software development.

  •
  Corporate culture committed to collaboration and performance.  We regard our culture as a key differentiator and performance driver. We believe our highly-collaborative culture gives us a competitive advantage in recruiting and retaining talent, driving innovation, enhancing productivity and improving customer satisfaction.

Our Growth Strategy

        Our objective is to be the world's leading provider of Agile management solutions. The key elements to our growth strategy include:

  •
  Increase sales to existing customers.  We employ a land-and-expand go-to-market strategy. As of July 31, 2012, we had over 1,000 customers in a wide variety of industries and we believe a significant opportunity exists to sell them additional subscriptions and solutions.

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  Acquire new customers.  We believe the market for Agile management solutions is large, growing and underpenetrated. We plan to increase our global sales force and expand our partner ecosystem to drive new customer acquisition.

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  Continue to innovate.  We utilize Agile software development practices to rapidly innovate and bring new solutions to market. We will continue to invest in research and development to further extend and enhance the functionality of our Agile management solutions.

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  Expand our international presence.  For the six months ended July 31, 2012, approximately 12% of our revenue was derived from international customers. We believe there is a significant opportunity to increase our revenue abroad, particularly in Europe and emerging markets in Asia and South America, and we plan to open new sales offices in these regions.

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  Increase market awareness and drive adoption of Agile practices and our solutions.  We offer a free version of our platform, which allows customers to evaluate the benefits of our solutions. We also provide Agile resources, such as analyst reports, host our annual RallyON user conference and sponsor other regional and industry events. We believe these initiatives promote awareness of Agile practices, increase our potential customer base and encourage adoption of our solutions.

  •
  Pursue selective strategic acquisitions.  We intend to opportunistically pursue acquisitions of complementary businesses, technologies and capabilities.

Risks Associated with Our Business

        Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this prospectus summary. Some of these risks are:

  •
  We have a history of losses, expect to incur future losses as we grow our company and may be unable to achieve or sustain profitability;

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  Our success depends on the continued adoption of Agile software development;

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  Demand for Agile management solutions may not grow as we anticipate;

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  Our growth is largely dependent on our ability to retain and secure additional subscriptions from existing customers, and nonrenewals and downgrades could harm our future operating results;

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  If we are unable to continue to attract new customers, our growth could be slower than we expect;

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  We recognize revenue from customer subscriptions over the term of a subscription agreement; therefore, a significant downturn in our business may not be immediately reflected in our operating results;

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  We may not be able to compete successfully against current and future competitors;

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  Our quarterly results may fluctuate and, if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially; and

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  Our existing directors, executive officers and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.

        In addition, we are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or until we are no longer an "emerging growth company."

Corporate Information

        We were incorporated in Delaware in July 2001 under the name F4 Technologies, Inc. and changed our name to Rally Software Development Corp. in April 2004. Our principal executive offices are located at 3333 Walnut Street, Boulder, CO 80301, and our telephone number is (303) 565-2800. Our website address is www.rallydev.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

        Rally, the Rally logo and other trademarks or service marks of Rally appearing in this prospectus are the property of Rally. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

 THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares
Option to purchase additional shares	shares
Use of proceeds

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds from this offering for acquisitions of, or investments in, complementary companies, products or technologies. See the section titled "Use of Proceeds."

Risk factors

You should read the section titled "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed symbol	" "

        The number of shares of common stock to be outstanding after this offering is based on 41,128,298 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of July 31, 2012, and excludes:

  •
  4,640,782 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 2012, at a weighted average exercise price of $1.42 per share;

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  121,002 shares of common stock issuable upon exercise of warrants to purchase shares of common stock outstanding as of July 31, 2012, at a weighted-average exercise price of $0.14 per share, which warrants will automatically "net exercise" immediately prior to the closing of this offering if not exercised prior thereto;

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  344,127 shares of common stock issuable upon exercise of warrants to purchase shares of our preferred stock outstanding as of July 31, 2012, at a weighted-average exercise price of $1.28 per share;

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  286,932 additional shares of common stock reserved as of July 31, 2012 for future issuance under our Amended and Restated 2002 Stock Option Plan;

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  additional shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering; and

  •
  shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering.

        Unless we specifically state otherwise, all information in this prospectus reflects or assumes:

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  the      for      reverse split of our common stock and preferred stock;

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  that our amended and restated certificate of incorporation, which we will file in connection with the closing of this offering, and our amended and restated bylaws are effective;

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  the conversion of all outstanding shares of our preferred stock into an aggregate of 35,839,731 shares of common stock immediately prior to the closing of this offering; and

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  no exercise of the underwriters' option to purchase additional shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following consolidated financial data should be read together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. We have derived the following consolidated statements of operations data for the fiscal years ended January 31, 2010, 2011 and 2012 from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated statements of operations data for the six months ended July 31, 2011 and 2012 and consolidated balance sheet data as of July 31, 2012 have been derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of our future results and our results for the six months ended July 31, 2012 are not necessarily indicative of the results to be expected for the full fiscal year.

        The last day of our fiscal year is January 31. Our fiscal quarters end on April 30, July 31, October 31 and January 31.

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$12,897	$19,902	$31,124	$13,843	$19,987
Perpetual license	1,334	4,260	3,546	2,160	3,018

Total product revenue	14,231	24,162	34,670	16,003	23,005
Professional services	4,142	5,548	6,655	3,676	3,600

Total revenue	18,373	29,710	41,325	19,679	26,605

Cost of revenue:
Product(1)	1,990	3,033	4,096	1,989	2,379
Professional services(1)	3,373	4,846	5,679	2,865	3,416

Total cost of revenue	5,363	7,879	9,775	4,854	5,795

Gross profit	13,010	21,831	31,550	14,825	20,810

Operating expenses:
Sales and marketing(1)	13,407	18,526	23,552	11,131	13,543
Research and development(1)	5,230	7,979	11,074	5,336	6,545
General and administrative(1)	3,875	5,074	8,170	3,226	4,869
Sublease termination income(2)	—	—	—	—	(839)

Total operating expenses	22,512	31,579	42,796	19,693	24,118

Loss from operations	(9,502)	(9,748)	(11,246)	(4,868)	(3,308)
Interest and other income (expense), net	(244)	(191)	(346)	(300)	(673)

Net loss	(9,746)	(9,939)	(11,592)	(5,168)	(3,981)
Preferred stock accretion	(67)	(81)	(22)	(22)	—
Preferred stock deemed dividend(3)	—	—	(762)	—	—

Net loss attributable to common stockholders	$(9,813)	$(10,020)	$(12,376)	$(5,190)	$(3,981)

Net loss per common share, basic and diluted(4)	$(3.18)	$(2.78)	$(2.65)	$(1.14)	$(0.78)

Weighted average common shares outstanding, basic and diluted(4)	3,085,962	3,610,442	4,678,414	4,563,502	5,071,276

Pro forma net loss per share (unaudited)(4)			$(0.29)		$(0.08)

Pro forma weighted average common shares used to compute pro forma net loss per share (unaudited)(4)			39,481,931		40,911,007

Key Metrics (unaudited):
Total paid seats(5)	49,883	79,375	116,899	100,849	144,040
Renewal rate(6)	129%	132%	129%	130%	126%

(1)
Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Cost of product revenue	$5	$6	$10	$3	$7
Cost of professional services revenue	6	9	17	8	10
Sales and marketing	46	57	124	31	89
Research and development	48	56	93	29	65
General and administrative	66	65	324	29	263

	$171	$193	$568	$100	$434

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

(3)
In August 2011, we repurchased 377,812 shares of our preferred stock. The difference between the carrying value of the shares of preferred stock and their estimated fair value was deemed to be a dividend. See Note 8 of our consolidated financial statements for additional information.

(4)
See Note 12 of our consolidated financial statements for a discussion and reconciliation of historical and pro forma net loss attributable to common stockholders and weighted average common shares outstanding for historical and pro forma basic and diluted net loss per share calculations.

(5)
Represents the number of total paid seats at period end. We define a paid seat as a seat with a subscription or support contract as of the measurement date. In the case of a contract that allows a customer to provision an unlimited number of seats, total paid seats includes an estimate of the total number of seats to be provisioned during the term of the contract. Total paid seats as of July 31, 2012 includes a 6,000 seat upgrade pursuant to such a contract. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

(6)
Represents our renewal rate for the trailing twelve-month period ended as of the specified period end. We calculate our renewal rate by comparing the paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

	As of July 31, 2012
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$19,710	$19,710
Working capital, excluding current deferred revenue	28,424	28,424
Total assets	38,826	38,826
Deferred revenue, current and long-term	29,458	29,458
Preferred stock warrant liability	1,599	—
Convertible preferred stock	68,410	—
Total stockholders' equity (deficit)	(67,108)	2,901

(1)
The pro forma column reflects (i) the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of our common stock immediately prior to the closing of this offering, (ii) the reclassification of the preferred stock warrant liability to stockholders' equity (deficit) immediately prior to the closing of this offering and (iii) the filing of our amended and restated certificate of incorporation.

(2)
The pro forma as adjusted column further reflects the sale by us of        shares of our common stock at an assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Each $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders' equity (deficit) by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares of our common stock offered by us would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders' equity (deficit) by approximately $         million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

 RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information included in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of losses, expect to incur future losses as we grow our company and may be unable to achieve or sustain profitability.

        We have been in existence since 2001 and have experienced net losses in each year since our inception. We experienced net losses of $9.7 million, $9.9 million and $11.6 million in fiscal 2010, 2011 and 2012, respectively, and $4.0 million for the six months ended July 31, 2012. As of July 31, 2012, we had an accumulated deficit of $68.7 million. We are at an early stage in the development of our business and much of our growth has occurred in recent periods. Our historical rates of revenue growth may not be sustainable. We expect to make significant expenditures to support and grow our business, including investing in our data center infrastructure, expanding our sales force and increasing our international presence. In addition, as a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. Furthermore, we may encounter unforeseen expenses, complications and other difficulties. We expect to incur losses for the foreseeable future and may not be able to achieve or sustain profitability. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects.

Our success depends on the continued adoption of Agile software development.

        We do not know whether Agile adoption will continue to grow and displace traditional methods of software development. In particular, many organizations have invested substantial personnel and financial resources to integrate legacy software development techniques, such as waterfall techniques, into their businesses over time, and may be reluctant or unwilling to migrate to Agile practices because of the organizational changes often required to successfully implement this methodology. Further, some organizations may not realize the expected benefits from adoption of Agile practices and, as a result, may discontinue adoption of those practices. Agile adoption may also be limited if other software development techniques emerge. If Agile software development techniques are not adopted as broadly and quickly as we expect, our growth may slow or stall and our operating results would be harmed.

Demand for Agile management solutions may not grow as we anticipate.

        Our solutions have not yet gained broad market acceptance. Even if adoption of Agile software development techniques continues to grow, the market for solutions that enable companies to manage software development processes may not increase at the pace we expect or at all. Organizations may choose to manage Agile software development manually or utilize other offerings that render our solutions uncompetitive or obsolete.

Our growth is largely dependent on our ability to retain and secure additional subscriptions from existing customers, and nonrenewals and downgrades could harm our future operating results.

        We primarily sell our solutions through one-year subscriptions. We typically negotiate the total number of seats a customer is entitled to provision as part of their subscription, but these seats may not be fully utilized over the term of the agreement. Upon expiration, customers can renew their existing subscriptions, upgrade their subscriptions, downgrade their subscriptions or not renew. Our ability to grow revenue and achieve profitability depends in part on customer renewals and upgrades exceeding downgrades and nonrenewals. Our land-and-expand go-to-market strategy requires that a significant portion of our customers who initially purchase our solutions will subsequently upgrade their subscriptions. However, we may not be able to increase our penetration within our existing customers as anticipated and we may not otherwise retain subscriptions from existing customers. Customers may choose to not renew or upgrade their subscriptions, or may downgrade, because of several factors, including dissatisfaction with our prices or features relative to competitive offerings, reductions in our customers' spending levels, unused seats previously purchased, limited adoption by a customer of our solutions or Agile practices, departure of Agile users from the customer's organization or other causes. If our customers do not upgrade or renew their subscriptions, or they downgrade their subscriptions, our revenue may grow more slowly than expected or may decline, and our profitability and gross profit may be harmed.

If we are unable to continue to attract new customers, our growth could be slower than we expect.

        We believe that our future growth depends in part upon increasing our customer base. Our ability to achieve significant growth in revenue in the future will depend, in part, upon continually attracting new customers and obtaining subscription renewals to our solutions from those customers. If we fail to attract new customers our revenue may grow more slowly than expected and our business may be harmed.

We recognize revenue from customer subscriptions over the term of a subscription agreement; therefore, a significant downturn in our business may not be immediately reflected in our operating results.

        We recognize revenue from subscription agreements ratably over the terms of these agreements, which are typically one year. As a result, a significant portion of the revenue we report in each quarter is generated from customer agreements entered into during previous periods, which is reflected as deferred revenue on our balance sheet. Consequently, a decline in new or renewed subscriptions, or a downgrade of renewed subscriptions to fewer seats or less-expensive editions, in any one quarter may not be fully reflected in our revenue in that quarter, and may negatively affect our revenue in future quarters. If contracts having significant value expire and are not renewed or replaced at the beginning of a quarter or are downgraded, our revenue may decline significantly in that quarter and subsequent quarters.

Because we generally recognize revenue from our customers over the terms of their agreements but incur most costs associated with generating such agreements upfront, rapid growth in our customer base may reduce our profitability in the short term.

        Expenses, such as sales commissions, are generally incurred upfront; however most of our revenue is recognized over the life of the applicable agreements. Therefore, increased sales will result in our recognition of more costs than revenue during the early periods covered by such agreements, even in cases where the agreements are expected to be profitable for us over their full terms. As a result, our short-term operating results may suffer.

Our gross profit attributable to professional services may fluctuate between quarters.

        We generally recognize revenue from professional services on a time-and-materials basis as services are delivered. Costs associated with maintaining a professional services department are fixed while professional services revenue is dependent on the amount of work actually billed to customers in a period, the combination of which may result in variability in our gross profit. Our gross profit can also be impacted depending on the type of services provided. In addition, the timing of the recognition of professional services revenue is dependent on several factors outside our control. If a customer deploys our solutions and utilizes our services more slowly than we expect, we may not be able to recognize the related revenue as quickly as we anticipated, but may have already incurred substantial costs related to such services, creating further variability in our gross profit.

We may not be able to compete successfully against current and future competitors.

        We face intense competition in the market for our solutions and we expect competition to further intensify in the future. We face competition from in-house and open source offerings, large, diversified software and technology vendors and other companies with competitive offerings. Our competitors vary in size and in the breadth and scope of the products and services offered. Our primary competitors include public companies such as Hewlett-Packard, IBM and Microsoft and private companies such as Atlassian, CollabNet and VersionOne, some of which can bundle competing products and services with other software offerings, or offer them at a lower price as part of a larger sale. Further, other companies not currently offering Agile management tools may enter our market. Many of our current and potential competitors have substantially greater resources and brand recognition, established marketing relationships, access to larger customer bases, pre-existing customer relationships and major distribution agreements with consultants, system integrators and resellers. We also face competition from other companies that provide Agile consulting services and enterprises that develop in-house Agile training resources. To the extent competition intensifies, demand for our professional services may decline.

        In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may also lose customers that merge with or are acquired by companies using a competitor's offering, an internally-developed tool or a different software development methodology. If we cannot compete successfully against our current and future competitors, our business may be harmed.

Our growth and long-term success depends in part on our ability to expand our international sales.

        A core component of our growth strategy is international expansion. For the six months ended July 31, 2012, approximately 12% of our revenue was derived from international customers. We currently maintain international offices and have sales personnel in the United Kingdom, Australia and the Netherlands, and we intend to further build out our international operations. Our international expansion efforts may not be successful. In addition, conducting international operations in new markets subjects us to new risks that we have not generally faced in the United States. These risks include:

  •
  uncertain political and economic climates, especially in Europe;

  •
  lack of familiarity and burdens of complying with foreign laws, accounting and legal standards, regulatory requirements, tariffs, and other barriers;

  •
  unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

  •
  lack of experience in connection with the localization of our solutions, including translation into foreign languages and adaptation for local practices and regulatory requirements;

  •
  difficulties in managing systems integrators and technology collaborators;

  •
  difficulties in adapting to differing technology standards;

  •
  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  •
  difficulties in managing and staffing international operations and differing legal and cultural expectations for employee relationships;

  •
  fluctuations in exchange rates that may increase the volatility of our foreign-based expenses;

  •
  potentially adverse tax consequences, including the complexities of foreign value-added tax, goods and services tax and other transactional taxes, and restrictions on the repatriation of earnings;

  •
  reduced or varied protection for intellectual property rights in some countries; and

  •
  difficulties in managing and adapting to differing cultures and customs.

        Further, our international expansion efforts may be hindered by lower levels of Agile or cloud adoption and increased price sensitivity for our solutions or other cloud-based offerings in international markets. As a result of these and other factors, international expansion may be more difficult, take longer and not generate the results we anticipate, which could negatively impact our growth and business.

Prices for our solutions may face downward pressure, harming our operating results.

        There are many factors that may lead to downward pressure on our prices, including competitors introducing lower-cost offerings, additional competitors entering the market, the use by potential or existing customers of alternative open source or other no or low cost offerings and larger competitors bundling competing offerings with additional products and services. In addition, we offer volume price discounts based on the number of seats purchased. As a result of these factors, we may be forced to reduce the prices we charge for our solutions, unable to renew existing customer agreements or enter into new customer agreements at the same prices and upon the same terms as we have historically been able to. If we experience downward pressure on pricing, our revenue, gross profit and other operating results could be harmed.

Sales cycles to our customers can be lengthy and variable, which may cause changes in our operating results.

        Our sales cycle can vary substantially from customer to customer. A number of factors influence the length and variability of our sales cycles, including, for example:

  •
  the need to educate potential customers about the uses and benefits of Agile methods and our solutions;

  •
  the discretionary nature of potential customers' purchasing and budget cycles and decisions;

  •
  the competitive nature of potential customers' evaluation and purchasing processes;

  •
  the functionality demands of potential customers;

  •
  the announcement or planned introduction of new products by us or our competitors; and

  •
  the purchasing approval processes of potential customers.

        Our sales cycles can make it difficult to predict the quarter in which revenue from a new customer may first be recognized. We may incur significant sales and marketing expenses and invest significant time and effort in anticipation of a sale that may never occur or only occur in a smaller amount or at a later date than anticipated. Delays inherent to our sales cycles could cause significant variability in our revenue and operating results for any particular period.

The seasonality of our business can create significant variance in our quarterly bookings, perpetual license revenue and cash flow from operations.

        Our customers tend to follow budgeting cycles, buying solutions at the beginning and end of a calendar year. We tend to experience some seasonality associated with bookings, perpetual license revenue and cash flow from operations in the first and fourth quarters of each fiscal year. As a result of these seasonal variations, our bookings, perpetual license revenue and cash flow from operations can fluctuate significantly between quarters. Our cash flow from operations has historically been higher in the first quarter of each fiscal year than in other quarters. If our quarterly operating results or outlook fall below the expectations of research analysts or investors, the price of our common stock could decline substantially.

If we fail to manage our growth effectively, we may be unable to execute our business plan and maintain high levels of service.

        We increased our number of full-time employees from 155 as of January 31, 2010, to 232 as of January 31, 2011 and to 285 as of January 31, 2012, and our revenue grew from $18.4 million in fiscal 2010, to $29.7 million in fiscal 2011 and to $41.3 million in fiscal 2012. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to add and expend additional resources in an effort to further expand our overall business, customer base, headcount and operations both domestically and internationally, but can give no assurance that our business or revenue will continue to grow at historical rates or at all. Creating a global organization and managing a geographically-dispersed workforce will require substantial management effort, the allocation of valuable management resources and significant additional investment in our infrastructure. If we are unable to successfully manage our anticipated growth, our financial results may suffer.

Failure to maintain and expand our direct sales team may negatively impact our revenue growth.

        We primarily sell our solutions through our direct sales force. Growing sales to both new and existing customers is in part dependent on our ability to expand our sales force. Identifying, recruiting and training additional sales personnel requires significant time, expenses and attention. If we are unable to hire, develop and retain sales personnel or if our new direct sales personnel are unable to achieve expected sales productivity levels in a reasonable period of time or at all, we may not be able to increase our revenue and grow our business.

If we are unable to increase market awareness of our company and our solutions, our revenue may not continue to grow, or may decline.

        Market awareness of our capabilities and solutions is essential to our ability to generate new leads for expanding our business and our continued growth. If we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and solutions, our business may be harmed.

Adverse economic conditions or reduced IT or enterprise software spending may adversely impact our business.

        Our business depends on the overall demand for IT and enterprise software spend and on the economic health of our current and prospective customers. In general, worldwide economic conditions remain unstable, and these conditions make it difficult for us, and our existing customers and prospective customers, to forecast and plan future business activities accurately, and they could cause our customers or prospective customers to reevaluate their decision to purchase our solutions. Weak global economic conditions, or a reduction in IT or enterprise software spending even if economic conditions improve, could harm our business in a number of ways, including longer sales cycles and lower prices for our solutions.

Security breaches may harm our business.

        Any security breaches, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations or other liabilities. If our security measures or those of our third-party data centers are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to customer data, our reputation will be damaged, our business may suffer and we could incur significant liability.

Our business is substantially dependent upon the continued adoption of cloud-based software solutions.

        We derive, and expect to continue to derive, substantially all of our revenue from the sale of subscriptions for our cloud-based platform. We do not know whether the trend of adoption of enterprise cloud-based software solutions we have experienced in the past will continue in the future. Many organizations have invested substantial personnel and financial resources to integrate on-premise software tools into their businesses, and some have been reluctant or unwilling to migrate to cloud-based software solutions. Furthermore, some organizations, particularly enterprises upon which we are dependent, have been reluctant or unwilling to use cloud-based solutions because they have concerns regarding the risks associated with the security of their data and the reliability of the technology delivery model associated with these solutions. In addition, if we or other cloud-based providers experience security incidents, loss of customer data, disruptions in delivery or other problems, the market for cloud-based software solutions as a whole, including for our solutions, may be negatively impacted. If the adoption of cloud-based software solutions does not continue at the rate we anticipate, the market for these solutions may stop developing or may develop more slowly than we expect, either of which would harm our operating results.

If we fail to adequately manage our data-center infrastructure capacity, our existing customers may experience service outages and our new customers may experience delays in the deployment of our platform.

        We have experienced significant growth in the number of users and amount of data that our hosting infrastructure supports. We seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. However, the provisioning of new data-center infrastructure requires lead time. If we do not accurately predict our infrastructure capacity requirements with sufficient lead time, our customers could experience service impairment that may subject us to financial penalties and liabilities and cause us to lose customers. If our data-center infrastructure capacity fails to keep pace with increased subscriptions, customers may experience delays or reductions in the quality of our service as we seek to obtain additional capacity, which could harm our reputation and harm our business.

Any disruption of service at the two data centers that house our equipment and deliver our solutions could harm our business.

        Our users expect to be able to access our solutions 24 hours a day, seven days a week, without interruption. We have computing and communications hardware operations located in co-location data centers owned and operated by a third party in Denver, Colorado and Seattle, Washington. We do not control the operation of these data centers and we are therefore vulnerable to any security breaches, power outages or other issues the data centers experience. We have experienced and expect that we will in the future experience interruptions and delays in service and availability from time to time. For example, we experienced a partial data center outage for less than 90 minutes in each of January and June of 2012 at our Denver, Colorado data center.

        The owner of our data centers has no obligation to renew its agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to move to new data centers, and we may incur significant costs and possible service interruption in connection with doing so.

        Our data centers are vulnerable to damage or interruption from human error, malicious acts, earthquakes, hurricanes, tornados, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. One of our data centers is located in an area known for seismic activity, increasing our susceptibility to the risk that an earthquake could significantly harm the operations of this facility. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, a decision to close the data centers without adequate notice or other unanticipated problems could result in lengthy interruptions in availability of our solutions.

        Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our customers' businesses. Interruptions in availability of our solutions might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, and cause customers to terminate their subscriptions or decide not to renew their subscriptions with us.

Our success depends on our ability to adapt to technological change and continue to innovate.

        The market for Agile management solutions is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to introduce new solutions and enhance and improve existing solutions. To achieve market acceptance for our solutions, we must effectively anticipate and offer solutions that meet changing customer demands in a timely manner. Customers may require features and capabilities that our current solutions do not have. We may experience difficulties that could delay or prevent our development, introduction or implementation of new solutions and enhancements.

        If we are unable to successfully develop or acquire new Agile management capabilities and functionality, enhance our existing solutions to anticipate and meet customer preferences, sell our solutions into new markets or adapt to changing industry standards in software development methodologies, our revenue and results of operations would be adversely affected.

If we fail to integrate our solutions with software applications and competitive or adjacent offerings that are developed by others, our solutions may become less marketable, less competitive or obsolete, and our operating results would be harmed.

        Our solutions integrate with a variety of software applications, and also with competing and adjacent third-party offerings, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, browser and database technologies. Any failure of our solutions to interoperate effectively with software applications and other Agile management offerings could reduce the demand for our solutions or result in customer dissatisfaction and harm to our business. If we are unable to respond to changes in the applications and tools with which our solutions interoperate in a cost-effective manner, our solutions may become less marketable, less competitive or obsolete. Competitors may also impede our attempts to create interoperability between our solutions and competitive offerings, which may decrease demand for our solutions.

We could incur substantial costs as a result of any claim of infringement of another party's intellectual property rights.

        In recent years, there has been significant litigation involving patents and other intellectual property rights in the software industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims. We do not have a significant patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. The risk of patent litigation has been amplified by the increase in the number of a type of patent holder, which we refer to as a non-practicing entity, whose sole business is to assert such claims and against whom our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our solutions infringe its rights, the litigation could be expensive and could divert our management resources.

        In addition, in most instances, we have agreed to indemnify our customers against claims that our solutions infringe the intellectual property rights of third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

  •
  cease selling or using solutions that incorporate the intellectual property that we allegedly infringe;

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  make substantial payments for legal fees, settlement payments or other costs or damages;

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  obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

  •
  redesign the allegedly infringing solutions to avoid infringement, which could be costly, time-consuming or impossible.

        If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or actions could harm our business.

We could incur substantial costs in protecting our intellectual property from infringement, and any failure to protect our intellectual property could impair our business.

        We seek to protect the source code for our proprietary software and other proprietary technology and information under a combination of copyright, trade secrets and patent law, and we seek to protect our brand through trademark law. Our policy is to enter into confidentiality agreements, or agreements with confidentiality provisions, with our employees, consultants, vendors and customers and to control access to our software, documentation and other proprietary information. Despite these precautions, it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our solutions or to obtain and use information that we regard as proprietary. Policing unauthorized use of our solutions, especially the on-premise, installed version of our solutions, is difficult, and we are unable to determine the extent to which piracy of our software exists or will occur in the future. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the narrowing or invalidation of portions of our intellectual property and have a material adverse effect on our business, operating results and financial condition. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant's own intellectual property. These steps may be inadequate to protect our intellectual property. Third parties may challenge the validity or ownership of our intellectual property, and these challenges could cause us to lose our rights, in whole or in part, to such intellectual property or narrow its scope such that it no longer provides meaningful protection. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solutions may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our solutions and proprietary technology or information may increase.

        There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property, our business, brand, operating results and financial condition could be materially harmed.

We rely on third-party software that is required for the development and deployment of our solutions, which may be difficult to obtain or which could cause errors or failures of our solutions.

        We rely on software licensed from or hosted by third parties to offer our solutions. In addition, we may need to obtain licenses from third parties to use intellectual property associated with the development of our solutions, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software required for the development, maintenance and delivery of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our solutions which could harm our business.

If our solutions contain serious errors or defects we may lose revenue and market acceptance and may incur costs to defend or settle product liability claims.

        Complex software applications such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Our current and future solutions may contain serious defects, which could result in lost revenue or a delay in market acceptance.

        Since our customers use our solutions for critical business purposes, defects or other performance problems could negatively impact our customers. They could seek significant compensation from us for the losses they suffer. Although our customer agreements typically contain provisions designed to limit our exposure to such claims, existing or future laws or unfavorable judicial decisions could negate these limitations. Even if not successful, a product liability claim brought against us would likely be a distraction to management, time-consuming and costly to resolve, and could seriously damage our reputation in the marketplace, making it harder for us to sell our solutions and professional services.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline and you may lose part or all of your investment.

        Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly operating results or outlook fall below the expectations of research analysts or investors, the price of our common stock could decline substantially. Fluctuations in our quarterly operating results or outlook may be due to a number of factors, including, but not limited to, those listed below:

  •
  the extent to which our existing customers purchase additional subscriptions to our solutions or perpetual licenses to our solutions and the timing and terms of those purchases;

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  the extent to which our existing customers renew their subscriptions for our solutions or maintenance for our solutions and the timing and terms of those renewals;

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  the extent to which new customers are attracted to our solutions to satisfy their Agile management needs;

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  the rate of adoption and market acceptance of Agile management solutions;

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  the mix of our revenue, particularly between perpetual licenses and subscriptions for which the timing of revenue recognition is substantially different;

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  the extent to which we enter into multi-year contracts, in which the fees are typically paid upfront;

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  the addition or loss of large customers, including through acquisitions or consolidations;

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  the number and size of new customers and the number and size of renewals in a particular period;

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  changes in our pricing policies or those of our competitors;

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  changes in the gross profit we realize on our solutions and professional services due to our differing revenue recognition policies applicable to perpetual licenses and subscription and support revenue and other variables;

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  the amount and timing of operating expenses, including those related to the maintenance and expansion of our business, operations and infrastructure;

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  the timing and success of new solutions introduced by us or new offerings offered by our competitors;

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  the length of our sales cycles;

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  other changes in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic collaborators;

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  the timing of expenses related to the development of new products and technologies, including enhancements to our solutions;

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  the timing of commissions earned by our sales personnel;

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  our ability to manage our existing business and future growth, including increases in the number of customers on our platform;

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  the seasonality of our business;

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  the timing and expenses related to any international expansion efforts we may undertake and the success of such efforts;

  •
  various factors related to disruptions in our cloud-based infrastructure, defects in our solutions, privacy and data security and exchange rate fluctuations, each of which is described elsewhere in these risk factors; and

  •
  general economic, industry and market conditions.

        We believe that our quarterly revenue and operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

Perpetual license revenue is unpredictable and a material increase or decrease in perpetual license revenue from period-to-period can produce substantial variation in the total revenue we recognize in a given period.

        We generally recognize perpetual license revenue upon delivery of our solutions to the customer. The timing of sales of perpetual licenses is difficult to predict and, as a result, the timing of recognition of associated revenue is unpredictable. A material increase or decrease in the sale of perpetual licenses from period to period could produce substantial variation in the revenue we recognize. Accordingly, comparing our perpetual license revenue on a period-to-period basis may not be a meaningful indicator of a trend or future results.

Fluctuations in the exchange rate of foreign currencies could result in currency transactions losses.

        We currently do not invoice customers in foreign currency but may decide to do so in the future. We incur a portion of our operating expenses in Euros, British pounds sterling, Australian dollars and Canadian dollars, and in the future as we expand into other foreign countries, we expect to incur operating expenses in other foreign currencies. Any fluctuation in the exchange rate of these foreign currencies may negatively impact our business, financial condition and operating results. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets.

Changes in laws or regulations related to the Internet may diminish the demand for our solutions and could have a negative impact on our business.

        We deliver our cloud-based solutions through the Internet. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or on commerce conducted via the Internet. These laws or charges could limit the viability of Internet-based solutions such as ours and reduce the demand for our solutions.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

        Our solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Controls. Exports of our solutions must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including: the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular sale may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our solutions or changes in applicable export or import regulations may create delays in the introduction and sale of our solutions in international markets, prevent our customers with international operations from deploying our solutions or, in some cases, prevent the export or import of our solutions to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of our solutions, or in our decreased ability to export or sell our solutions to existing or potential customers with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions would likely adversely affect our business.

        Furthermore, we incorporate encryption technology into certain of our solutions. Various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solutions or could limit our customers' ability to implement our solutions in those countries. Encrypted solutions and the underlying technology may also be subject to export control restrictions. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export approval for our solutions, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our solutions, including with respect to new releases of our solutions, may create delays in the introduction of our solutions in international markets, prevent our customers with international operations from deploying our solutions throughout their globally-distributed systems or, in some cases, prevent the export of our solutions to some countries altogether.

        Moreover, U.S. export control laws and economic sanctions programs prohibit the shipment of certain products and services to countries, governments and persons that are subject to U.S. economic embargoes and trade sanctions. Even though we take precautions to prevent our solutions from being shipped or provided to U.S. sanctions targets, our solutions and services could be shipped to those targets or provided by third parties despite such precautions. Any such shipment could have negative consequences, including government investigations, penalties and reputational harm.

Our use of open source software could negatively affect our ability to sell our solutions and subject us to possible litigation.

        A portion of our technologies incorporate open source software, and we expect to continue to incorporate open source software in the future. Few of the licenses applicable to open source software have been interpreted by courts, and their application to the open source software integrated into our proprietary software may be uncertain. Moreover, we cannot provide assurance that we have not incorporated additional open source software in our software in a manner that is inconsistent with the terms of the license or our current policies and procedures. If we fail to comply with these licenses, we may be subject to certain requirements, including requirements that we offer our solutions that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. In addition, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming infringement due to the reliance by our solutions on certain open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our solutions.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and comply with Securities and Exchange Commission regulations and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with this offering, we intend to begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404(a) of the Sarbanes-Oxley Act of 2002, which will require annual management assessment of the effectiveness of our internal control over financial reporting. We may need additional finance and accounting personnel with certain skill sets to assist us with the reporting requirements we will encounter as a public company and to support our anticipated growth. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an "emerging growth company" as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. We will remain an "emerging growth company" for up to five years, although, we would cease to be an "emerging growth company" upon the earliest of (i) the first fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenue is $1 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a "large accelerated filer" as defined in the Securities Exchange Act of 1934.

        Implementing changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our solutions to new and existing customers.

We are an "emerging growth company," and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to (i) not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (iii) exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. We will incur additional expenses when we eventually are required to comply with the requirements applicable to a public company that is not an emerging growth company. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less-active trading market for our common stock and our stock price may be more volatile.

        Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourself of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may acquire other companies, which may divert our management's attention, result in additional dilution to our stockholders and consume resources that are necessary to sustain our business, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

        We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to conditions or approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close.

        An acquisition may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, the company's software is not easily adapted to work with ours or we have difficulty retaining the customers of the acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities. For one or more of those transactions, we may:

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  issue additional equity securities that would dilute our stockholders;

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  use cash that we may otherwise need in the future to operate our business;

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  incur debt on terms unfavorable to us or that we are unable to repay;

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  incur large charges or substantial liabilities;

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  encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

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  become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

        Any of these outcomes could harm our business and operating results.

The loss of key personnel or an inability to attract and retain highly skilled personnel may impair our ability to grow our business.

        We are highly dependent upon the continued service and performance of our senior management team and other key personnel. These key employees may terminate employment with us at any time with no advance notice. The replacement of these employees likely would involve significant time and costs, and the loss of these employees may significantly delay or prevent the achievement of our business objectives.

        We face intense competition for qualified individuals from numerous technology and software companies. If we fail to attract and retain suitably qualified individuals, including software engineers and sales personnel, our ability to implement our business plan and develop and maintain our solutions could be adversely affected. As a result, our ability to compete would decrease, our operating results would suffer and our revenue would decrease.

Unanticipated changes in our effective tax rate or challenges by tax authorities could harm our future results.

        We are subject to income taxes in the United States and various foreign jurisdictions. Our effective tax rate could be adversely affected by changes in the mix of our pre-tax earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses as a result of acquisitions, the valuation of deferred tax assets and liabilities, changes in federal, state or international tax laws and accounting principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. Increases in our effective tax rate would reduce our profitability or in some cases increase our losses.

        In addition, we may be subject to income tax audits by many tax jurisdictions throughout the world, many of which have not established clear guidance on the tax treatment of cloud-based companies. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our consolidated tax liability.

        We conduct integrated operations world-wide through subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between our subsidiaries and between our subsidiaries and us. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally require that transfer prices be the same as those between unrelated companies dealing at arms' length and that contemporaneous documentation is maintained to support the transfer prices. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms' length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Such reallocations may subject us to interest and penalties that would increase our consolidated tax liability and could adversely affect our financial condition, results of operations and cash flows.

If we fail to develop and maintain relationships with third parties, our business may be harmed.

        Our business depends in part on the development and maintenance of technology integration, joint sales and reseller relationships. Maintaining relationships with third parties requires significant time and resources, as does integrating third-party content and technology. Further, third parties may not perform as expected under any relationships that we may enter into, and we may have disagreements or disputes with third parties that could negatively affect our brand and reputation. If we are unsuccessful in establishing or maintaining relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results could suffer.

We use cloud-based services for critical business processes such as financial reporting and human resources, and our inability to access these systems or their inability to function as intended or as we expect them to function could harm our business.

        We use cloud-based services for critical business processes, such as human-capital management and payroll processing, processing, approval and payment of employee expense reports, and as our primary financial reporting and enterprise resource application system. If our vendors experience service impairments or outages, some of which may be related to third parties with which they partner, it may inhibit our ability to adhere to certain commitments we have made, both internally and externally, related to the delivery of financial information, including our reporting obligations as a public company, and, therefore, harm our business.

Risks Related to This Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to resell your shares of our common stock at or above our initial public offering price.

        Before this offering, there was no public trading market for our common stock. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. The initial public offering price of our common stock will be determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our common stock after the offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell. We cannot predict the prices at which our common stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

The market price of our common stock may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

        The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the initial public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

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  actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

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  price and volume fluctuations in the overall stock market from time to time;

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  significant volatility in the market price and trading volume of comparable companies;

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  changes in the market perception of Agile software development generally or in the effectiveness of our solutions in particular;

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  announcements of technological innovations, new products, strategic alliances or significant agreements by us or by our competitors;

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  litigation involving us;

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  investors' general perception of us;

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  changes in general economic, industry and market conditions and trends; and

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  recruitment or departure of key personnel.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. Because of the potential volatility of our stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.

We may need financing in the future, and any additional financing may result in restrictions on our operations or substantial dilution to our stockholders.

        We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures, acquire complementary businesses or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, reducing our product-development efforts or foregoing acquisitions. If we succeed in raising additional funds through the issuance of equity or convertible securities, it could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences, and privileges senior to those of the holders of our common stock. The terms of these securities, as well as any borrowings under our current loan and security agreement, could impose restrictions on our operations.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, if they publish negative evaluations of our stock, or if we fail to meet the expectations of analysts, the price of our stock and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluation of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline. Furthermore, if our operating results fail to meet analysts' expectations our stock price would likely decline.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders following this offering could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-up agreements described in the section titled "Underwriting." These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After the closing of this offering, we will have            shares of common stock outstanding based on the 5,288,567 shares of common stock outstanding at July 31, 2012 and assuming the conversion of all outstanding shares of preferred stock into 35,839,731 shares of common stock. This includes the            shares that we are selling in this offering, which may be resold in the public market immediately. The remaining            shares, or            % of our outstanding shares after this offering, are currently, and will be following the closing of this offering, restricted as a result of securities laws or lock-up agreements but will be able to be sold, subject to any applicable volume limitations under federal securities laws with respect to affiliate sales, in the near future.

        In addition, as of July 31, 2012, there were an additional            shares reserved for future issuance under our stock-based compensation plans that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended, or the Securities Act. Moreover, after this offering, holders of an aggregate of 35,839,731 shares of our common stock as of July 31, 2012, or certain of their transferees, and the holders of warrants to purchase 244,729 shares of our common stock, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our stock-based compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements and the restrictions imposed on our affiliates under Rule 144 under the Securities Act.

        Additionally, Barclays Capital Inc. and Deutsche Bank Securities Inc., on behalf of the underwriters, may with our consent, at any time with or without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at earlier dates. Sales of common stock by existing stockholders in the public market, the availability of these shares for sale, our issuance of securities or the perception that any of these events might occur could materially and adversely affect the market price of our common stock. In addition, the sale of these securities could impair our ability to raise capital through the sale of additional stock.

Purchasers in this offering will incur immediate and substantial dilution in the book value of their investment as a result of this offering.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution of $            per share, representing the difference between the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and our pro forma as adjusted net tangible book value per share after giving effect to this offering and the conversion of all outstanding shares of our preferred stock immediately prior to the closing of this offering. Moreover, we issued warrants and options in the past that allow their holders to acquire common stock at prices significantly below the assumed initial public offering price of $            per share. As of July 31, 2012, there were 465,129 shares subject to outstanding warrants with a weighted average exercise price of $0.98 per share and 4,640,782 shares subject to outstanding options with a weighted average exercise price of $1.42 per share. To the extent that these outstanding warrants or options are ultimately exercised, you will experience further dilution.

Our existing directors, executive officers and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

        After this offering, it is anticipated that, based on share ownership as of July 31, 2012, including shares issuable upon the exercise of outstanding options and warrants exercisable within 60 days of July 31, 2012, our directors, executive officers, principal stockholders and their affiliates will beneficially own or control, directly or indirectly, in the aggregate, approximately            % of our outstanding common stock, assuming no exercise of the underwriters' option to purchase additional shares of our common stock in this offering. As a result, these stockholders, if they act together, could have significant influence over the outcome of matters submitted to our stockholders for approval, including the election or removal of directors, any amendments to our certificate of incorporation or bylaws and any merger, consolidation or sale of all or substantially all of our assets, and over the management and affairs of our company. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, and might affect the market price of our common stock.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

        We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our existing loan and security agreement, which prohibits our payment of dividends on our capital stock without prior consent, and any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for working capital and other general corporate purposes, including financing our growth, which may, for example, include an increase in the pace of our international expansion or the expansion of our current business through acquisitions of or investments in complementary companies, products or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our Board of Directors or management and, therefore, depress the trading price of our common stock.

        Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may depress the market price of our common stock by acting to discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove members of our Board of Directors or our management. Our corporate governance documents include provisions:

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  establishing a classified board of directors with staggered three-year terms so that not all members of our Board of Directors are elected at one time;

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  providing that directors may be removed by stockholders only for cause;

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  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

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  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;

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  authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; and

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  limiting the liability of, and providing indemnification to, our directors and officers.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock from engaging in certain business combinations with us. Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

        The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Shares Eligible for Future Sale," contains forward-looking statements. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "will," "would" or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

  •
  our financial performance, including our revenue, costs, expenditures, growth rates, operating expenses and ability to generate positive cash flow to attain and sustain profitability;

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  the growth of demand for Agile software development;

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  expanding our relationships with our existing customers;

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  our ability to attract and retain customers;

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  our ability to adapt to changing market conditions and competition;

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  our ability to successfully enter new markets and manage our international expansion;

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  our ability to effectively manage our growth;

  •
  economic and financial conditions;

  •
  anticipated technology trends, such as the use of cloud-based software solutions;

  •
  the reliability of our third-party data centers;

  •
  our ability to adapt to technological change and continue to innovate;

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  our ability to integrate our solutions with other software applications;

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  our ability to maintain, protect and enhance our brand and intellectual property;

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  costs associated with defending intellectual property infringement and other claims;

  •
  our ability to attract and retain qualified employees and key personnel;

  •
  maintaining and expanding our relationships with third parties; and

  •
  other factors discussed in this prospectus in the sections titled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

        These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors." Moreover, we operate in a very competitive and rapidly-changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

 MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent data, research opinions and viewpoints published by Forrester Research, Inc., or Forrester, Gartner, Inc., or Gartner, International Data Corporation, or IDC, and The Standish Group International, Incorporated, or the Standish Group, on assumptions that we have made that are based on those and other similar sources and on our knowledge of the markets for our solutions. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

        The Gartner Report and Forrester Report described herein represent data, research opinions or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. and Forrester Research, Inc., respectively, and are not representations of fact. The Gartner Report and Forrester Report speak as of their respective original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report and Forrester Report are subject to change without notice.

        The sources of the industry and market data contained in this prospectus are provided below:

  (1)
  Forrester, The Forrester WaveTM: Agile Development Management Tools, Q2 2010, Dave West and Jeffrey S. Hammond, May 2010.

  (2)
  Gartner, Market Share: All Software Markets, Worldwide, 2011, Colleen Graham, et al, March 2012.

  (3)
  IDC, Worldwide Software as a Service 2011-2015 Forecast and 2010 Vendor Shares, Robert P. Mahowald, August 2011.

  (4)
  IDC, Worldwide Software Configuration Management 2012-2016 Forecast and 2011 Vendor Shares: Excellent Combined Growth as Multimodal Complexity Demands Governance, Melinda-Carol Ballou, June 2012.

  (5)
  IDC, Worldwide Automated Software Quality 2012-2016 Forecast: Multimodal Development with Mobile, Social, and Cloud Drives ASQ Growth, Melinda-Carol Ballou, June 2012.

  (6)
  IDC, Worldwide IT Project and Portfolio Management 2011-2015 Forecast and 2010 Vendor Shares: Leveraging Portfolio Management for Business Agility in the "New Normal," Melinda-Carol Ballou, August 2011.

  (7)
  IDC, Market Analysis Perspective: Application Lifecycle & Project Portfolio Management: Driving Quality, Change & Portfolio Strategies to Address Complexity, Melinda Ballou, December 2011.

  (8)
  The Standish Group, The CHAOS Manifesto: The Laws of CHAOS and the CHAOS 100 Best PM Practices, 2011.

        The content of the foregoing sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $             million, based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds would be approximately $            million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us of this offering by approximately $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds that we receive from this offering by approximately $            million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions.

        The principal purposes of this offering are to increase our financial flexibility, improve our visibility in the marketplace and create a public market for our common stock. We have not yet determined with any degree of certainty the manner in which we will allocate the net proceeds of this offering. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including investing in our data center infrastructure, expanding our sales force and increasing our international presence. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, products or technologies. While we have no current agreements, commitments or understandings for any specific material acquisitions at this time, we may use a portion of the net proceeds for these purposes.

        We will have broad discretion over the uses of the net proceeds from this offering. Pending the use of the proceeds from this offering as described above, we plan to invest the net proceeds in short-term, investment-grade interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper or obligations issued or guaranteed by the U.S. government.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will be dependent on a number of factors, including our operating results, capital requirements and overall financial condition and any other factors deemed relevant by our Board of Directors. In addition, the terms of our loan and security agreement with Square 1 Bank limit our ability to pay dividends.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of July 31, 2012, as follows:

  •
  on an actual basis;

  •
  on a pro forma basis, giving effect to (i) the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of common stock immediately prior to the closing of this offering, (ii) the reclassification of our preferred stock warrant liability to additional paid-in capital immediately prior to the closing of this offering and (iii) the filing of our amended and restated certificate of incorporation; and

  •
  on a pro forma as adjusted basis to further reflect the sale by us of            shares of common stock in this offering based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read the information in this table together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

	As of July 31, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (in thousands, except share and per share data)
Cash and cash equivalents	$19,710	$19,710	$

Preferred stock warrant liability	$1,599	$—		$—

Redeemable convertible preferred stock:
Series E convertible preferred stock, par value $0.0001 per share; 4,000,000 shares authorized, 3,883,496 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	19,882	—		—
Series D convertible preferred stock, par value $0.0001 per share; 5,619,851 shares authorized, 5,567,164 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	15,803	—		—
Series A-1 convertible preferred stock, par value $0.0001 per share; 8,524,941 shares authorized, 8,421,388 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	8,395	—		—
Series B convertible preferred stock, par value $0.0001 per share; 7,205,155 shares authorized, 7,091,479 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	7,957	—		—
Series C convertible preferred stock, par value $0.0001 per share; 11,328,227 shares authorized, 10,876,204 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	16,373	—		—

Total redeemable convertible preferred stock	68,410	—		—

	As of July 31, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (in thousands, except share and per share data)
Stockholders' equity (deficit):
Preferred stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, par value $0.0001 per share; 50,000,000 shares authorized, 5,288,567 shares issued and outstanding, actual; 200,000,000 shares authorized, 41,128,298 shares issued and outstanding, pro forma; and 200,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	1	4
Accumulated other comprehensive (loss)	(1)	(1)		(1)
Additional paid-in capital	1,622	71,628
Accumulated deficit	(68,730)	(68,730)		(68,730)

Total stockholders' equity (deficit)	(67,108)	2,901

Total capitalization	$2,901	$2,901	$

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $                    per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $       million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        The number of shares of common stock to be outstanding after this offering is based on 41,128,298 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of July 31, 2012, and excludes:

  •
  4,640,782 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 2012, at a weighted average exercise price of $1.42 per share;

  •
  121,002 shares of common stock issuable upon exercise of warrants to purchase shares of common stock outstanding as of July 31, 2012, at a weighted-average exercise price of $0.14 per share, which warrants will automatically "net exercise" immediately prior to the closing of this offering if not exercised prior thereto;

  •
  344,127 shares of common stock issuable upon exercise of warrants to purchase shares of our preferred stock outstanding as of July 31, 2012, at a weighted-average exercise price of $1.28 per share;

  •
  286,932 additional shares of common stock reserved as of July 31, 2012 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
                      additional shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering; and

  •
                      shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

        The pro forma net tangible book value of our common stock as of July 31, 2012 was $2.9 million, or $0.07 per share, based on 41,128,298 shares of common stock outstanding. Pro forma net tangible book value per share represents our total tangible assets (total assets less intangible assets) less our total liabilities, divided by the number of shares of outstanding common stock, after giving effect to (i) the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of common stock immediately prior to the closing of this offering and (ii) the reclassification of our preferred stock warrant liability to additional paid-in capital immediately prior to the closing of this offering.

        After giving effect to the receipt of the net proceeds from our sale of            shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of July 31, 2012 would have been $             million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to investors purchasing common stock in this offering.

        The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of July 31, 2012	$0.07
Increase in pro forma net tangible book value per share attributed to new investors purchasing shares from us in this offering

Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$

        Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $      per share and the dilution to new investors by $      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by approximately $      per share and the dilution to new investors by $      per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions.

        If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share of our common stock would be $       per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering would be $      per share of common stock.

        The following table summarizes as of July 31, 2012, on the pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing our common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%			100%

        The total number of shares of our common stock reflected in the discussion and tables above is based on 41,128,298 shares of our common stock (including preferred stock on an as converted basis) outstanding, as of July 31, 2012, and excludes:

  •
  4,640,782 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 2012, at a weighted average exercise price of $1.42 per share;

  •
  121,002 shares of common stock issuable upon exercise of warrants to purchase shares of common stock outstanding as of July 31, 2012, at a weighted average exercise price of $0.14 per share, which warrants will automatically "net exercise" immediately prior to the closing of this offering if not exercised prior thereto;

  •
  344,127 shares of common stock issuable upon exercise of warrants to purchase shares of our preferred stock outstanding as of July 31, 2012, at a weighted average exercise price of $1.28 per share;

  •
  286,932 additional shares of common stock reserved as of July 31, 2012 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
                      additional shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering; and

  •
                      shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering.

        To the extent that any outstanding stock options or warrants are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under our Amended and Restated 2002 Stock Option Plan as of July 31, 2012 and all outstanding warrants as of July 31, 2012 were exercised for cash, then our existing stockholders, including the holders of these options and warrants, would own        % and our new investors would own        % of the total number of shares of our common stock outstanding upon the closing of this offering, respectively. In such event, the total consideration paid by our existing stockholders, including the holders of these options and warrants, would be $             million, or        %, the total consideration paid by our new investors would be $             million, or        %, the average price per share paid by our existing stockholders would be $            and the average price per share paid by our new investors would be $            .

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of our future results and our results for the six months ended July 31, 2012 are not necessarily indicative of the results to be expected for the full fiscal year.

        The selected consolidated statements of operations data for the fiscal years ended January 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of January 31, 2011 and 2012 are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated balance sheet data as of January 31, 2010 is derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statements of operations data for the fiscal years ended January 31, 2008 and 2009 and the consolidated balance sheet data as of January 31, 2008 and 2009 are derived from our unaudited consolidated financial statements that are not included in this prospectus. The selected consolidated statements of operations data for the six months ended July 31, 2011 and 2012 and the consolidated balance sheet data as of July 31, 2012 are derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements.

	Fiscal Year Ended January 31,					Six Months Ended July 31,
	2008	2009	2010	2011	2012	2011	2012
	(unaudited)					(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$3,859	$7,811	$12,897	$19,902	$31,124	$13,843	$19,987
Perpetual license	—	111	1,334	4,260	3,546	2,160	3,018

Total product revenue	3,859	7,922	14,231	24,162	34,670	16,003	23,005
Professional services	2,126	3,152	4,142	5,548	6,655	3,676	3,600

Total revenue	5,985	11,074	18,373	29,710	41,325	19,679	26,605

Cost of revenue:
Product(1)	399	1,295	1,990	3,033	4,096	1,989	2,379
Professional services(1)	1,675	2,506	3,373	4,846	5,679	2,865	3,416

Total cost of revenue	2,074	3,801	5,363	7,879	9,775	4,854	5,795

Gross profit	3,911	7,273	13,010	21,831	31,550	14,825	20,810

Operating expenses:
Sales and marketing(1)	5,919	11,061	13,407	18,526	23,552	11,131	13,543
Research and development(1)	2,814	4,466	5,230	7,979	11,074	5,336	6,545
General and administrative(1)	2,277	4,012	3,875	5,074	8,170	3,226	4,869
Sublease termination income(2)	—	—	—	—	—	—	(839)

Total operating expenses	11,010	19,539	22,512	31,579	42,796	19,693	24,118

Loss from operations	(7,099)	(12,266)	(9,502)	(9,748)	(11,246)	(4,868)	(3,308)
Interest and other income (expense), net	(82)	(213)	(244)	(191)	(346)	(300)	(673)

Net loss	(7,181)	(12,479)	(9,746)	(9,939)	(11,592)	(5,168)	(3,981)
Preferred stock accretion	—	—	(67)	(81)	(22)	(22)	—
Preferred stock deemed dividend(3)	—	—	—	—	(762)	—	—

Net loss attributable to common stockholders	$(7,181)	$(12,479)	$(9,813)	$(10,020)	$(12,376)	$(5,190)	$(3,981)

Net loss per common share, basic and diluted(4)	$(4.54)	$(5.17)	$(3.18)	$(2.78)	$(2.65)	$(1.14)	$(0.78)

Weighted average common shares outstanding, basic and diluted(4)	1,580,283	2,411,500	3,085,962	3,610,442	4,678,414	4,563,502	5,071,276

Pro forma net loss per share (unaudited)(4)					$(0.29)		$(0.08)

Pro forma weighted average common shares used to compute pro forma net loss per share (unaudited)(4)					39,481,931		40,911,007

Key Metrics (unaudited):
Total paid seats(5)	11,777	28,841	49,883	79,375	116,899	100,849	144,040
Renewal rate(6)	137%	151%	129%	132%	129%	130%	126%

(1)
Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,					Six Months Ended July 31,
	2008	2009	2010	2011	2012	2011	2012
	(unaudited)					(unaudited)
	(in thousands)
Cost of product revenue	$3	$2	$5	$6	$10	$3	$7
Cost of professional services revenue	—	6	6	9	17	8	10
Sales and marketing	7	11	46	57	124	31	89
Research and development	10	21	48	56	93	29	65
General and administrative	10	22	66	65	324	29	263

	$30	$62	$171	$193	$568	$100	$434

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

(3)
In August 2011, we repurchased 377,812 shares of our preferred stock. The difference between the carrying value of the shares of preferred stock and their estimated fair value was deemed to be a dividend. See Note 8 of our consolidated financial statements for additional information.

(4)
See Note 12 of our consolidated financial statements for a discussion and reconciliation of historical and pro forma net loss attributable to common stockholders and weighted average common shares outstanding for historical and pro forma basic and diluted net loss per share calculations.

(5)
Represents the number of total paid seats at period end. We define a paid seat as a seat with a subscription or support contract as of the measurement date. In the case of a contract that allows a customer to provision an unlimited number of seats, total paid seats includes an estimate of the total number of seats to be provisioned during the term of the contract. Total paid seats as of July 31, 2012 includes a 6,000 seat upgrade pursuant to such a contract. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

(6)
Represents our renewal rate for the trailing twelve-month period ended as of the specified period end. We calculate our renewal rate by comparing the paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

	As of January 31,
						As of July 31, 2012
	2008	2009	2010	2011	2012
	(unaudited)					(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$283	$3,017	$15,906	$4,566	$19,452	$19,710
Working capital, excluding current deferred revenue	1,735	6,865	18,331	13,360	28,052	28,424
Total assets	3,961	9,641	24,043	20,458	35,472	38,826
Deferred revenue, current and long-term	4,377	7,685	12,423	18,338	25,109	29,458
Notes payable and capital lease obligations, current and long-term	2,624	264	2,973	132	31	10
Preferred stock warrant liability	—	396	436	591	925	1,599
Convertible preferred stock	16,265	33,062	49,051	49,131	68,410	68,410
Total stockholders' deficit	(20,550)	(33,121)	(42,662)	(52,133)	(63,671)	(67,108)

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains information with respect to our plans and strategy as well as forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus. The last day of our fiscal year is January 31. Our fiscal quarters end on April 30, July 31, October 31 and January 31. Throughout this management's discussion and analysis of financial condition and results of operations we may from time to time refer to fiscal years and the reference relates to the fiscal year end; for example, fiscal 2012 would represent the fiscal year that ended on January 31, 2012.

Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011.

        We were founded in 2001 and until 2004 our activities were primarily focused on research and development. In late 2004, we released our first commercial, cloud-based solution. Initially, we focused on the U.S. market, targeted small- and medium-sized businesses and sold our solutions primarily to software companies. Over time we have successfully grown our business by diversifying our customer base across numerous industry verticals and geographies and shifting our sales focus to enterprises. Concurrent with this change in customer composition, we began providing deployment flexibility with an on-premise option and three editions of our solutions, a free Community Edition, an Enterprise Edition and an Unlimited Edition. Since 2010, we have made significant investments in our sales force and broadened our solutions and international presence in response to the growing market opportunity for Agile management solutions. In December 2011, we introduced our Rally Portfolio Manager solution, which helped us to attract greater interest and drive adoption of our Unlimited Edition. As of July 31, 2012, we had over 1,000 customers with users around the world.

        Our operating results in a given period can fluctuate based on the mix of subscription and support, perpetual license and professional services revenue. In fiscal 2012, subscription and support revenue accounted for 75% of total revenue. Our subscription contracts are typically sold on a per-seat basis with a one-year term, paid upfront and provide us with revenue visibility over a number of quarters. We typically negotiate the total number of seats a customer is entitled to provision as part of their subscription, but these seats may not be fully utilized over the term of the agreement. However, we have recently, and may in the future, enter into multi-year contracts in which the fees are paid upfront and the customer is entitled to an unlimited number of seats. These contracts may lead to significant fluctuations in cash flow from operations and will positively impact cash flow from operations in the period in which the cash is received. To a lesser extent, we sell perpetual licenses, which are also paid upfront and include support agreements, which are one year in duration and entitle the customer to support and upgrades. In fiscal 2012, perpetual license revenue accounted for 9% of total revenue. We also offer professional services, which include training on Agile software development methodologies and the use of our solutions. In fiscal 2012, professional services accounted for 16% of total revenue.

        We employ a land-and-expand go-to-market strategy, which is designed to encourage adoption of our solutions by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units. We believe that our enterprise-level customers are underpenetrated and represent a significant growth opportunity for us to increase our seat count. Our growth has also been driven by selling to new customers, as Agile software development practices continue to be adopted and we invest in our sales and marketing efforts worldwide. During fiscal 2012, revenue from international customers accounted for 14% of total revenue and no customer accounted for more than 5% of our total revenue. We sell our solutions primarily through a direct sales force, both domestically and internationally.

        As we grow our business, we continue to face many challenges and risks. Specifically, our growth is dependent on the continued adoption of Agile software development techniques and investment in our business, including expanding our data center infrastructure capacity and sales and engineering teams, as well as continuing to grow our international presence. We might encounter difficulties growing our international presence if we are unable to localize our solutions and successfully compete with regional companies. Over time, as competition increases we expect to face pricing pressure. In addition, we offer volume price discounts based on the number of seats purchased. We may also experience seat downgrades that could negatively impact our total seat count. Seat downgrades occur for several reasons, including dissatisfaction with our prices or features relative to competitive offerings, reductions in our customers' spending levels, unused seats, limited adoption by a customer of our solutions or Agile practices, or departure of Agile users. Our strategic initiatives will require expenditure of capital and the attention of management and we may be unsuccessful as we execute on our growth plan.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. From fiscal 2011 to fiscal 2012, our total revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate. Our historical rates of revenue growth may not be sustainable. We expect to make significant expenditures to support and grow our business, including investing in our data center infrastructure, expanding our sales force and increasing our international presence. In addition, as a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. Furthermore, we may encounter unforeseen expenses, complications and other difficulties. We expect to incur losses for the foreseeable future and we may not be able to achieve or sustain profitability.

Key Metrics

        We regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

        Total paid seats.    We believe total paid seats are a key indicator of our market penetration, growth and future revenue. We define a paid seat as a seat with a subscription or support contract as of the measurement date. Our total paid seats were 49,883, 79,375 and 116,899 as of January 31, 2010, 2011 and 2012, respectively, and 144,040 as of July 31, 2012. In the case of a contract that allows a customer to provision an unlimited number of seats, total paid seats includes an estimate of the total number of seats to be provisioned during the term of the contract. Total paid seats as of July 31, 2012 includes a 6,000 seat upgrade pursuant to such a contract with an existing enterprise customer entered into in July 2012.

        Renewal rate.    We believe our renewal rate is an important metric to measure the long-term value of customer agreements and our ability to upsell or expand in our existing customer base. We calculate our renewal rate by comparing the paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For fiscal 2010, 2011 and 2012, the renewal rate was 129%, 132% and 129%, respectively. For the twelve months ended July 31, 2012, the renewal rate was 126%.

Components of Operating Results

Revenue

        Subscription and support revenue.    We derive our subscription revenue from fees paid to us by our customers for access to our cloud-based solutions. We recognize the revenue associated with subscription agreements ratably on a straight-line basis over the term of the agreement, provided all criteria required for revenue recognition have been met.

        Our support revenue consists of maintenance associated with our perpetual licenses and hosting fees paid to us by our customers. Typically, when purchasing a perpetual license, a customer also purchases maintenance for which we charge a fee, priced as a percentage of the perpetual license fee. Maintenance agreements include the right to support and unspecified product upgrades. We recognize the revenue associated with maintenance ratably, on a straight-line basis, over the term of the contract. In limited instances, at the customer's option, we may host the software purchased by a customer under a perpetual license on systems at our third-party data centers. For hosting, we charge a fee, priced as a percentage of the perpetual license fee, and we recognize the revenue associated with hosting ratably on a straight-line basis over the associated hosting period.

        Perpetual license revenue.    Perpetual license revenue reflects the revenue recognized from sales of perpetual licenses to new customers and additional licenses to existing customers. We generally recognize the license fee portion of the arrangement upfront, provided all revenue recognition criteria are satisfied.

        Professional services revenue.    Professional services revenue consists primarily of fees related to the instruction of customers in Agile software development methodologies and training on our solutions as well as reimbursable expenses. We generally recognize the revenue associated with these professional services on a time-and-materials basis as we deliver the services or provide the training to our customers.

Cost of Revenue

        Cost of product revenue.    Cost of product revenue consists primarily of personnel and related costs of our support and operations teams, including salaries, benefits, bonuses, payroll taxes, stock-based compensation and allocated overhead, as well as software license fees, hosting costs, Internet connectivity and depreciation expenses directly related to delivering our solutions. As we add data center capacity and support personnel in advance of anticipated growth, our cost of product revenue will increase and if such anticipated revenue growth does not occur, our product gross profit will be adversely affected. Our cost of product revenue is generally expensed as the costs are incurred.

        Cost of professional services revenue.    Cost of professional services revenue consists primarily of personnel and related costs, including salaries, benefits, bonuses, payroll taxes, stock-based compensation, the costs of contracted third-party vendors, reimbursable expenses and allocated overhead. As most of our personnel are employed on a full-time basis, our cost of professional services is largely fixed in the short-term, while our professional services revenue may fluctuate, leading to fluctuations in professional services gross profit. Our cost of professional services revenue is generally expensed as costs are incurred.

Operating Expenses

        Our operating expenses are classified into three categories: sales and marketing, research and development and general and administrative. For each category, the largest expense component is personnel and related costs, which includes salaries, employee benefit costs, bonuses, commissions, stock-based compensation and payroll taxes. Operating expenses also include allocated overhead costs for facilities and depreciation of equipment, which are allocated to each department based on relative department headcount. Operating expenses are generally recognized as incurred.

        Sales and marketing.    Sales and marketing expenses primarily consist of personnel and related costs for our sales and marketing staff, including salaries, benefits, commissions, bonuses, payroll taxes, stock-based compensation and costs of promotional events, corporate communications, online marketing, product marketing and other brand-building activities, in addition to allocated overhead. We expense sales commissions when the initial customer contract is signed and upon any renewal as our obligation to pay a sales commission arises at these times. We expect that sales and marketing expenses will continue to increase in absolute dollars, partially as a result of our international expansion, and will continue to be the largest expense component of our operating expenses. However, we expect sales and marketing expenses to be relatively constant as a percentage of revenue in the near term.

        Research and development.    Research and development expenses primarily consist of personnel and related costs of our research and development staff, including salaries, benefits, bonuses, payroll taxes, stock-based compensation and costs of certain third-party contractors, as well as allocated overhead. Research and development costs related to the development of our software products are generally expensed as incurred as development costs that have qualified for capitalization are not significant. We have devoted our product development efforts primarily to enhancing the functionality and expanding the capabilities of our solutions. We expect that our research and development expenses will continue to increase in absolute dollars as we increase our research and development headcount to further strengthen and enhance our solutions.

        General and administrative.    General and administrative expenses primarily consist of personnel and related costs for our executive, administrative, finance, information technology, legal, accounting and human resource staffs, including salaries, benefits, bonuses, payroll taxes and stock-based compensation, professional fees, other corporate expenses and allocated overhead. We have recently incurred, and expect to continue to incur, additional expenses as we grow our operations and prepare to operate as a public company, including higher legal, corporate insurance, accounting and auditing expenses, and the additional costs of enhancing and maintaining our internal control environment through the adoption of new corporate policies. We also expect that general and administrative expenses will continue to increase in absolute dollars as we expand our operations, including internationally.

Other Income (Expense)

        Other income (expense) consists primarily of interest income on our cash balances, changes in the estimated fair value of our preferred stock warrants, which are recorded as interest expense because the warrants were issued in conjunction with debt facilities, interest expense on outstanding debt and foreign exchange gains (losses) that relate to expenses and transactions denominated in currencies other than our functional currency. Our functional currency is the U.S. dollar.

Provision for Income Taxes

        Because we have generated net losses in all periods to date and recorded a full valuation allowance against our deferred tax assets, we have historically not recorded a provision for federal or state income taxes. Foreign income taxes have not been material. Realization of any of our deferred tax assets depends upon future earnings, the timing and amount of which are uncertain. Utilization of our net operating losses may be subject to annual limitations due to the ownership change rules under the Internal Revenue Code of 1986, as amended, and similar state provisions. We completed an analysis covering the period through fiscal 2012 to determine whether an ownership change had occurred since our inception. The analysis indicated that although an ownership change had occurred in 2003, the net operating losses and research and development credits remained available to offset future taxable income, if any. However, in the event we have subsequent changes in ownership, including as a result of this offering, the availability of net operating losses and research and development credit carryovers could be limited.

Results of Operations

        The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods, and the results for the first six months of fiscal 2013 are not necessarily indicative of results to be expected for the full year or for any other period.

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$12,897	$19,902	$31,124	$13,843	$19,987
Perpetual license	1,334	4,260	3,546	2,160	3,018

Total product revenue	14,231	24,162	34,670	16,003	23,005
Professional services	4,142	5,548	6,655	3,676	3,600

Total revenue	18,373	29,710	41,325	19,679	26,605

Cost of revenue:
Product	1,990	3,033	4,096	1,989	2,379
Professional services	3,373	4,846	5,679	2,865	3,416

Total cost of revenue	5,363	7,879	9,775	4,854	5,795

Gross profit	13,010	21,831	31,550	14,825	20,810

Operating expenses:
Sales and marketing	13,407	18,526	23,552	11,131	13,543
Research and development	5,230	7,979	11,074	5,336	6,545
General and administrative	3,875	5,074	8,170	3,226	4,869
Sublease termination income	—	—	—	—	(839)

Total operating expenses	22,512	31,579	42,796	19,693	24,118

Loss from operations	(9,502)	(9,748)	(11,246)	(4,868)	(3,308)
Other (expense) income:
Interest and other income	9	72	53	46	31
Interest expense	(233)	(251)	(349)	(308)	(676)
Loss on foreign currency transactions and other gain (loss)	(20)	(12)	(50)	(38)	(28)

Net loss	$(9,746)	$(9,939)	$(11,592)	$(5,168)	$(3,981)

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
	(as a percentage of total revenue)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	70%	67%	75%	70%	75%
Perpetual license	7	14	9	11	11

Total product revenue	77	81	84	81	86
Professional services	23	19	16	19	14

Total revenue	100	100	100	100	100

Cost of revenue:
Product	11	10	10	10	9
Professional services	18	16	14	15	13

Total cost of revenue	29	26	24	25	22

Gross profit	71	74	76	75	78

Operating expenses:
Sales and marketing	73	63	57	57	51
Research and development	29	27	26	27	25
General and administrative	21	17	20	16	18
Sublease termination income	—	—	—	—	(3)

Total operating expenses	123	107	103	100	91

Loss from operations	(52)	(33)	(27)	(25)	(13)
Other (expense) income:
Interest and other income	—	—	—	—	—
Interest expense	(1)	(1)	(1)	(2)	(3)
Loss on foreign currency transactions and other gain (loss)	—	—	—	—	—

Net loss	(53)%	(34)%	(28)%	(27)%	(16)%

Comparison of Six Months Ended July 31, 2011 and July 31, 2012

Revenue

	Six Months Ended July 31,
			% Change
	2011	2012
	(dollars in thousands)
Revenue:
Subscription and support	$13,843	$19,987	44%
Perpetual license	2,160	3,018	40%

Total product revenue	16,003	23,005	44%
Professional services	3,676	3,600	(2)%

Total revenue	$19,679	$26,605	35%

Percentage of revenue:
Subscription and support	70%	75%
Perpetual license	11	11

Total product revenue	81	86
Professional services	19	14

Total	100%	100%

        Total revenue increased $6.9 million from the six months ended July 31, 2011 to the six months ended July 31, 2012, primarily due to the increase in subscription and support revenue of $6.1 million. Of the total increase in subscription and support revenue, approximately $1.8 million, or 29%, represented revenue from new customers acquired after July 31, 2011, and approximately $4.3 million, or 71%, represented revenue from existing customers at or prior to July 31, 2011. The increase in revenue from existing customers was due primarily to sales of additional seats. Although the amount of perpetual license revenue increased in terms of absolute dollars, its percentage of total revenue was flat. Professional services revenue was generally flat in terms of absolute dollars and decreased as a percentage of total revenue.

Cost of Revenue

	Six Months Ended July 31,
			% Change
	2011	2012
	(dollars in thousands)
Cost of revenue:
Product	$1,989	$2,379	20%
Professional services	2,865	3,416	19%

Total cost of revenue	$4,854	$5,795	19%

Gross profit:
Product	88%	90%
Professional services	22%	5%
Total gross profit	75%	78%

        Total cost of revenue increased $0.9 million from the six months ended July 31, 2011 to the six months ended July 31, 2012. The increase was primarily due to an increase of $0.5 million in personnel and related expenses.

Operating Expenses

Sales and Marketing

	Six Months Ended July 31,
			% Change
	2011	2012
	(dollars in thousands)
Sales and marketing	$11,131	$13,543	22%
Percentage of total revenue	57%	51%

        Sales and marketing expenses increased $2.4 million from the six months ended July 31, 2011 to the six months ended July 31, 2012 primarily due to a $1.7 million increase in personnel and related expenses. As of July 31, 2011, our international presence was limited to our United Kingdom office and we had incurred a relatively small amount of expenses associated with opening an office in Australia. By July 31, 2012, we had opened additional sales offices in Australia and in the Netherlands and had incurred expenses associated with establishing operations in Canada.

Research and Development

	Six Months Ended July 31,
			% Change
	2011	2012
	(dollars in thousands)
Research and development	$5,336	$6,545	23%
Percentage of total revenue	27%	25%

        Research and development expenses increased $1.2 million from the six months ended July 31, 2011 to the six months ended July 31, 2012, primarily due to a $1.0 million increase in personnel and related expenses as we hired additional software engineers to add new features and functionality to our solutions.

General and Administrative

	Six Months Ended July 31,
			% Change
	2011	2012
	(dollars in thousands)
General and administrative	$3,226	$4,869	51%
Percentage of total revenue	16%	18%

        General and administrative expenses increased $1.6 million from the six months ended July 31, 2011 to the six months ended July 31, 2012 primarily due to a $1.1 million increase in personnel and related expenses as we hired employees to support our growth and our anticipated transition from a private company to a public company.

Other (Expense) Income

	Six Months Ended July 31,
	2011	2012
	(dollars in thousands)
Other (expense) income:
Interest and other income	$46	$31
Interest expense	(308)	(676)
Loss on foreign currency transactions and other gain (loss)	(38)	(28)

Total	$(300)	$(673)

        Other (expense) income increased by $0.4 million primarily due to additional interest expense associated with our preferred stock warrants.

Comparison of Fiscal Years Ended January 31, 2010, 2011 and 2012

Revenue

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Revenue:
Subscription and support	$12,897	$19,902	$31,124	54%	56%
Perpetual license	1,334	4,260	3,546	219%	(17)%

Total product revenue	14,231	24,162	34,670	70%	43%
Professional services	4,142	5,548	6,655	34%	20%

Total revenue	$18,373	$29,710	$41,325	62%	39%

Percentage of revenue:
Subscription and support	70%	67%	75%
Perpetual license	7	14	9

Total product revenue	77	81	84
Professional services	23	19	16

Total	100%	100%	100%

        Subscription and support revenue increased by $11.2 million from fiscal 2011 to fiscal 2012. Of the total increase in subscription and support revenue, approximately $2.5 million, or 22%, represented revenue from new customers acquired after January 31, 2011, and approximately $8.7 million, or 78%, represented revenue from existing customers at or prior to January 31, 2011. The increase in revenue from existing customers was due primarily to sales of additional seats.

        Subscription and support revenue increased $7.0 million from fiscal 2010 to fiscal 2011. Of the total increase in subscription and support revenue, approximately $1.9 million, or 27%, represented revenue from new customers acquired after January 31, 2010, and approximately $5.1 million, or 73%, represented revenue from existing customers at or prior to January 31, 2010. The increase in revenue from existing customers was due primarily to sales of additional seats.

        Perpetual license revenue decreased by $0.7 million from fiscal 2011 to fiscal 2012. In fiscal 2012, we decreased our sales organization's focus on selling perpetual licenses and also increased our prices for perpetual licenses, which contributed to the decrease in overall perpetual license sales.

        Perpetual license revenue increased by $2.9 million from fiscal 2010 to fiscal 2011. Although the same number of customers purchased perpetual licenses in fiscal 2010 and 2011, the customers that purchased perpetual licenses in 2011 purchased, in the aggregate, a greater number of seats.

        Professional services revenue increased $1.1 million from fiscal 2011 to fiscal 2012. In fiscal 2012, we continued to increase our professional services and capabilities related to Agile software development methodologies. In addition, we increased our product related training with the goal of enhancing our customers' knowledge and use of our solutions.

        Professional services revenue increased $1.4 million from fiscal 2010 to fiscal 2011. The increase was driven by higher demand for our services to help companies implement Agile software development methodologies.

Cost of Revenue

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Cost of revenue:
Product	$1,990	$3,033	$4,096	52%	35%
Professional services	3,373	4,846	5,679	44%	17%

Total cost of revenue	$5,363	$7,879	$9,775

Gross profit:
Product	86%	87%	88%
Professional services	19%	13%	15%
Total gross profit	71%	74%	76%

        Cost of product revenue increased $1.1 million from fiscal 2011 to fiscal 2012. The increase was primarily comprised of a $0.5 million increase in personnel and related expenses and a $0.4 million increase in licenses and permits related to additional software licenses as a result of the increase in the number of paid seats.

        Cost of product revenue increased $1.0 million from fiscal 2010 to fiscal 2011. The increase was primarily comprised of a $0.4 million increase in depreciation expense as a result of large computer equipment and software purchases in fiscal 2011 and a $0.3 million increase in personnel and related expenses.

        Cost of professional services revenue increased $0.8 million from fiscal 2011 to fiscal 2012 primarily due to an increase of $0.6 million in personnel and related expenses.

        Cost of professional services revenue increased $1.5 million from fiscal 2010 to fiscal 2011 primarily due to an increase of $1.1 million in personnel and related expenses.

Operating Expenses

Sales and Marketing

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Sales and marketing	$13,407	$18,526	$23,552	38%	27%
Percentage of total revenue	73%	62%	57%

        Sales and marketing expenses increased $5.0 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $4.0 million in personnel and related expenses. We also incurred $0.6 million of increased marketing costs paid to outside third parties to supplement our internal marketing team. Travel and entertainment expenses increased $0.4 million as a result of our larger sales and marketing teams and an increase in travel related to our international expansion and an increased number of marketing events.

        Sales and marketing expenses increased $5.1 million from fiscal 2010 to fiscal 2011. The increase was primarily due to an increase of $4.1 million in personnel and related expenses. We also incurred $0.6 million of increased marketing expenses, mainly in the form of sponsorships and marketing events. Travel and entertainment expenses increased $0.3 million as a result of our larger sales and marketing teams and an increase in travel related to our international expansion and an increased number of marketing events.

Research and Development

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Research and development	$5,230	$7,979	$11,074	53%	39%
Percentage of total revenue	29%	27%	27%

        Research and development expenses increased $3.1 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $2.8 million in personnel and related expenses to enhance existing solutions and add new functionality to our solutions.

        Research and development expenses increased $2.7 million from fiscal 2010 to fiscal 2011. This increase was primarily due to an increase of $2.1 million in personnel and related expenses to enhance existing solutions and add new functionality to our solutions.

General and Administrative

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
General and administrative	$3,875	$5,074	$8,170	31%	61%
Percentage of total revenue	21%	17%	20%

        General and administrative expenses increased $3.1 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $1.8 million in personnel and related expenses. Professional fees also increased $0.8 million for accounting, audit, legal and tax services incurred as a result of our growth, the change in our year-end and changes we made in anticipation of becoming a public company.

        General and administrative expenses increased $1.2 million from fiscal 2010 to fiscal 2011. The increase was primarily due to an increase of $0.6 million in personnel and related expenses. Professional fees increased $0.2 million for accounting, audit, legal and tax services due to our growth.

Other (Expense) Income

	Fiscal Year Ended January 31,
	2010	2011	2012
	(dollars in thousands)
Other (expense) income
Interest and other income	$9	$72	$53
Interest expense	(233)	(251)	(349)
Loss on foreign currency transactions and other gain (loss)	(20)	(12)	(50)

Total	$(244)	$(191)	$(346)

        Other (expense) income increased $0.2 million from fiscal 2011 to fiscal 2012. This increase was due to an increase in interest expense related to our preferred stock warrants.

        Other (expenses) income decreased $0.1 million from fiscal 2010 to fiscal 2011. The decrease was attributable to a tax rebate of $0.1 million that partially offset other expenses in fiscal 2011 and did not exist in 2010.

Quarterly Results of Operations

        The following tables set forth selected unaudited quarterly statements of operations data for the last ten fiscal quarters, as well as the percentage of total revenue that each line item represents. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of operating results for future periods.

	Quarter Ended
	April 30, 2010	July 31, 2010	Oct. 31, 2010	Jan. 31, 2011	April 30, 2011	July 31, 2011	Oct. 31 2011	Jan. 31, 2012	April 30, 2012	July 31, 2012
	(unaudited) (in thousands)
Revenue:
Subscription and support	$4,165	$4,699	$5,263	$5,775	$6,462	$7,382	$8,371	$8,910	$9,530	$10,457
Perpetual license	1,403	447	942	1,468	1,440	720	604	782	1,611	1,407

Total product revenue	5,568	5,146	6,205	7,243	7,902	8,102	8,975	9,692	11,141	11,864
Professional services	1,352	1,310	1,322	1,564	1,806	1,870	1,415	1,563	1,837	1,763

Total revenue	6,920	6,456	7,527	8,807	9,708	9,972	10,390	11,255	12,978	13,627

Cost of revenue:
Product	675	785	790	784	923	1,066	1,062	1,045	1,153	1,226
Professional services	1,102	1,240	1,216	1,288	1,402	1,464	1,426	1,387	1,586	1,830

Total cost of revenue	1,777	2,025	2,006	2,072	2,325	2,530	2,488	2,432	2,739	3,056

Gross profit	5,143	4,431	5,521	6,735	7,383	7,442	7,902	8,823	10,239	10,571

Operating expenses:
Sales and marketing	3,932	4,359	4,654	5,581	5,656	5,475	5,930	6,491	7,005	6,537
Research and development	1,540	1,887	2,164	2,387	2,508	2,828	2,836	2,901	3,041	3,505
General and administrative	1,134	1,283	1,344	1,312	1,571	1,655	2,699(1)	2,245	2,302	2,567
Sublease termination income(2)	—	—	—	—	—	—	—	—	(839)	—

Total operating expenses	6,606	7,529	8,162	9,280	9,735	9,958	11,465	11,637	11,509	12,609

Loss from operations	(1,463)	(3,098)	(2,641)	(2,545)	(2,352)	(2,516)	(3,563)	(2,814)	(1,270)	(2,038)
Other (expense) income:
Interest expense	(69)	(55)	(54)	(74)	(236)	(73)	(22)	(19)	(438)	(237)
Other (expense) income and (losses) gains	(6)	46	(6)	26	(30)	39	(5)	(1)	(13)	15

Net loss	$(1,538)	$(3,107)	$(2,701)	$(2,593)	$(2,618)	$(2,550)	$(3,590)	$(2,834)	$(1,721)	$(2,260)

	Quarter Ended
	April 30, 2010	July 31, 2010	Oct. 31, 2010	Jan. 31, 2011	April 30, 2011	July 31, 2011	Oct. 31 2011	Jan. 31, 2012	April 30, 2012	July 31, 2012
	(as a percentage of total revenue)
Revenue:
Subscription and support	60%	73%	70%	66%	67%	74%	81%	79%	73%	77%
Perpetual license	20	7	13	17	15	7	6	7	13	10

Total product revenue	80	80	83	83	82	81	87	86	86	87
Professional services	20	20	17	17	18	19	13	14	14	13

Total revenue	100	100	100	100	100	100	100	100	100	100

Cost of revenue:
Product	10	12	11	9	10	11	10	9	9	9
Professional services	16	19	16	14	14	14	14	13	12	13

Total cost of revenue	26	31	27	23	24	25	24	22	21	22

Gross profit	74	69	73	77	76	75	76	78	79	78

Operating expenses:
Sales and marketing	57	68	62	63	58	55	57	57	54	48
Research and development	22	29	29	27	26	28	28	26	23	26
General and administrative	16	20	17	15	16	17	26 (1)	20	18	19
Sublease termination income(2)	—	—	—	—	—	—	—	—	(6)	—

Total operating expenses	95	117	108	105	100	100	110	103	89	93

Loss from operations	(21)	(48)	(35)	(28)	(24)	(25)	(34)	(25)	(10)	(15)
Other (expense) income:
Interest expense	(1)	(1)	(1)	(1)	(3)	(1)	—	—	(3)	(2)
Other (expense) income and (losses) gains	—	1	—	—	—	—	—	—	—	—

Net loss	(22)%	(48)%	(36)%	(29)%	(27)%	(26)%	(35)%	(25)%	(13)%	(17)%

(1)
The increase related primarily to the timing of certain audit and consulting fees incurred as a result of the change in our fiscal year-end as well as compensation expense of $0.3 million relating to the repurchase in August 2011 of shares of preferred stock from our executive officers. See the section titled "Certain Relationships and Related Party Transactions—Stock Repurchases" for additional information.

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

Seasonality and Quarterly Trends

        Our customers tend to follow budgeting cycles, buying solutions at the beginning and end of a calendar year. We tend to experience some seasonality associated with bookings, perpetual license revenue and cash flow from operations in the first and fourth quarters of each fiscal year. Our cash flow from operations has historically been higher in the first quarter of each fiscal year than in other quarters. We generally do not experience seasonality associated with subscription and support revenue due to the fact we recognize subscription and support revenue over the term of the contract or support period.

Liquidity and Capital Resources

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$(5,340)	$(5,743)	$(1,704)	$486	$1,367
Net cash used in investing activities	(368)	(3,060)	(1,925)	(1,418)	(1,119)
Net cash provided by (used in) financing activities	18,597	(2,537)	18,515	19,853	10

Net increase (decrease) in cash and cash equivalents	$12,889	$(11,340)	$14,886	$18,921	$258

	As of January 31,			As of July 31,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Cash and cash equivalents	$15,906	$4,566	$19,452	$23,487	$19,710

        To date, we have financed our operations primarily through sales of our capital stock, and to a lesser extent, borrowing on our credit facilities.

        At July 31, 2012, our cash and cash equivalents of $19.7 million were held for working capital purposes. We believe that our existing cash and cash equivalents and the amount available pursuant to our credit facilities will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, particularly internationally, and the introduction of new and enhanced solutions and professional service offerings. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition could be adversely affected.

Loan and Security Agreement

        We have a loan and security agreement with Square 1 Bank with a maximum borrowing availability of $12.0 million, of which $3.0 million is available for our corporate credit card line and letters of credit. Our loan and security agreement matures in February 2013. At July 31, 2012, the amount available under the loan and security agreement, considering the borrowing base calculation, was $9.3 million. At July 31, 2012, we had a letter of credit outstanding for $2.5 million that reduced the amount available pursuant to the revolving line of credit to $6.8 million. The letter of credit represents the security deposit associated with the ten-year operating lease commitment we executed in the first quarter of fiscal 2013.

        Other than the outstanding letter of credit that has the loan and security agreement as collateral, no amounts were outstanding on the loan and security agreement as of January 31, 2012 and July 31, 2012. Advances under the loan and security agreement bear interest at the prime rate then in effect plus 3.00%, with a floor of 5.25%.

        The loan is secured by substantially all of our assets and includes a restriction on our ability to pledge our intellectual property. The loan and security agreement includes financial covenants and other customary affirmative and negative covenants. The primary financial covenant is an adjusted quick ratio. The adjusted quick ratio is defined as the cash at the bank plus accounts receivable less than 90 days old from invoice date as compared to current liabilities excluding deferred revenue. We must maintain an adjusted quick ratio of at least 1.10 to 1.00. Other restrictive covenants under the loan and security agreement include covenants with respect to creating liens on our assets, incurring additional debt, paying dividends or making other distributions, making investments, consummating certain mergers or acquisitions, making payments on subordinate debt, entering into certain transactions with affiliates, transferring funds to other financial institutions and effecting sales or other dispositions of our assets or business without the prior consent of Square 1 Bank. We were in compliance with our covenants as of July 31, 2012. The loan and security agreement also contains usual and customary events of default (subject to certain threshold amounts and grace periods) on the occurrence of events such as nonpayment of amounts due under the loan and security agreement, violation of the restrictive covenants referred to above, violation of other contractual provisions, a material adverse change in our business, attachment of our assets, our insolvency or certain other events.

Components of Liquidity and Capital Resources

Operating Activities

        For the six months ended July 31, 2012, cash provided by operating activities was $1.4 million, which reflects our net loss of $4.0 million, adjusted by non-cash charges of $1.2 million consisting primarily of $0.4 million for stock-based compensation, $0.7 million for the change in valuation of preferred stock warrants, and $0.9 million for depreciation and amortization, partially offset by $0.8 million in non-cash income related to the early termination of our sublease. Sources of cash inflows were from fluctuations in our working capital of $4.2 million. The fluctuations in our working capital were primarily attributable to an increase in accounts receivable and deferred revenue as a result of an increase in sales and an increase in deferred rent expense primarily due to an $0.8 million lease incentive payment we received in connection with entering into our new ten-year lease for our corporate headquarters. Our days sales outstanding were 74 days at July 31, 2012 compared to 66 days at January 31, 2012. Reflected in the increase in deferred revenue as well as accounts receivable and, therefore, in days sales outstanding, is a new $5.4 million multi-year subscription we entered into with an existing enterprise customer in July 2012.

        For the six months ended July 31, 2011, cash provided by operating activities was $0.5 million, which reflects our net loss of $5.2 million, adjusted by non-cash charges of $1.3 million consisting primarily of $0.1 million for stock-based compensation, $0.9 million for depreciation and amortization and $0.3 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $4.3 million. The fluctuations in our working capital were primarily attributable to a decrease in accounts receivable with cash receipts exceeding sales during the period and an increase in deferred revenue as a result of new sales. Our days sales outstanding were 76 days at July 31, 2011 compared to 68 days at January 31, 2011.

        For fiscal 2012, cash used in operating activities was $1.7 million, which reflects our net loss of $11.6 million, adjusted by non-cash charges of $2.9 million consisting primarily of $0.6 million for stock-based compensation, $1.9 million for depreciation and amortization, $0.1 million for a non-cash charitable contribution and $0.3 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $7.0 million. The fluctuations in our working capital were primarily attributable to an increase in accounts receivable with a correspondingly larger increase in deferred revenue as a result of new sales. Our days sales outstanding were 66 days at January 31, 2012 compared to 68 days at January 31, 2011.

        For fiscal 2011, cash used in operating activities was $5.7 million, which reflects our net loss of $9.9 million, adjusted by non-cash charges of $1.5 million consisting primarily of $0.2 million for stock-based compensation, $1.1 million for depreciation and amortization, and $0.2 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $2.7 million. The fluctuations in our working capital were primarily attributable to an increase in accounts receivable with a correspondingly larger increase in deferred revenue as a result of new sales. Our days sales outstanding were 68 days at January 31, 2011 compared to 75 days at January 31, 2010.

        For fiscal 2010, cash used in operating activities was $5.3 million, which reflects our net loss of $9.7 million, adjusted by non-cash charges of $0.8 million consisting primarily of $0.5 million for depreciation and amortization, $0.2 million for stock-based compensation, and $0.1 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $3.6 million. The fluctuations in our working capital were primarily attributable to an increase in accounts receivable with a correspondingly larger increase in deferred revenue as a result of new sales. Our days sales outstanding were 75 days at January 31, 2010 compared to 80 days at January 31, 2009.

        A significant portion of our subscription renewals are invoiced in December and January of each year, which under our typical customer payment terms generally creates positive cash flow from operations in the first quarter of each fiscal year, which is, in turn, historically offset in subsequent quarters, resulting in cash used in operations for the full fiscal year. Although historically cash flow from operations has been negative in the second quarter through the fourth quarter of a fiscal year, we generated $0.1 million in cash flow from operations in the second quarter of fiscal 2013. Our cash used in operations remained relatively flat from fiscal 2010 to fiscal 2011 and improved by $4.0 million from fiscal 2011 to fiscal 2012. Our headcount increased from 155 at the end of fiscal 2010 to 232 at the end of fiscal 2011 to 285 at the end of fiscal 2012. Our headcount at July 31, 2012 was 314. We expect to continue with investments in headcount and our ability to generate positive cash flow from operations for a full fiscal year will depend on revenue and the resulting cash receipts increasing at a rate that is faster than our on-going investment in personnel, facilities and our systems.

Investing Activities

        Our investing activities consist primarily of capital expenditures to purchase computer equipment and software, furniture and fixtures as well as leasehold improvements and a business combination that took place in fiscal 2011. In the future, we expect to continue to invest in capital expenditures to support our expanding operations and seek complimentary, accretive acquisitions.

        During the six months ended July 31, 2012, cash used in investing activities of $1.1 million was attributable to capital expenditures for computer hardware primarily to support our increase in headcount during the period and data center hardware to support our growth during the period and the acquisition of Agile Advantage, Inc.

        During the six months ended July 31, 2011, cash used in investing activities of $1.4 million was attributable to capital expenditures for hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount and our move into our new corporate office. We received a payment from our sub-landlord to reimburse us for leasehold improvements expenditures that we incurred, which is classified within cash flow from operating activities.

        During fiscal 2012, cash used in investing activities of $1.9 million was attributable to capital expenditures for hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount and our move into our new corporate office. We received a payment from our sub-landlord to reimburse us for leasehold improvements expenditures that we incurred, which is classified within cash flow from operations.

        During fiscal 2011, cash used in investing activities of $3.1 million was attributable to $2.8 million in capital expenditures related to hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount, our move into our new corporate office and $0.3 million in purchase consideration related to a business combination.

        During fiscal 2010, cash used in investing activities of $0.4 million was attributable to capital expenditures for hardware for our data centers to support our growth as well as computer hardware attributable to our increase in headcount.

Financing Activities

        Our financing activities consist primarily of proceeds from preferred stock private placements, proceeds from debt financing offset by debt repayments, proceeds from the exercises of common stock options offset by a disbursement associated with a preferred stock repurchase and capital lease payments.

        During the six months ended July 31, 2012, we had no significant financing activities.

        During the six months ended July 31, 2011, cash provided by financing activities was primarily attributable to proceeds from the closing of our Series E preferred stock financing of $19.9 million, net of offering costs.

        During fiscal 2012, cash provided by financing activities of $18.5 million was attributable to proceeds from the closing of our Series E preferred stock financing of $19.9 million, net of offering costs, and $0.1 million from the exercise of common stock options partially offset by a payment representing a preferred stock repurchase of $1.4 million and $0.1 million in payments on our capital lease obligations.

        During fiscal 2011, cash used in financing activities of $2.5 million was attributable to $0.3 million in proceeds from common stock option exercises offset by $2.7 million in note payable payments and $0.1 million in payments on our capital lease obligations.

        During fiscal 2010, cash provided by financing activities of $18.6 million was attributable to proceeds from our Series D preferred stock financing of $15.9 million, net of offering costs, $0.1 million in proceeds from common stock option exercises and proceeds from borrowing on a note payable of $3.1 million net of $0.4 million in note payable payments and $0.1 million in payments on our capital lease obligations.

Contractual Payment Obligations

        The following summarizes our contractual commitments and obligations as of January 31, 2012:

	Payment Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$1,489	$741	$748	$—	$—
Capital lease obligations	31	31	—	—	—

	$1,520	$772	$748	$—	$—

        The following summarizes our contractual commitments and obligations as of July 31, 2012:

	Payment Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$14,805	$1,825	$3,222	$3,044	$6,714
Capital lease obligations	10	10	—	—	—

	$14,815	$1,835	$3,222	$3,044	$6,714

Off-Balance Sheet Arrangements

        During fiscal 2010, 2011 and 2012 and the six months ended July 31, 2012, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special-purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies

        We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

        The following critical accounting policies reflect significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  revenue recognition and deferred revenue;

  •
  stock-based compensation;

  •
  capitalized software costs; and

  •
  income taxes.

Revenue Recognition and Deferred Revenue

        Revenue Recognition.    We generate revenue primarily from three sources: (1) subscription and support; (2) perpetual licenses; and (3) professional services.

        Revenue is recognized when all of the following conditions have been met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been provided or the product has been delivered;

  •
  the price is fixed or determinable; and

  •
  collection of the fees is sufficiently assured.

        Signed agreements, which may include purchase orders, are used as evidence of an arrangement. In cases where both a signed contract and a purchase order exist, we consider the signed contract to be persuasive evidence of the arrangement. Product delivery occurs when we provide the customer with access to the software via an electronic notification or license key. We assess whether a fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. We assess collectability of the fee based on a number of factors such as collection history and creditworthiness of the customer. If we determine that collectability is not sufficiently assured, revenue is deferred until collectability becomes sufficiently assured, generally upon receipt of cash.

        Subscription and support revenue is recognized ratably over the contract term beginning on the commencement date of each contract.

        When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling prices. Multiple deliverable arrangement accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. This guidance provides that vendor-specific objective evidence, or VSOE, of selling price, based on the price at which the item is regularly sold by the vendor on a stand-alone basis, should be used if it exists. We use VSOE to determine the stand-alone selling prices of subscription, hosting, maintenance and professional services because substantially all separate sales of these deliverables fall within a reasonable range of prices. All unique product offerings are grouped based upon size of customer as a result of our tiered volume pricing. VSOE for professional services is determined regardless of customer size as customer size does not significantly impact the prices charged. We have concluded that all products and services for each single unit of accounting have VSOE, other than perpetual licenses discussed below.

        We monitor compliance with VSOE by using a bell curve approach. Sales of subscription, hosting, maintenance and professional services are analyzed to determine whether 80% of the transactions are within plus or minus 15% of the median of the transactions for an appropriate group of customers.

        When VSOE exists for all undelivered elements of the contract, perpetual license fee revenue is generally recognized upon delivery of the software product to the customer, provided the other conditions above are met. Maintenance revenue consists of fees for providing unspecified software updates on a when and if available basis and technical support for software products. Hosting revenue relates to fees for hosting the software the customer has purchased at our data centers. Hosting and maintenance revenue is recognized ratably over the term of the agreement.

        Professional services revenue is accounted for separately from subscription and perpetual license revenue when they have VSOE and, for subscriptions, stand-alone value to the customer. Professional services are generally provided on a time-and-materials basis. The services that are provided on a time-and-materials basis are recognized as services are provided. However, professional services that do not have stand-alone value to the customer are recognized ratably over the remaining subscription period.

        Deferred Revenue.    Our deferred revenue comprises unrecognized subscription and support, perpetual licenses, and prepaid professional services revenue. With the exception of perpetual licenses, these arrangements are initially recorded as deferred revenue upon the commencement of the subscription and maintenance period, and revenue is recognized in the consolidated statements of operations ratably over the term of the arrangement. Perpetual licenses are generally recognized upon delivery of the software product to the customer. Prepaid professional services arrangements are recorded initially as deferred revenue and are recognized when the services are performed.

Stock-Based Compensation

        We account for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expenses, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

        Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, the expected term of the options, our expected stock price volatility, risk-free interest rates, and expected dividends, which are estimated as follows:

  •
  Fair value of our common stock.  Because our stock is not publicly traded, we must estimate the fair value of common stock, as discussed in "—Common Stock Valuations" below.

  •
  Expected term.  The expected term represents the period that our stock-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the stock option awards granted, we have based our expected term on the simplified method, which represents the average period from vesting to the expiration of the award.

  •
  Expected volatility.  As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. We did not rely on implied volatilities of traded options in our industry peers' common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available.

  •
  Risk-free rate.  The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

  •
  Dividend yield.  We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

        If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

        The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Expected term (in years)	6.25	5.45 - 6.08	5.69 - 6.08	5.69 - 6.08	5.91 - 6.08
Expected volatility	75.0%	68.5% - 75.0%	58.3% - 59.2%	59.2%	57.9% - 58.3%
Risk-free rate	2.02% - 3.19%	1.55% - 2.84%	1.08% - 2.70%	2.56% - 2.70%	0.79% - 1.40%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%

Common Stock Valuations

        The fair value of the common stock underlying our stock options was determined by our Board of Directors, which intended that all options granted have an exercise price that is not less than the estimated fair value of a share of our common stock underlying those options on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the

American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation model were based on future expectations combined with management judgment. In the absence of a public trading market, our Board of Directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

  •
  contemporaneous third-party valuations performed at periodic intervals by a valuation firm;

  •
  the prices, rights, preferences and privileges of our preferred stock relative to the common stock;

  •
  the purchases of shares of preferred stock by unaffiliated venture capital firms;

  •
  our operating and financial performance and forecast;

  •
  current business conditions;

  •
  significant new customer wins;

  •
  the hiring of key personnel;

  •
  our stage of development;

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

  •
  any adjustment necessary to recognize a lack of marketability for our common stock;

  •
  the market performance of comparable publicly-traded technology companies; and

  •
  the U.S. and global capital market conditions.

        We have granted stock options with the following exercise prices since February 1, 2011:

Grant Date	Number of Options Granted	Exercise Price Per Share	Common Stock Fair Value Per Share at Grant Date	Aggregate Fair Value of Options Granted
February 2011	184,045	$0.89	$0.89	$163,800
August 2011	1,764,875	2.19	2.19	3,865,076
November 2011	358,065	2.37	2.37	848,614
March 2012	85,650	2.49	2.49	213,269
May 2012	150,500	3.53	3.53	531,265
July 2012	77,900	4.18	4.18	325,622

        Based upon the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, the aggregate intrinsic value of options outstanding as of July 31, 2012 was $             million, of which $             million related to vested options and $             million related to unvested options.

        In order to determine the fair value of our common stock underlying option grants, we considered contemporaneous valuations of our stock from an independent valuation firm that provided us with their estimation of our enterprise value and the allocation of that value to each element of our capital structure (preferred stock, common stock, warrants and options). For stock options granted in or prior to February 2011, our enterprise value was estimated using the market-based approach and, within the market-based approach, the comparable company method and the recent transaction method. The market-based approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of technology companies.

        A database of all publically traded companies was screened to determine a broad industry sector and potential peer-group companies. This initial screen selected companies that primarily operated in the information technology software and services industry and that (i) traded on one of the major U.S. stock exchanges, (ii) traded at a common per share value of greater than one dollar, and (iii) exhibited average six month daily trading volume of greater than 50,000 shares. From this industry sector list, comparable companies were selected based on several factors, including business description, business model, primary industry and revenue growth. More specifically, the comparable company selection focused on companies that provide cloud-based offerings. Furthermore, companies with historical and projected revenue growth comparable to that of Rally were selected.

        The selected group of comparable companies was consistently used in both the market and income approaches. Additionally, this same comparable company group was partially relied upon in determining appropriate multiples in the initial public offering, or IPO, scenario of the probability-weighted expected return model, or PWERM, described more fully below. Where relevant, the comparable company group was held constant in determining per share value for all equity classes. For the March 31, 2012 valuation completed in May 2012, the comparable companies were reassessed due to changes in our outlook and industry. Two of the ten comparable companies were changed. The only other changes to the comparable companies occurred when companies were acquired. In such instances, where data was available, these companies were included in the recent transaction method of the market-based approach.

        For stock options granted in or after August 2011, our Board of Directors determined the best approach was to use a blend of market and income approaches to determine our enterprise value and PWERM to determine the related allocation. Future and present values for the common stock were calculated taking into consideration the preferred share liquidation and conversion rights. PWERM models potential future liquidity events and applies probabilities to each scenario. These future liquidity events are then discounted to present value and, after applying the relevant probability for each potential event, result in a probability-weighted equity value of the company.

        Significant factors considered by our Board of Directors in determining the fair value of our common stock at these grant dates include:

        February 2011.    The United States economy and the financial markets continued to recover from the global financial crisis that began in 2008. Total revenue increased from $7.5 million for the three months ended October 31, 2010 to $8.8 million for the three months ended January 31, 2011. As our cash and cash equivalents were $4.6 million at January 31, 2011, our Board of Directors considered the improving economy and encouraged management to begin planning for a future round of financing. We performed a valuation of our common stock as of December 31, 2010 utilizing the option pricing method and determined the fair value to be $0.89 per share. The valuation utilized the following inputs: (i) time to expiration of 4.0 years; (ii) risk-free interest rate of 1.52%; (iii) volatility of 68.4%; and (iv) a discount for lack of marketability of 45%. We determined we had an enterprise value of $95.4 million. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 184,045 shares of common stock with an exercise price of $0.89 per share.

        August 2011.    The United States economy continued to grow in the second and third quarters of 2011; however, volatility in the financial markets increased significantly during the period reflecting global financial uncertainties. Total revenue increased slightly from $9.7 million for the three months ended April 30, 2011 to $10.0 million for the three months ended July 31, 2011. Subscription and support revenue increased sequentially by $0.9 million, while perpetual license revenue declined sequentially by $0.7 million. In May 2011, we raised $20.0 million through the sale of Series E preferred stock at a price of $5.15 per share. The financing was led by Meritech Capital Partners, which invested $10.0 million. Meritech Capital Partners did not previously hold an ownership interest in us. In addition, in June 2011, we signed an arrangement with a global enterprise customer for a large number of seats, which represented the second largest sale in our history. We performed a valuation of our common stock as of May 31, 2011 utilizing the PWERM allocation methodology. The present values calculated for our common stock under the possible outcomes were weighted based on management's estimates of the probability of each outcome occurring. Management's estimates were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 31%, a decrease from 36.5% in February 2011. The decrease in the discount rate was based on several company-specific and general economic factors. The blended enterprise value was $149.7 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $2.19 per share. Our Board of Directors determined that there were no significant factors affecting the value of our common stock between May 31, 2011 and the grant date. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 1,764,875 shares of common stock with an exercise price of $2.19 per share.

        November 2011.    The United States economy continued to stabilize through the fourth quarter of 2011. Although the broader financial markets continued to experience volatility and were negatively impacted by the European sovereign debt concerns, select technology companies were able to complete IPOs during this period. Total revenue increased from $10.0 million for the three months ended July 31, 2011 to $10.4 million for the three months ended October 31, 2011. Subscription and support revenue increased sequentially by $1.0 million, while professional services revenue decreased sequentially by $0.5 million. We performed the same PWERM allocation methodology as in the previous quarter to value our common stock as of September 30, 2011. Management's estimates of the probability of each scenario remained unchanged from our prior valuation and were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 31%, which was constant from August 2011. The blended enterprise value was $157.5 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $2.37 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 358,065 shares of common stock with an exercise price of $2.37 per share.

        March 2012.    The United States economy and financial markets continued to strengthen during the first quarter of 2012. We also continued to see strength in our business during this period. Total revenue increased from $10.4 million for the three months ended October 31, 2011 to $11.3 million for the three months ended January 31, 2012, while subscription and support revenue increased sequentially by $0.6 million. We performed the same PWERM allocation methodology as in the previous quarter to value our common stock as of January 31, 2012. Management's estimates of the probability of each scenario remained unchanged from our prior valuation and were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 28%, a decrease from 31% in November 2011. The decrease in the discount rate was based on several company-specific and general economic factors. The blended enterprise value was $163.4 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $2.49 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 85,650 shares of common stock with an exercise price of $2.49 per share.

        May 2012.    The United States financial markets began to show some weakness in the second quarter of 2012 as concerns regarding global financial uncertainties grew; however, we continued to see strength in our business. Total revenue increased from $11.3 million for the three months ended

January 31, 2012 to $13.0 million for the three months ended April 30, 2012, while subscription and support revenue increased sequentially by $0.6 million and perpetual license revenue increased sequentially by $0.8 million. We performed the same PWERM allocation methodology as in the previous quarter to value our common stock as of March 31, 2012. Management's estimates of the probability of each scenario were 45% for an IPO, 35% for a strategic merger or sale, 15% for continuing as a private company, and 5% for dissolution. As compared to the valuation conducted in March 2012, we increased the probability of the IPO scenario from 40% to 45% and decreased the probability of the continuing as a private company scenario from 20% to 15% based upon preliminary meetings with potential underwriters regarding an IPO. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 28%, which was constant from March 2012. The blended enterprise value was $193.7 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $3.53 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 150,500 shares of common stock with an exercise price of $3.53 per share.

        July 2012.    The United States financial markets continued to show some weakness in the second quarter of 2012 over concerns regarding global financial uncertainties; however, we continued to see strength in our business. Total revenue increased from $13.0 million for the three months ended April 30, 2012 to $13.6 million for the three months ended July 31, 2012, while subscription and support revenue increased sequentially by $1.0 million and perpetual license revenue declined sequentially by $0.2 million. We performed the same PWERM allocation methodology as in the previous quarter to value our common stock as of May 31, 2012. Management's estimates of the probability of each scenario were 45% for an IPO, 35% for a strategic merger or sale, 15% for continuing as a private company and 5% for dissolution. We determined the enterprise value under the market approach using the financial information of companies in our peer group and under the income approach using a weighted-average cost of capital or discount rate of 27%, a decrease from 28% in May 2012. The decrease in the discount rate was based on several company-specific and general economic factors. The blended enterprise value was $240.9 million. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $4.18 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase 77,900 shares of common stock with an exercise price of $4.18 per share and issued 24,000 shares of restricted common stock with a value of $4.18 per share.

Capitalized Software Costs

        Our research and development efforts include both software created for our internal use as well as costs of software to be sold or marketed to customers. As such, we consider both ASC 350-40 and ASC 985-20 when accounting for our research and development costs.

        ASC 350-40, Internal-Use Software, contains the following provisions: (1) preliminary project costs are expensed as incurred; (2) all costs associated with the development of the application are to be capitalized; and (3) all costs associated with the post-implementation operation of the software shall be expensed as incurred. In addition, the costs for all upgrades and enhancements to the originally developed software may be capitalized if additional functionality is added. Accordingly, we capitalize certain software development costs, including the costs to develop new solutions or significant enhancements to existing solutions, which are developed or obtained for internal use. We capitalize software development costs when application development begins, it is probable that the project will be completed, and the software will be used as intended. Such capitalized costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Costs associated with preliminary project stage activities, training, maintenance and all post-implementation stage activities are expensed as incurred. Through July 31, 2012, we have capitalized costs of approximately $0.1 million in aggregate under ASC 350-40. It is difficult to predict the amount of Internal-Use Software that will be capitalized in the future as it is project specific and as such each project will be reviewed on a case-by-case basis.

        ASC 985-20, Costs of Software to be Sold, Leased, or Marketed, contains the following provisions: (1) all costs to establish the technological feasibility shall be expensed when incurred; (2) costs of producing product masters incurred subsequent to establishing technological feasibility shall be capitalized; and (3) capitalization of computer software costs shall cease when the product is available for general release to customers. Accordingly, software development costs related to software services to be distributed and sold are capitalized once technological feasibility has been established and prior to the general availability of the solution, with amortization determined for each individual solution based on the solution's expected economic life. For all development projects subject to this accounting guidance, the costs to establish technological feasibility have been expensed as incurred. To date, all costs subsequent to technological feasibility but prior to general availability have not been material and as such we have not capitalized any costs associated with projects subject to ASC 985-20. All costs subsequent to general availability have been expensed as incurred.

Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with authoritative guidance for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying accounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        We adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Tax, on February 1, 2009. There was no impact upon adoption of ASC 740-10 as we have not identified any uncertain tax positions. We have adopted the accounting policy that interest expenses and penalties relating to income tax position are classified within the provision for income taxes.

Quantitative and Qualitative Disclosures about Market Risk

        We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange and inflation risks, as well as risks relating to changes in the general economic conditions in the countries where we conduct business. To reduce certain of these risks, we monitor the financial condition of our large customers and also have the ability to restrict their access to our system, which generally encourages payment. The statement of operations impact is mitigated by having an offsetting liability in deferred revenue to partially or completely offset against the outstanding receivable if an account should become uncollectible. In addition, our investment strategy has been to invest in financial instruments that are highly liquid, Federal Deposit Insurance Corporation, or FDIC, insured and readily convertible into cash and that mature within three months from the date of purchase. To date, we have not used derivative instruments to mitigate the impact of our market risk exposures. We have also not used, nor do we intend to use, derivatives for trading or speculative purposes. We are exposed to financial market risks, primarily changes in interest rates.

Interest Rate Risk

        Our exposure to market risk for changes in interest rates primarily relates to our cash equivalents and any variable rate indebtedness.

        The primary objective of our investment activities is to preserve principal while maximizing yields without significantly increasing risk. This objective is accomplished currently by making diversified investments, consisting only of money market mutual funds and certificates of deposit. As of July 31, 2012, we had $18.0 million in FDIC insured short-term certificates of deposit that represent cash equivalents.

        Any draws under our loan and security agreement bear interest at a variable rate tied to the prime rate. As of July 31, 2012, we had no outstanding debt under our loan and security agreement.

Foreign Currency Exchange Risk

        Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All of our customers are currently invoiced in U.S. dollars. Our expenses are generally denominated in the currencies of the countries where our operations are located, which is primarily in the United States and to a lesser extent in the United Kingdom, Australia, Canada and Euro-zone countries within mainland Europe. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. The effect of a hypothetical 10% change in foreign currency exchanges rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in foreign currency rates.

Inflation

        We do not believe that inflation had a material effect on our business, financial condition or results of operations in the last three fiscal years or in the six months ended July 31, 2012. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Recent Accounting Pronouncements

        Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an emerging growth company. We are irrevocably electing to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

        In June 2011, the Financial Accounting Standards Board, or the FASB, issued an amendment to the accounting guidance for presentation of comprehensive income. The amended guidance provides companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB further amended this guidance to defer the effective date for the reclassifications of items out of accumulated other comprehensive income. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011, and shall be applied retrospectively. We adopted this guidance effective February 1, 2012, and have presented a separate statement of comprehensive income. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, the adoption of this standard did not have a material impact on our financial position or results of operations.

        In May 2011, the FASB amended the accounting guidance for fair value to develop common requirements between generally accepted accounting principles in the United States, or GAAP, and International Financial Reporting Standards. The amendments clarify the FASB's intent about the application of existing fair value measurement and disclosure requirements and in some instances change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Notable changes under the amended guidance include: (i) application of the highest and best use and valuation premise concepts solely for non-financial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity's stockholders' equity; and (iii) disclosing quantitative information about unobservable inputs used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. We have adopted the guidance effective February 1, 2012. The adoption of this standard did not have a material impact on our financial position or results of operations.

 BUSINESS

Company Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011. As of July 31, 2012, we had 144,040 paid users and more than 1,000 customers, including 35 of the Fortune 100 companies.

        Software continues to rapidly proliferate, enabling product innovation and driving many of today's key technology trends, including cloud computing, mobility and social networking. According to Gartner, the total worldwide revenue for software (application, infrastructure and vertical-specific) was estimated to be approximately $372 billion in 2011. Software has traditionally been developed using manual processes or legacy techniques, such as the "waterfall" method, which are often characterized by rigid and lengthy development cycles and frequently fail to produce software that meets customer needs. Today, these legacy methodologies are being disrupted and replaced by Agile practices that improve time-to-market, reduce development costs and produce higher quality software that better meets customer expectations.

        We are a pioneer in management solutions for Agile software development. We provide a common platform on which organizations can collaborate across globally-distributed software development teams, solicit ideas and feedback from customers, and gain transparency into Agile software development projects. Our solutions automate and optimize activities such as project planning and scheduling, resource allocation, quality management and reporting on progress and cost, enabling users to manage the entire Agile software development lifecycle. Our Agile management solutions address a subset of the application lifecycle market. IDC defines the application lifecycle market as the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these sectors will reach $5.2 billion in 2012.

        A majority of our revenue comes from large, global enterprises across diverse industries, including manufacturing, communications, energy, financial services, healthcare, insurance, retail, technology and transportation. We sell our solutions primarily through a direct sales force, both domestically and internationally. We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping them establish Agile practices within an initial team, project or business unit using a paid subscription and to a much lesser extent through our free version. After demonstrating the value of our solutions to those first adopters, our sales team works to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. For the six months ended July 31, 2011 and 2012, our subscription and support revenue grew from $13.8 million to $20.0 million, representing a 44% period-over-period growth rate. We primarily sell our solutions through one-year subscriptions. For fiscal 2012, our renewal rate among existing customers was 129%, taking into account paid seat nonrenewals, upgrades and downgrades.

        From fiscal 2011 to fiscal 2012, our revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate. For the six months ended July 31, 2011 and 2012, our revenue grew from $19.7 million to $26.6 million, representing a 35% period-over-period growth rate. We recorded net losses of $9.9 million, $11.6 million and $4.0 million in fiscal 2011, 2012 and the six months ended July 31, 2012, respectively.

Industry Background

        The strategic importance of software to organizations continues to grow and companies are increasingly looking to software as the core technology differentiating and enabling their businesses and products. Software is driving many of today's key technology trends, including cloud computing, mobility and social networking. Software embedded in products is also transforming numerous commercial sectors, including the communications, healthcare and manufacturing industries. Organizations are challenged to develop their business applications and software-driven products faster, better and in a more cost-effective way. To successfully innovate, compete and grow, organizations require expertise and solutions to adapt to rapidly-changing customer needs and competitive dynamics.

        Many enterprises utilize manual processes and unsophisticated tools, such as paper-based techniques and spreadsheets, to manage workflow throughout the software development lifecycle. These techniques are generally more appropriate for smaller development projects managed by a single team and cannot scale to meet the needs of enterprises and multi-team projects. In the 1970s, the waterfall method gained prominence as the preferred way to manage large software development projects. This approach, which can take many months or years to complete, relies on rigid sequential execution of the various phases of the software development lifecycle, including analysis, design, coding, integration and final testing. Enterprises employing the waterfall method often structure internal departments around each development stage and use different legacy software tools for each phase and department, leading to siloed and disparate information, limited transparency and collaboration between teams, and heightened risk of misalignment between software development and business initiatives. The following diagram illustrates the waterfall method:

        Agile was introduced by a small group of software visionaries in 2001 through an open letter. It represented a new methodology for software creation and delivery designed to reduce costs and significantly improve time-to-market, quality and customer satisfaction. Agile projects build software incrementally, in small batches, using short iterations of one to four weeks that help keep development aligned with changing business needs. Agile is increasingly replacing waterfall processes across many industries because of the significantly improved results it can deliver. According to the Standish Group, software applications developed using Agile techniques have three times the success rate of applications developed using the traditional waterfall method. The Standish Group defines a successful project as one delivered on time, on budget, and with the required features and functions. The following diagram illustrates the Agile methodology:

Market Opportunity

        Agile techniques are being rapidly adopted, disrupting and replacing legacy software development methodologies. The Standish Group estimates Agile techniques were used for 29% of new software development projects in 2011. We believe the market for Agile management solutions is large, underpenetrated and rapidly growing. Our Agile management solutions address a subset of the application lifecycle market. IDC defines the application lifecycle market as the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these sectors will reach $5.2 billion in 2012.

        Additionally, cloud-based solutions have a relatively small, but rapidly growing share of the overall application development and deployment market, which includes Agile management solutions. IDC expects that this market will grow from $1.7 billion in 2010 to $12.6 billion in 2015, representing a five-year compound annual growth rate of approximately 49%.

Market Challenges

        Organizations that develop business applications and software-related products face a number of business challenges. These are often directly attributable to legacy software development techniques and the management tools that enable these approaches. These challenges include:

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  Shortening time-to-market and rising customer expectations.  Competition for the attention of customers continues to intensify and, as a result, the importance of being first to market has increased. In addition, with the proliferation of mobile devices and always-connected customers, product reviews can be instantaneous and continuous. As poor customer experiences can be easily shared, it becomes paramount that a product's quality, features and user experience match or exceed customer expectations at launch. Customers' demand for both speed and quality has put increased attention and pressure on how organizations manage the software development lifecycle.

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  Limited transparency into large development projects.  Comprehensively tracking the progress of multi-team development projects and actively steering their priorities are difficult challenges. These challenges are exacerbated when projects are large and teams are globally distributed. For projects with continuously-evolving requirements and priorities, the ability to maintain visibility into progress and quality is even more challenging. Organizations that use legacy software management offerings can have separate applications for each role and phase of the development lifecycle. These organizations frequently struggle with siloed, out-of-date status information and have limited transparency into all the work in progress. The ability to effectively adapt, optimize decisions and allocate resources requires a continuously updated view of the software development process across all globally-distributed teams.

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  Insufficient collaboration among developers, business leaders and customers.  For large-scale development projects, collaboration and feedback among developers, business leaders and customers can be difficult to coordinate. Collaboration must be continuous and the software development approach must allow for adaptation, as the understanding of customer desires or business needs evolve.

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  Challenging transition to alternative development approaches and solutions.  Approaches and tools used for managing the software development lifecycle often reflect decisions that were made years ago. As a result, there is a resistance to change, even if change can be demonstrated to improve time-to-market, productivity or software quality. In general, legacy software management tools built for waterfall processes do not adequately support the shorter, faster cycles typically used in Agile development. These applications are often inflexible, non-intuitive, costly and deployed on-premise, requiring time-intensive implementations, increasing the challenge to a development organization considering or attempting changes to its processes.

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  Inflexible, costly and difficult-to-use offerings.  Traditional offerings for and approaches to managing the software development lifecycle can be difficult to use or can lack the flexibility needed to accommodate varying or evolving organizational needs and objectives. In addition to this drawback, legacy offerings can often be expensive and may require significant time and resources to implement. Further, once these offerings have been installed, upgrading, extending or adding new functionality often requires bespoke development efforts that are also time consuming and expensive.

Our Solutions

        Our cloud-based platform is designed to facilitate adoption of Agile practices by enabling organizations to manage the shorter, faster cycles that characterize Agile software development processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. We believe our solutions benefit customers in the following ways:

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  Accelerate the pace of innovation and improve software quality.  Our solutions improve and enhance many aspects of the software development process, removing bottlenecks that can waste time. Organizations use our platform to optimize their software development activities and manage the greater frequency of software features and functions that are produced by using Agile techniques. Our platform also helps organizations identify errors earlier in the software development lifecycle and enables their prompt remediation, leading to higher-quality code and fewer process delays.

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  Provide greater transparency.  Users of our platform gain transparency into the Agile software development process across development teams, functional lines and business units. Our solutions provide real-time visibility into a project's progress and costs, work streams, resource allocation, capacity and other aspects of the software development process. Our platform collects data from disparate sources and integrates it into a single repository, enabling a holistic view of the Agile software development lifecycle. We also offer analytics and reporting capabilities that transform this data into actionable intelligence, enabling users to make better business decisions.

    The use of our platform enables our customers to more quickly and effectively adapt to changing market dynamics, customer preferences and their competitive environment.

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  Enhance collaboration and facilitate rapid feedback.  Our solutions enable development teams, business leaders and customers to collaborate and rapidly share ideas and content through an intuitive user interface. This allows development teams to obtain feedback earlier and more often so they can adapt to changing business and customer requirements. Users of our solutions can achieve increased productivity, closer alignment between software development and business initiatives, reduction in unused code and greater customer satisfaction.

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  Easy and cost-effective to try, use and adopt.  Customers can easily access our cloud-based solutions with an Internet browser and begin using our platform in minutes. The cloud-based version of our platform is cost effective to adopt compared to on-premise offerings as it avoids large up-front software expenditures and does not require significant infrastructure or IT support. In addition, we provide educational resources to help users learn and apply Agile practices. Organizations can also try a free version of our platform and purchase our solutions incrementally, starting with an initial team and adding seats as they expand their Agile adoption.

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  Configurable and extensible.  Our platform enables customers to easily configure our solutions to meet their unique and evolving needs. Our configuration functionality provides customers the ability to change the appearance and operation of the user interface and dashboards to meet the specific requirements of users, development teams, projects, departments and business leaders. In turn, custom coding projects are generally not required. We also offer pre-built applications, which we refer to as Apps, that extend our platform with added functionality. Customers can also develop custom Apps using our platform to meet their specific needs. This allows our customers to adapt our platform to their changing software management requirements while preserving their existing IT investments.

Our Competitive Strengths

        The following competitive strengths are keys to our success:

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  Broad enterprise-class solutions portfolio.  Our platform is designed to support organizations with thousands of distributed users and to easily scale to handle large and complex Agile software development projects. Our broad portfolio of enterprise-class solutions helps development organizations manage the entire software development lifecycle, from idea through quality testing. We believe this provides us with a significant advantage over competitors that focus on small and medium businesses or have discrete, point offerings.

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  Leader in Agile with deep domain expertise.  Since our inception, we have focused on the management of Agile software development and we possess deep capabilities and expertise on the subject. For example, we believe we were the first vendor to offer a cloud-based Agile project management solution and an Agile portfolio management solution. We are recognized by Forrester as a leader in the management of Agile software development. We also employ professionals and Agile coaches with extensive experience in the implementation and deployment of Agile software development techniques across an organization.

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  Large, diverse base of enterprise customers.  As of July 31, 2012, we had more than 1,000 customers, including 35 of the Fortune 100 companies. Our customer base is highly diverse and includes enterprises across many major industries around the world. We believe many of our enterprise customers view us as a key strategic solutions provider and we achieve high customer satisfaction. We believe this has allowed us to maintain a renewal rate among existing customers of 129% for fiscal 2012, taking into account paid seat nonrenewals, upgrades and downgrades, and also to expand our footprint within enterprises and support the ongoing adoption of Agile software development. In addition, this provides us with a highly referenceable customer base, that we leverage to acquire new customers.

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  Cloud-based platform and subscription business model.  Our cloud-based solutions are principally offered on a subscription basis over the Internet. Our multi-tenant architecture enables us to run a single instance of our software code, add subscribers with minimal incremental expense, and deploy new functionality and upgrades quickly and efficiently. Our cloud-based infrastructure is designed to provide our customers with high performance, security and availability.

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  Large direct sales organization with global reach.  Our global sales organization is focused on adding new customers and expanding relationships with existing customers. We believe our team is the world's largest sales organization selling cloud-based solutions for the management of Agile software development, with 91 sales professionals globally as of July 31, 2012. To enhance effectiveness and focus, our sales organization is segmented by size of customer and geography. Our sales teams focus on specific market segments, including enterprises and specific geographies. In addition, our sales teams partner with our technical account managers who are product specialists and provide technical and process expertise to facilitate the sales process.

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  Corporate culture committed to collaboration and performance.  We regard our culture as a key differentiator and performance driver. We believe our highly-collaborative culture gives us a competitive advantage in recruiting and retaining talent, driving innovation, enhancing productivity and improving customer satisfaction. Our management team is committed to maintaining and improving our culture even as we grow rapidly. As a testament to our focus on culture, we were recognized as a "Best Company to Work For in Colorado" from 2008-2012 by ColoradoBiz Magazine and a "Top Workplace" in the Denver metro area by The Denver Post in 2012.

Our Growth Strategy

        Our objective is to be the world's leading provider of Agile management solutions. The key elements to our growth strategy include:

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  Increase sales to existing customers.  We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization. For example, our top 15 customers in fiscal 2012 increased the aggregate number of seats they purchased from us by 53% relative to the prior year. As of July 31, 2012, we had over 1,000 customers in a wide variety of industries and we believe a significant opportunity exists to sell them additional subscriptions and solutions.

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  Acquire new customers.  We believe the market for Agile management solutions is large, growing and underpenetrated. We are recognized as a leader in Agile management solutions and we believe this market position and our brand helps support our new customer acquisition efforts. We offer several editions of our platform to encourage the trial and usage of our solutions and will continue to invest in other demand-generating activities, such as online marketing campaigns. We also plan to increase our global sales force and expand our partner ecosystem to accelerate new customer acquisition. Additionally, we intend to further utilize our web-based sales channel to attract new enterprise and mid-market customers.

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  Continue to innovate.  We utilize Agile software development practices to rapidly innovate and bring new solutions to market. Our cloud-based platform enables us to quickly and efficiently deliver new solutions, updates and upgrades to our customers. We will continue to invest in research and development to further extend and enhance the functionality of our Agile management solutions. We will also continue to develop close working relationships with our customers and collect real-time feedback, which we believe allows us to better meet their specific and rapidly-changing needs.

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  Expand our international presence.  For the six months ended July 31, 2012, approximately 12% of our revenue was derived from international customers. We have sales offices in London, England, Amsterdam, the Netherlands and Melbourne, Australia. We believe there is a significant opportunity to increase our revenue abroad, particularly in Europe and emerging markets in Asia and South America, and we plan to open new sales offices in these regions.

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  Increase market awareness and drive adoption of Agile practices and our solutions.  We offer a free version of our platform, which provides entry-level functionality and allows customers to evaluate the benefits of our solutions. We also provide Agile resources, such as analyst reports, webinars, blogs and videos that educate potential customers on Agile practices. In addition, we host our annual RallyON user conference and sponsor other regional and industry events. We believe these initiatives promote awareness of Agile practices, increase our potential customer base and encourage adoption of our solutions.

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  Pursue selective strategic acquisitions.  We intend to opportunistically pursue acquisitions of complementary businesses, technologies and capabilities that expand the functionality of our solutions, provide access to new customers and markets, and support our Agile leadership.

Solutions and Services

Our Agile Management Solutions

        We offer Agile management solutions that our customers use for planning, collaborating, tracking and reporting on the creation of new software products and applications. Our solutions support the full software development lifecycle with key capabilities that include Idea Management, Agile Portfolio Management, Time and Cost Management, Agile Project Management, Requirements Management and Quality Management.

        These capabilities operate on our programmable and extensible platform that incorporates analytics and reporting, security and administration, customizations and integrations. Our platform is built using a single code base and with a multi-tenant architecture that we host in third-party data centers.

        The following diagram illustrates the capabilities of our solutions:

        Idea Management.    Our Idea Management capability, Rally Idea Manager, is used by our customers to engage with their end users to solicit ideas for products and manage feedback on proposed features and enhancements. This capability establishes a communication channel between our customers and their end-users. Teams and organizations use this capability to:

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  engage directly with end-users in an online community;

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  collect information to assess customer needs; and

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  automatically communicate development status to end-users.

        Agile Portfolio Management.    Our Agile Portfolio Management capability, Rally Portfolio Manager, bridges the gap between business leaders and development teams. Business leaders are provided up-to-date and accurate information on the status of key projects while development teams are provided clear visibility into the priorities of the business in order to better align their feature backlogs. Teams and organizations use this capability to:

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  prioritize their work according to business value;

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  align development with investment plans;

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  see an overall business view of their Agile development status;

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  provide information to empower business leaders to make informed trade-off decisions; and

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  view realistic roadmaps of planned deliverables.

        Time and Cost Management.    Our Time and Cost Management capability, Rally Time Tracker, enables key financial functions related to software development, such as software capitalization, cost tracking, budget management and billing. This capability reduces double entry in other systems and ensures data is captured and aggregated into reports. Teams and organizations use this capability to:

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  reduce daily overhead of tracking time by integrating into the daily process;

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  design and generate aggregate timesheets to meet accounting, budgeting or billing requirements;

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  ensure that time entries meet audit and compliance requirements; and

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  integrate time tracking information into existing back office and time and attendance applications.

        Agile Project Management.    Our Agile project management capability allows cross-functional teams to efficiently plan and manage software releases. Teams and organizations use this capability to:

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  manage product and release backlogs that reflect the priorities of the business;

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  schedule all or parts of requirements from backlogs into releases based on capacity; and

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  gain real-time visibility into the status of features, quality, priorities, roadblocks and risks.

        Requirements Management.    Our Requirements Management capability enables business leaders and analysts to centrally manage and prioritize features for development. Users can elaborate requirements with needed details, break them up into smaller units and organize them to match the changing structures of their teams or technology components. Teams and organizations use this capability to:

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  centrally manage and prioritize requirement backlogs;

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  author requirements using rich media composers;

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  handle small single-team requirements and coordinate requirements for large, multi-team programs; and

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  trace requirement associations and dependencies to assess the impact of changes.

        Quality Management.    Our Quality Management capability, Rally Quality Manager, enables testing engineers to integrate quality testing into the development process from the beginning of a project. This capability provides a full enterprise solution to plan and track the execution of test activities. Teams and organizations use this capability to:

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  design test plans;

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  schedule a set of tests into iterations or releases to accurately track the status of projects; and

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  view reports and dashboards to visualize the status of test coverage, including test results.

Platform Capabilities

        Analytics and Reporting.    Our platform employs a proprietary analytics and reporting engine. In addition to over 25 pre-built standard reports, our platform includes a custom reporting engine that allows customers to create reports to meet their unique needs. Our platform also includes dashboard technology to present personalized content and then share that content for consistent use across a team or organization.

        Security and Administration.    Our platform provides enterprise-class security capabilities simplifying the administration of thousands of users. We can integrate our platform with our customers' existing security infrastructure to provide end-users with the ability to have single-sign-on (SSO) and provide advanced security measures to reduce risk and meet the needs of enterprises.

        Programmable Platform.    Our capabilities reside within a programmable cloud-based platform. This enables our solutions to be adapted to the needs of individual organizations. This adaptability also ensures our solutions can be configured to meet the changing needs of an organization. Our programmable platform includes the following functionalities:

  •
  Open Web Services API.  We offer an open web services application programming interface (WSAPI) providing full read-write access to all of the data within our platform. The WSAPI is versioned so that integrations or customizations are insulated from changes in the WSAPI, thereby preserving a customer's investment in custom functionality.

  •
  Customization via Apps.  Apps customize and extend our platform's capabilities. Customers can select from our online catalog of over 90 Apps pre-built by us and our customers, or choose to author their own custom App. We also provide customization services that produce Apps for specific customer needs. Examples of Apps that are available in our catalog include:

  •
  Dependency Status Dashboard enables organizations to view dependencies between teams and forecast potential impediments and stoppages in a project.

  •
  System Requirement Validation Document generates a document for signature and archival typically used by customers in regulated industries to validate that the requirements of a system or application have been met.

  •
  Agile Earned-Value Management provides a report based on traditional project management practices that provides what-if scenarios for planning scope, schedule and budget.

  •
  Packaged and Custom Integrations.  There are over 40 integrations available for our platform. We have 25 pre-built integrations with complementary products that synchronize their data with our platform. Additionally, there are over 20 integrations that third parties have created with our platform that they offer to their customers. We also integrate with popular open-source development tools, including Subversion, Jenkins and Eclipse, as well as commercial products, including Microsoft Excel, Microsoft Visual Studio and HP QualityCenter.

Editions

        We currently offer three editions of our Agile management solution. Each edition is built on the same software code base.

        Rally Community Edition is designed for an individual team that operates independently, even if it is part of a larger organization. Community Edition includes a basic version of Agile Project Management and Requirements Management capabilities and is available for free for 10 users and one project.

        Rally Enterprise Edition is targeted at medium to large organizations focused on coordinating projects across multiple teams. Enterprise Edition includes Agile Project Management, Requirements Management and basic Quality Management capabilities. Enterprise Edition supports unlimited users and projects.

        Rally Unlimited Edition is built for large organizations and offers our full set of capabilities for managing the entire software lifecycle, including Idea Management, Agile Portfolio Management, Time and Cost Management, Agile Project Management, Requirements Management and Quality Management. Unlimited Edition supports unlimited users and projects.

        The following table illustrates the capabilities included in each of our editions:

Capability	Community Edition	Enterprise Edition	Unlimited Edition
Agile Project Management	Basic	✓	✓
Requirements Management	Basic	✓	✓
Quality Management		Basic	✓
Idea Management			✓
Agile Portfolio Management			✓
Time and Cost Management			✓

On-Premise Deployment Option

        A small percentage of our customers deploy our solutions on-premise. When our software is installed at the customer site, we specify the hardware requirements and deliver our solutions on a virtual software appliance.

Professional Services

        We offer a broad array of professional services to our customers to assist them in the implementation of our platform and adoption of Agile techniques. We offer our services globally.

        Our professional services include:

  •
  Agile Practices Training.  We offer public and private courses educating customers on Agile practices. A number of our training courses are certified by the independent organization Scrum Alliance. Through our Agile University brand, we offer Agile-related education and coursework taught by our consultants and a network of instructors.

  •
  Agile Coaching Services.  We offer a broad set of services that help customers implement Agile practices across their organization. We aim to make organizations self-sufficient so they can continue expanding their usage of Agile after we conclude our services engagement.

  •
  Implementation Services.  Our implementation services combine workshops and training to help organizations incorporate our platform into their development process. These services include process training and product customization to help organizations take advantage of the full breadth of capabilities our platform offers.

  •
  Platform Extension Services.  Customers can elect to leverage our platform extension services to customize our platform to meet the specific needs of their organization. We create custom Apps and customized integrations to ensure that our solutions fit a customer's unique infrastructure and practices, and we offer data migration services to migrate data from a customer's legacy application into our platform.

Customers

        Our customers operate in a wide variety of industries including the manufacturing, communications, energy, financial services, healthcare, insurance, public, retail, technology and transportation sectors. As of July 31, 2012, we had over 1,000 customers. In fiscal 2012, no customer represented more than 5% of our revenue. Some of our largest customers during fiscal 2012 included:

ANSYS	Guidewire	Research in Motion
Autodesk	GXS	SAIC
Betfair	John Deere	Sony Network Entertainment
CCH (a Wolters Kluwer business)

Sales and Marketing

Sales

        We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units.

        We sell our solutions and professional services primarily through our direct sales force. As of July 31, 2012, we had 111 employees in sales and marketing worldwide. We have a number of direct sales teams segmented by size of customer and geography, as follows:

  •
  Named Account Teams.  Our Global Account Managers focus on selling to enterprises with greater than 1,000 potential seats. These teams are composed primarily of experienced sales executives.

  •
  Geo Teams.  Our Major Account Managers (250 - 1,000 potential seats) and Territory Managers (75 - 250 potential seats) focus on selling to mid-market organizations within a specific geography.

  •
  Regional Teams.  Our Regional Account Managers focus on selling to organizations with fewer than 75 potential seats.

        All of our direct sales personnel sell our solutions and professional services across multiple industries. Our direct sales teams are supported by Technical Account Managers who are product specialists and provide technical and process expertise to facilitate the sales process. Our Field Operations staff provides operations support and ongoing enablement and professional development for our sales personnel. Our direct sales team is also responsible for maintenance and renewal sales.

Marketing

        We leverage our brand and thought leadership in Agile software development to create and deliver education-based marketing campaigns. Our campaigns target software executives, project management professionals, development teams and senior technology leaders through demand generation programs, community building, sales pipeline development and engagement with industry experts. Our principal marketing initiatives include:

  •
  Demand Management.  Our demand management activities include lead generation and nurturing, free trials of our platform, free online Agile resources and analyst reports, videos and case studies, webinars, email and sponsorship campaigns, regional field events, participation in industry and on-site customer events, and online and search marketing.

  •
  Customer Marketing.  We educate our customers on Agile topics through webinars and on-site events to generate additional sales opportunities. Additionally, we sponsor regional meetings, and host our annual RallyON user conference. We also co-market with our strategic collaborators on programs, including joint press announcements, field events and demand generation activities.

  •
  Market Development.  We devote marketing resources to blogging, social media engagement, analyst relations, press and media relations, event speaking opportunities and corporate communications activities.

Strategic Relationships

        We have established a network of relationships to help extend additional functionality to our customers, broaden our geographic presence and drive incremental revenue. These relationships include technology integrations with vendors, joint sales and implementation opportunities with global system integrators and reselling relationships with regional consulting and services organizations.

Technology

        Our cloud-based solutions utilize a multi-tenant architecture and our customers access our solutions through the Internet using a standard web browser. Our solutions use a single code base and are designed to be secure and easily scalable. All of our hosted customers run on the current version of our platform.

        We employ a modular architecture to balance customer workloads across multiple servers and to provide a flexible method for scaling customers without impacting other parts of the server environment. This architecture is designed to allow us to provide the high levels of uptime required by our customers. Our existing infrastructure has been designed with sufficient capacity to meet our current and anticipated future needs. We employ capacity planning techniques to ensure we have required capacity for our forecasted growth.

        We designed our solutions to meet rigorous industry security standards (ISO27001) and assure customers' sensitive data is protected across our platform. We offer high levels of security by segregating each customer's data from the data of other customers and by limiting access to our platform to only those individuals authorized by our customers. Periodic security audits are conducted by an external third party and include code reviews, firewall penetration testing and vulnerability scans. In addition, customer data is encrypted.

        We write the majority of our software in industry-standard software programming languages, such as Java. We extensively use industry-standard technologies, such as JavaScript Object Notation (JSON), to enhance the usability, performance, and overall user experience of our solutions. We use industry-standard products for our relationship database management system and data encryption.

Operations

        Our operations team monitors our production system 24 hours a day, seven days a week. We serve our customers from two secure, third-party, American National Standards Institute Tier 3 data center facilities, one located in Denver, Colorado and the other located in Seattle, Washington. These facilities provide 24 hours a day, seven days a week manned security, biometric access controls, systems security, redundant power and environmental controls. We believe that these two data centers have sufficient capacity to meet our anticipated growth for the foreseeable future. Our agreements with the data center provider continue on a monthly basis until terminated by either party. We received SSAE 16 attestation reports for both facilities for the twelve-month period ended September 30, 2011.

        Infrastructure maintained by us within these facilities includes firewalls, switches, routers, load balancers, IDS/IPS and application firewalls that provide networking infrastructure and security. We use rack-mounted servers to run our platform and a network of edge servers for content caching. We use storage area network (SAN) hardware at both data center locations. These SAN systems have been designed for high performance and data-loss prevention. We believe these systems have the capability and scalability to enable us to grow for the foreseeable future.

        Our cloud-based infrastructure is designed to provide our customers with high performance and availability with 99.9% uptime, excluding planned downtime, for the twelve months ended July 31, 2012.

Research and Development

        We work closely with our customers to continuously develop new functionality while enhancing and maintaining our existing solutions. We utilize Agile software development techniques, in combination with a cloud-based delivery model, which allows us to deliver enhanced software features across our customer base on a frequent basis.

        Our research and development organization is located primarily in our Boulder, Colorado headquarters. We also employ research and development staff in our Raleigh, North Carolina office. Our research and development expenses were $5.2 million in fiscal 2010, $8.0 million in fiscal 2011, $11.1 million in fiscal 2012 and $6.5 million for the six months ended July 31, 2012.

Competition

        The market for our solutions is extremely competitive, rapidly evolving and subject to changing technology. We face competition from in-house and open source offerings, large, diversified software and technology vendors and other companies with competitive offerings. Our competitors vary in size and in the breadth and scope of the products and services offered. Some of our competitors can bundle competing products and services with other software offerings, or offer them at a low price as part of a larger sale. Further, other companies not currently offering Agile management products may enter our market. We expect competition to persist and intensify in the future.

        Our primary sources of competition include:

  •
  large, diversified, publicly-held software vendors, such as Hewlett-Packard, IBM and Microsoft;

  •
  small, privately-held Agile management software vendors, such as CollabNet and VersionOne;

  •
  other software vendors that offer free and lower-cost development tools, such as Atlassian; and

  •
  providers of open source alternative software.

        We primarily target enterprises and believe the principal competitive factors on which we compete are total cost of ownership, functionality, performance, flexibility, scalability, security and reliability, extensibility and customizability, ease of adoption and customer support. We believe that we compete favorably with our competitors on each of these factors. However, some of our competitors and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and greater financial, technical, marketing, intellectual property and other resources than we do.

Intellectual Property and Proprietary Rights

        We primarily rely on a combination of copyright, trade secret, trademark and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property and proprietary rights. We have registered some of our trademarks, including RALLY and our Rally Software logo, in the United States and certain other jurisdictions. In addition, as of July 31, 2012, we owned one issued U.S. patent and one pending application for a U.S. patent.

        Though we rely in part on our registered intellectual property, we believe that the most important factor in protecting our technology, and the competitive advantage we believe it provides, is the skill and know-how embodied in the functionality and frequent enhancements we make to our solutions. Accordingly, in order to help prevent misuse and misappropriation of our technology, we include confidentiality and other protective provisions in our subscription agreements with customers and in our other agreements with employees, contractors, customers, and other third parties, which limit access to, use of and disclosure of our proprietary information and technology.

Employees

        As of July 31, 2012, we had 314 employees, including 111 in sales and marketing and 96 in research and development. None of our employees are covered by a collective bargaining agreement. We have never experienced a strike or similar work stoppage, and we consider our relations with our employees to be good.

Properties

        Our principal offices are located in Boulder, Colorado where we occupy approximately 65,000 square feet of space under a lease that expires in May 2022. We occupy an additional leased facility in Raleigh, North Carolina of approximately 8,600 square feet. We also occupy additional leased facilities of less than 5,000 square feet each in Denver, Colorado, London, England, Melbourne, Australia, and Amsterdam, the Netherlands. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate planned expansion of our operations.

Legal Proceedings

        From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

 MANAGEMENT

        The following table sets forth the name, age and position of each of our executive officers and directors as of July 31, 2012.

Name	Age	Position
Executive Officers
Timothy A. Miller	49	President, Chief Executive Officer and Chairman
James M. Lejeal	47	Chief Financial Officer and Treasurer
Ryan A. Martens	47	Chief Technology Officer
Don F. Hazell	54	Executive Vice President, Worldwide Sales & Field Operations
Richard D. Leavitt	51	Executive Vice President, Worldwide Marketing
Kenneth M. Mesikapp	48	Chief Accounting Officer, Vice President and Assistant Secretary
Non-Employee Directors
Thomas F. Bogan(1)(2)(3)	60	Director
Mark T. Carges(1)(2)	50	Director
Bradley A. Feld(3)	46	Director
Peter A. Roshko	53	Director
Bryan D. Stolle(2)	54	Director
Timothy V. Wolf(1)	59	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Executive Officers

        Timothy A. Miller has served as our Chief Executive Officer since September 2003 and as our President since February 2011. Mr. Miller has served as a member of our Board of Directors since October 2002 and as the Chairman of the Board since July 2012. From 1995 to 1999, Mr. Miller was Chief Executive Officer of Avitek Inc., a custom software development company acquired by BEA Systems Inc., a software company, in 1999. From 1999 to 2001, Mr. Miller served as Vice President of BEA Systems' Accelerated Development Centers. He holds an M.S. in management science and information systems and a B.A. in economics from the University of Colorado at Boulder and an M.B.A. from Arizona State University.

        We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

        James M. Lejeal has served as our Chief Financial Officer since August 2008 and our Treasurer since February 2011. Mr. Lejeal was a member of our Board of Directors from September 2003 to October 2008. Mr. Lejeal is also a co-founder and, from January 2004 to August 2008, was Chief Executive Officer and Chairman of the board of directors of Oxlo Systems, Inc., a Software-as-a-Service company. From January 2001 to January 2004, Mr. Lejeal was a Partner of Lejeal Investments, an investment company. Mr. Lejeal also co-founded and, from April 1997 to December 2000, held a variety of positions, including Chief Operating Officer and Chief Financial Officer, with Raindance Communications, Inc., a publicly-traded telecommunications software company. Mr. Lejeal has served as a member of the board of directors of Oxlo Systems, Inc. since January 2004. He holds an M.B.A. from Loyola Marymount University and a B.S. in management from the U.S. Air Force Academy.

        Ryan A. Martens is our founder and has held a number of executive positions with us since December 2001. He has served as our Chief Technology Officer since February 2011 and previously served as our President from December 2001 to February 2011, our Chief Operating Officer and Secretary from July 2002 to February 2011 and our Chief Executive Officer from December 2001 to September 2003. Previously, Mr. Martens co-founded Avitek, Inc., a custom software development company, serving as Vice President of Marketing and Business Development from March 1996 until the company was acquired by BEA Systems Inc. in August 1999. From August 1999 to August 2001, Mr. Martens was Director of Product Management at BEA Systems. He holds an M.B.A. and a B.S. in civil engineering from the University of Colorado at Boulder.

        Don F. Hazell joined us in November 2004 as our Executive Vice President Sales, Marketing and Services and has served as our Executive Vice President, Worldwide Sales & Field Operations since February 2011. From February 1998 to November 2003, Mr. Hazell held several positions, including Senior Vice President and General Manager of Sales, at BEA Systems Inc. He holds an M.B.A. from California State University, Long Beach and a B.A. in accounting, finance and marketing from the University of Colorado at Boulder.

        Richard D. Leavitt joined us in November 2003 as a consultant and became our Vice President, Marketing and Sales in January 2004 and our Vice President, Product Marketing in November 2004. Mr. Leavitt has served as our Executive Vice President, Worldwide Marketing since February 2011. From October 2001 to July 2003, Mr. Leavitt was Vice President of Product Management at Insightful Corporation, a publicly-traded software company. Mr. Leavitt co-founded Mobilize Inc., a mobile software company, where he was Vice President of Marketing and Business Development from January 1996 to December 1999. He holds a B.S. in electrical engineering from the University of Colorado at Boulder.

        Kenneth M. Mesikapp has served as our Chief Accounting Officer and Vice President since June 2011. From February 2007 to May 2011, Mr. Mesikapp was Chief Financial Officer at Quintess, LLC/Club Holdings, LLC, a membership travel and real estate acquisition company. From December 1997 to October 2006, Mr. Mesikapp held several finance and accounting positions at Raindance Communications, Inc., a publicly-traded telecommunications software company, including, most recently Senior Vice President of Finance and Accounting and Treasurer. He holds a B.S. in accounting from the University of Illinois at Chicago and is a licensed Certified Public Accountant in the states of Colorado and Illinois.

Non-Employee Directors

        Thomas F. Bogan has served as a member of our Board of Directors since December 2009 and as our lead independent director since July 2012. Since January 2010, Mr. Bogan has been a professional director as well as a Venture Partner at Greylock Partners, a venture capital firm. From May 2004 to December 2009, Mr. Bogan was a Partner at Greylock Partners. Prior to serving at Greylock, Mr. Bogan was President of Rational Software Corporation, a publicly-traded enterprise software company, from 2000 until its sale to IBM in 2003. He previously served Rational Software as its Chief Operating Officer and as General Manager of its testing business from 1996 to 2000. Since January 2003, Mr. Bogan has been a member of the board of directors of Citrix Systems, Inc., a publicly-traded software company, and he has served as Chairperson of the board of directors of Citrix since May 2005. Since July 2011, Mr. Bogan has also served as a member of the board of directors of Parametric Technology Corporation, a publicly-traded company that develops, markets and supports product development software solutions. He is also a member of the board of directors of several private companies. Mr. Bogan holds a B.S.B.A. in accounting from Stonehill College.

        We believe that Mr. Bogan possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of publicly-traded technology companies, his experience as an executive of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Mark T. Carges has served as a member of our Board of Directors since November 2011. Mr. Carges has been the Chief Technology Officer and Senior Vice President, Global Products, Marketplaces of eBay, Inc. a global commerce platform and payments company, since September 2009. From September 2008 to September 2009, Mr. Carges served as eBay's Senior Vice President, Technology. From January 2003 to May 2008, Mr. Carges held several positions with BEA Systems, Inc., a software company, including Chief Technology Officer and, most recently, Executive Vice President and General Manager of the Business Interaction Division of BEA Systems. He holds an M.S. in computer science from New York University and a B.A. in computer science from University of California, Berkeley.

        We believe that Mr. Carges possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as an executive of technology companies.

        Bradley A. Feld has served as a member of our Board of Directors since September 2003. Mr. Feld has been Managing Director of Foundry Group, a venture capital firm, since founding the firm in September 2007. Since January 1996, Mr. Feld has been Managing Director of Mobius Venture Capital, a venture capital firm he co-founded. Prior to Mobius, Mr. Feld founded Intensity Ventures, a company that helped launch and operate software companies. Mr. Feld serves on the board of directors of several private companies. He holds an M.S. and a B.S. in management science from the Massachusetts Institute of Technology.

        We believe that Mr. Feld possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Peter A. Roshko has served as a member of our Board of Directors since September 2003. Mr. Roshko has been a General Partner of Boulder Ventures, a venture capital firm, since September 1998. From August 1995 to December 2000, Mr. Roshko was a General Partner of Granite Investments, an investment partnership. From August 1984 to December 1993, Mr. Roshko was a General Partner of Mohr, Davidow Ventures, a venture capital firm. Prior to Mohr, Davidow Ventures, Mr. Roshko was a Senior Consultant with Arthur Andersen & Co. Mr. Roshko serves on the board of directors of several private companies. He holds an M.B.A. from Harvard Business School and a B.S. in industrial engineering from Stanford University.

        We believe that Mr. Roshko possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of technology companies, his background in the venture capital industry, and his perspective as a representative of one of our significant stockholders.

        Bryan D. Stolle has served as a member of our Board of Directors since May 2008. Mr. Stolle has been a General Partner of Mohr Davidow Ventures, a venture capital firm, since January 2008. From April 1995 to April 2006, Mr. Stolle was Chief Executive Officer of Agile Software Corporation, a publicly-traded software company he co-founded, and, from April 1995 to June 2007, he was Chairman and a member of the board of directors of Agile Software Corporation. Mr. Stolle currently serves on the board of directors of several private companies. He holds an M.B.A. and a B.A. in business administration from the University of Texas at Austin.

        We believe that Mr. Stolle possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director and executive of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Timothy V. Wolf has served as a member of our Board of Directors since November 2011. Mr. Wolf has served as the President of Wolf Interests, Inc., an investment company, since June 2010. From July 2008 to June 2010, Mr. Wolf served as Chief Integration Officer of MillerCoors Brewing Company LLC. From February 2005 to June 2008, Mr. Wolf was Vice President and Global Chief Financial Officer of Molson Coors Brewing Company, a publicly-traded beverage company. From 1995 until February 2005, he held comparable positions at Coors Brewing Company. Since January 2007, Mr. Wolf has been a member of the board of directors of Xcel Energy Inc., a publicly-traded utility company. From September 2009 to October 2011, Mr. Wolf was a member of the board of directors of Borders Group Inc., the formerly publicly-traded bookseller. He holds an M.B.A. in finance and marketing from the University of Chicago Booth School of Business and a B.S. in economics from Harvard College.

        We believe that Mr. Wolf possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of publicly-traded companies and his experience as a chief financial officer.

        Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between our directors and executive officers.

Board Composition

        Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven members. Pursuant to a Fourth Amended and Restated Voting Agreement, or the Voting Agreement, among us and certain holders of our common and preferred stock, Messrs. Bogan, Feld, Roshko and Stolle were appointed to our Board of Directors by certain of our stockholders. Mr. Bogan was designated by Greylock XIII Limited Partnership, Mr. Feld was designated by Mobius Technology Ventures VI, L.P. and its affiliates, Mr. Roshko was designated by Boulder Ventures IV, L.P. and its affiliates, and Mr. Stolle was designated by MDV IX, L.P. and its affiliates. The Voting Agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.

        The number of directors will be fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering. Upon the closing of this offering, our Board of Directors will consist of seven directors, six of whom will qualify as "independent" under the                 listing standards.

        In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will become effective upon the closing of this offering, our Board of Directors will be divided into three classes, the members of each of which will serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

  •
  the class I directors will be Messrs. Bogan, Miller and Wolf, and their term will expire at the first annual meeting of stockholders held after the closing of this offering;

  •
  the class II directors will be Messrs. Feld and Stolle, and their term will expire at the second annual meeting of stockholders held after the closing of this offering; and

  •
  the class III directors will be Messrs. Carges and Roshko and their term will expire at the third annual meeting of stockholders held after the closing of this offering.

        We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management.

        Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote generally at an election of directors.

Board Independence

        Our Board of Directors has reviewed the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors has determined that each of Messrs. Bogan, Carges, Feld, Roshko, Stolle and Wolf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of                . In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and, in the case of Mr. Carges, our commercial relationship with eBay.

Lead Independent Director

        Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of our Board of Directors, or if the Chairman is not otherwise independent. Because Mr. Miller is our Chairman and Chief Executive Officer, our Board of Directors has appointed Mr. Bogan to serve as our lead independent director. As lead independent director, Mr. Bogan presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs additional duties as our Board of Directors may otherwise determine or delegate from time to time.

Board Committees

        Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors may establish other committees to facilitate management of our business. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation, their otherwise ceasing to be a director or until otherwise determined by our Board of Directors.

Audit Committee

        The members of our Audit Committee are Messrs. Bogan, Carges and Wolf. Mr. Wolf serves as chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 of the Exchange Act and                 listing standards. Our Board of Directors has also determined that Mr. Wolf qualifies as an "audit committee financial expert" within the meaning of SEC regulations.

        The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

  •
  evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;

  •
  determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

  •
  reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm's assessment of our annual and quarterly financial statements and reports;

  •
  reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

  •
  conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting; and

  •
  establishing procedures for the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters.

Compensation Committee

        The members of our Compensation Committee are Messrs. Bogan, Carges and Stolle. Mr. Carges serves as chairman of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is "independent" within the meaning of applicable            listing standards, is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

  •
  determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

  •
  evaluating and approving the compensation plans and programs advisable for us, and evaluating and approving the modification or termination of existing plans and programs; and

  •
  reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate.

Nominating and Corporate Governance Committee

        The members of our Nominating and Corporate Governance Committee are Messrs. Bogan and Feld. Mr. Bogan serves as chairman of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent within the meaning of applicable            listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors in accordance with the applicable            listing standards. The specific responsibilities of our Nominating and Corporate Governance Committee include:

  •
  identifying, reviewing, evaluating and recommending for selection candidates for membership to our Board of Directors;

  •
  reviewing, evaluating and considering the recommendation for nomination of incumbent members of our Board of Directors for reelection to our Board of Directors and monitoring the size of our Board of Directors;

  •
  considering the recommendation for nomination of candidates for election to our Board of Directors and proposals submitted by our stockholders;

  •
  reviewing the performance of our Board of Directors, recommending areas of improvement to our Board of Directors and assessing the independence of members of our Board of Directors; and

  •
  reviewing and recommending to our Board of Directors the compensation of our directors.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2012, the Compensation Committee consisted of Messrs. Carges, Feld and Stolle. None of the members of the Compensation Committee is currently, or has ever been at any time since our formation, one of our executive officers or employees. None of our executive officers currently serve, nor have they served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

        In May 2011, we issued shares of our Series E preferred stock to certain institutional investors, including entities affiliated with Messrs. Feld and Stolle, at a purchase price of $5.15 per share. Concurrently with this financing, we amended and restated certain agreements among us and our stockholders, including such entities affiliated with Messrs. Feld and Stolle. See "Certain Relationships and Related Party Transactions—Sales of Securities—Series E Preferred Stock" and "Certain Relationships and Related Party Transactions—Stockholder Agreements" for a description of these transactions.

Code of Business Conduct and Ethics

        We anticipate that our Board of Directors will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We intend to post the code of business conduct and ethics, any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics on the "Investor Relations" page of our website, www.rallydev.com.

Non-Employee Director Compensation

        The following table shows certain information with respect to the compensation of our non-employee directors for fiscal 2012.

Name	Option Awards(1)	Total
Thomas F. Bogan	$—	$—
Mark T. Carges	145,811	145,811
Bradley A. Feld	—	—
Peter A. Roshko	—	—
Bryan D. Stolle	—	—
Timothy V. Wolf	145,554	145,554

(1)
The amounts reported in this column represent the grant date fair value of the stock options granted to the directors during fiscal 2012 as computed in accordance with FASB

  ASC 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 9 to our consolidated financial statements. The amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee directors from the options.

  Cash Compensation

          No cash compensation was paid to our non-employee directors in fiscal 2012 or in the six months ended July 31, 2012. We reimburse and expect to continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

  Equity Incentive Compensation

          In connection with the election of Messrs. Carges and Wolf to the Board of Directors in November 2011 and in consideration for their service as directors, we granted to each of them an option to acquire 115,300 shares of common stock with an exercise price of $2.37 per share. These options have a 10-year term and vest in 36 equal monthly installments beginning on the one month anniversary of the vesting commencement date, subject to the recipient's continued service with us through such vesting dates. The unvested options will accelerate in full immediately prior to a "change in control," as defined in our Amended and Restated 2002 Stock Option Plan, or the 2002 Plan. These options were granted pursuant to our 2002 Plan and individual stock option agreements. We have not issued stock options or other stock awards to any of our other directors in consideration for service on our Board of Directors.

  Future Director Compensation

          Following the closing of this offering, we may implement a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.

 EXECUTIVE COMPENSATION

Fiscal 2012 Summary Compensation Table

        The following table sets forth information regarding compensation earned during fiscal 2012 by our principal executive officer and our two other most highly compensated executive officers serving as executive officers at January 31, 2012. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)		Option Awards(2)	Non-equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
Timothy A. Miller President, Chief Executive Officer and Chairman	2012	$313,750	$256,500		$1,074,958	$143,407		$519	$1,789,134
James M. Lejeal Chief Financial Officer and Treasurer	2012	238,750	91,921	(5)	238,879	—		388	569,938
Don F. Hazell Executive Vice President, Worldwide Sales & Field Operations	2012	201,667	30,595		268,739	180,245	(6)	656	681,902

(1)
The amounts reported include the excess of the amount paid by us to repurchase shares of our preferred stock from our named executive officers in August 2011, over the estimated fair value of such shares. See the section titled "Certain Relationships and Related Party Transactions—Stock Repurchases" for further discussion of this stock repurchase.

(2)
The amounts reported represent the grant date fair value of the stock options granted to the named executive officers during fiscal 2012 as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported are set forth in Note 9 to our consolidated financial statements. The amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions, reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(3)
Except as otherwise noted, the amounts reported include performance bonuses paid under our fiscal 2012 management metric based bonus programs. See "—Non-Equity Incentive Plan Compensation" below for further discussion of these performance bonuses.

(4)
The amounts reported represent life insurance premiums we paid for the benefit of the named executive officer.

(5)
Includes $40,000 paid to Mr. Lejeal under his management by objective programs.

(6)
Includes $41,516 paid under our fiscal 2012 management metric based bonus programs and $138,729 paid under Mr. Hazell's fiscal 2012 sales compensation plans.

Non-Equity Incentive Plan Compensation

        We provide Messrs. Miller and Hazell with an opportunity to receive quarterly formula-based incentive bonus amounts.

        For fiscal 2012, the target incentive amounts and the aggregate annual payments (paid on a quarterly basis) earned by certain of our named executive officers under our quarterly management metric based bonus programs were as follows:

Named Executive Officer	Target Award	Actual Award
Timothy A. Miller	$177,500	$143,407
Don F. Hazell	51,250	41,516

        The amount of the incentive payments were determined based on the amount of our product bookings for the applicable quarter. This products bookings metric is calculated as the sum of the amounts of all new and renewal subscriptions purchased by customers in each quarter. A named executive officer's quarterly incentive payment was paid at 100% of target if the product bookings metric for the applicable quarter equaled a certain target threshold. For the first three quarters of fiscal 2012, the quarterly incentive amount scaled up to 125% of target if the target threshold was exceeded by a sufficient amount and for the fourth quarter of fiscal 2012, the quarterly incentive amount scaled up to 200% of target if the target threshold was exceeded by a sufficient amount. In each fiscal quarter, the quarterly incentive amount scaled down to 90% of target upon achievement of a minimum target threshold for new product bookings, and was zero if such minimum target threshold was not reached. To be eligible for a quarterly incentive payment under our management metric based bonus programs for fiscal 2012, an individual must have been employed as of the last day of the applicable quarter.

        For fiscal 2012, the target incentive amount and the aggregate annual payment (paid on a monthly basis) earned by Mr. Hazell under his quarterly sales compensation plans were the following:

Named Executive Officer	Target Award	Actual Award
Don F. Hazell	$101,250	$138,729

        The amount of the incentive payments from the quarterly fiscal 2012 sales compensation plans were determined based on our quarterly sales team objectives. The sales team objectives generally included product and service sales objectives. Product objectives included annualized subscriptions (new and renewal) and multi-year prepaid subscriptions, and, for the first two quarters of fiscal 2012, sales of perpetual licenses. Mr. Hazell received commissions at a base rate on products sold up to specified objectives. The base rate was determined as a percentage of an individual quarterly subscription variable divided by a quarterly team subscription objective. Above the specified objectives, Mr. Hazell was eligible to receive commissions at a higher fixed rate for products sold. Mr. Hazell was also eligible to receive additional commissions for qualified multi-year prepaid subscription sales and, as applicable, perpetual license sales. Mr. Hazell received commissions at a base rate on services sold up to satisfaction of specified objectives. The base rate for the first quarter of fiscal 2012 was determined as a percentage of an individual quarterly services commission divided by a quarterly team services objective. For the remaining quarters of fiscal 2012, the base rate was fixed. For each quarter of fiscal 2012, Mr. Hazell was eligible to receive commissions at one and one half times the applicable base rate for services sold above the specified objectives, up to 300% of the specified objectives. Above 300% of the specified objectives, Mr. Hazell was entitled to receive commissions at the base rate for services sold.

Bonus Compensation

        For fiscal 2012, the target bonus amount and the aggregate annual payment (paid on a quarterly basis) earned by Mr. Lejeal's under his quarterly management by objective programs were as follows:

Named Executive Officer	Target Award	Actual Award
James M. Lejeal	$40,000	$40,000

        The amount of the bonus payments were determined based on annual target amounts established by our Board of Directors and our Compensation Committee. On a quarterly basis, our Chief Executive Officer made a discretionary determination as to the amount of payment to be awarded to Mr. Lejeal under the management by objective program.

Executive Employment Arrangements

        We entered into offer letter agreements with each of our named executive officers in connection with their employment. The offer letter agreements have no specific term of employment and the relationships created thereby constitute at-will employment. A summary of our current employment arrangements with each of our named executive officers is set forth below.

Timothy A. Miller

        Mr. Miller's current annual base salary is $325,000 and he is eligible for target annual aggregate incentive payments in fiscal 2013 equal to $185,000 pursuant to our fiscal 2013 management metric based bonus programs. Following completion of our first and second fiscal quarters of 2013, Mr. Miller received $46,250 and $46,419, respectively, under our fiscal 2013 management metric based bonus programs.

        All unvested options to acquire shares of our common stock held by Mr. Miller provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. These options also provide that if within twelve months following a "change in control" (as defined in our 2002 Plan), Mr. Miller's employment is terminated without "cause" or he resigns for "good reason," then, in each case, the vesting of the options will be 100% accelerated. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Miller's outstanding stock options, his outstanding and unvested stock options fully accelerate subject to Mr. Miller's continuous employment through the closing of the applicable transaction.

James M. Lejeal

        Mr. Lejeal's current annual base salary is $250,000 and he is eligible for target annual aggregate bonus payments in fiscal 2013 equal to $40,000 pursuant to his fiscal 2013 quarterly management by objective programs. Following completion of each of our first and second fiscal quarters of 2013, Mr. Lejeal received $10,000 under his first and second quarter management by objective program. The amount of the bonus payments for both quarters were determined based on the discretion of our Chief Executive Officer. Similarly, the amount of the incentive payments for our remaining 2013 fiscal quarters will be determined based on the discretion of our Chief Executive Officer.

        All unvested options to acquire shares of our common stock held by Mr. Lejeal provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. These options also provide that if within twelve months following a "change in control" (as defined in our 2002 Plan), Mr. Lejeal's employment is terminated without "cause" or he resigns for "good reason," then, in each case, the vesting of the options will be 100% accelerated. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Lejeal's outstanding stock options, his outstanding and unvested stock options fully accelerate subject to Mr. Lejeal's continuous employment through the closing of the applicable transaction.

Don F. Hazell

        Mr. Hazell's current annual base salary is $210,000 and he is eligible for target annual aggregate incentive payments in fiscal 2013 equal to $55,000 pursuant to our fiscal 2013 management metric based bonus programs and $105,000 pursuant to his fiscal 2013 quarterly sales compensation plans. Following completion of our first and second fiscal quarters of 2013, Mr. Hazell received $13,750 and $13,800, respectively, under our fiscal 2013 management metric based bonus programs and $42,594 and $44,194, respectively, under his first and second quarter sales compensation plans.

        The amount of the incentive payments from Mr. Hazell's sales compensation plans for the first and second quarters of fiscal 2013 were, and we expect that the amount of the incentive payments for his sales compensation plan for the third quarter of fiscal 2013 will be, determined based on our sales team objectives. The sales team objectives for those quarters include product and service sales objectives. Product objectives include annualized subscriptions (new and renewal) and multi-year prepaid subscriptions. For the first and second quarters of fiscal 2013 Mr. Hazell received, and for the third quarter of fiscal 2013 we expect that Mr. Hazell will receive, commissions at a base rate on products sold up to specified objectives. The base rate is determined as a percentage of an individual quarterly subscription variable divided by a quarterly team subscription objective. Above the specified objectives, Mr. Hazell is eligible to receive commissions at a higher fixed rate for product sales. Mr. Hazell is also eligible to receive additional commissions for qualified multi-year prepaid subscription sales. For the first and second quarters of fiscal 2013 Mr. Hazell received, and for the third quarter of fiscal 2013 we expect that Mr. Hazell will receive, commissions at a fixed base rate on services sold up to specified objectives. Mr. Hazell is also eligible to receive commissions at one and one half times the applicable base rate for services sold above the specified objectives, up to 300% of the specified objectives. Above 300% of the specified objectives, Mr. Hazell is entitled to receive commissions at the base rate for service sales.

        All unvested options to acquire shares of our common stock held by Mr. Hazell provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. These options also provide that if within twelve months following a "change in control" (as defined in our 2002 Plan), Mr. Hazell's employment is terminated without "cause" or he resigns for "good reason," then, in each case, the vesting of the options will be 100% accelerated. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Hazell's outstanding stock options, his outstanding and unvested stock options fully accelerate subject to Mr. Hazell's continuous employment through the closing of the applicable transaction.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information about outstanding stock options held by each of our named executive officers at January 31, 2012. All of these options were granted under our 2002 Plan.

					Stock Awards
	Number of Shares Underlying Unexercised Options(1)
					Number of Shares that have Not Vested		Market Value of Shares that have Not Vested(3)
			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Timothy A. Miller	352,500	117,500	$0.31	02/23/2019	—		$—
	150,000	750,000	2.19	07/31/2021	—		—
James M. Lejeal	—	—	—	—	45,396	(2)
	698	—	0.26	11/14/2016	—		—
	33,333	166,667	2.19	07/31/2021	—		—
Don F. Hazell	112,500	37,500	0.31	02/23/2019	—		—
	37,500	187,500	2.19	07/31/2021	—		—

(1)
These options have a 10-year term and vest in 48 equal monthly installments beginning on the one month anniversary of the vesting commencement date, subject to the recipient's continued employment through such vesting dates. If the employment of the option holder is terminated without cause or he resigns for good reason at any time at which the following change in control provisions are not applicable, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. 100% of the unvested options will accelerate if, within twelve months following a change in control, the option holder resigns from his employment for good reason or is terminated without cause.

(2)
Represents the number of shares that were subject to a repurchase option in our favor as of January 31, 2012, pursuant to the early exercise of options to purchase common stock that were not yet vested. The repurchase option lapsed in its entirety on August 25, 2012.

(3)
The market price for our common stock is based on the assumed initial public offering price of $            per share, the midpoint of the estimated offering price range on the cover page of this prospectus.

Employee Benefit Plans

        We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans and certain of our other employee benefit plans are described below.

2012 Equity Incentive Plan

        Prior to the closing of this offering, we expect our Board of Directors will adopt and our stockholders will approve our 2012 Equity Incentive Plan, or our 2012 Plan. Our 2012 Plan will provide for the grant of incentive stock options within the meaning of Section 422 of the Code to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and other forms of stock compensation to our employees, including officers, directors and consultants. Our 2012 Plan will also provide for the grant of performance cash awards to our employees, directors and consultants.

        Authorized Shares.    The maximum number of shares of our common stock that may be issued under our 2012 Plan is                shares. The number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on February 1 of each year, for a period of ten years, from February 1, 2013 continuing through February 1, 2022, by the lesser of                    % of the total number of shares of our common stock outstanding on the immediately preceding January 31, or a lesser number of shares determined by our Board of Directors.

        Shares issued under our 2012 Plan will be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2012 Plan that expire or terminate without all of the shares covered by the stock award having been issued, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2012 Plan. Additionally, shares issued pursuant to stock awards under our 2012 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under our 2012 Plan.

        Administration.    Our Board of Directors, or a duly authorized committee thereof, has the authority to administer our 2012 Plan and may be referred to below as the administrator of our 2012 Plan. Our Board of Directors intends to delegate its authority to administer our 2012 Plan to our Compensation Committee. Our Board of Directors may also delegate to one or more of our officers the authority to (i) designate employees other than officers to receive specified stock awards, and (ii) determine the number of shares of our common stock to be subject to such stock awards. Subject to the terms of our 2012 Plan, the administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the applicable fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2012 Plan.

        The administrator has the power to modify outstanding awards under our 2012 Plan. Subject to the terms of our 2012 Plan, the administrator has the authority, with the consent of any adversely affected participant, to reduce the exercise, purchase or strike price of any outstanding stock award; cancel any outstanding stock award in exchange for new stock awards, cash or other consideration; or take any other action that is treated as a repricing under generally accepted accounting principles.

        Section 162(m) Limits.    No participant may be granted stock awards covering more than                shares of our common stock under our 2012 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. Additionally, no participant may be granted in a calendar year a performance stock award covering more than                 shares of our common stock or a performance cash award having a maximum value in excess of $            under our 2012 Plan. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

        Performance Awards.    Our 2012 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Compensation Committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of specified pre-established performance goals during a designated performance period.

        Our Compensation Committee may establish performance goals by selecting from one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder's equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) profit (including gross profit) and/or margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes; (29) employee retention; (30) stockholders' equity; (31) capital expenditures; (32) debt levels; (33) operating profit or net operating profit; (34) workforce diversity; (35) growth of net income or operating income; (36) billings; (37) bookings; and (38) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our Board of Directors.

        Our Compensation Committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the goals are established, our Compensation Committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, our Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

        Corporate Transactions.    Our 2012 Plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger, or similar transaction involving our company in which we are not the surviving corporation, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 50% of the outstanding capital stock of our company, the administrator will determine how to treat each outstanding stock award. The administrator may:

  •
  arrange for the assumption, continuation or substitution of the stock award by a successor corporation;

  •
  arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

  •
  accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;

  •
  arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us;

  •
  cancel the stock award prior to the transaction in exchange for a cash payment, if any, as the administrator may consider appropriate; or

  •
  cancel the stock award prior to the transaction in exchange for a payment, in such form as determined by the administrator in its sole discretion, equal to the excess of the value of the property the participant would have received upon exercise of the stock award immediately prior to the effective time over any exercise price payable in connection with the stock award.

        The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner. The administrator may take different actions with respect to the vested and unvested portions of a stock award.

        In the absence of any affirmative determination by the administrator at the time of a corporate transaction, each outstanding stock award will be assumed or an equivalent stock award will be substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the successor corporation or parent or subsidiary of such successor corporation does not agree to assume the stock award or to substitute an equivalent stock award, in which case such stock award will terminate upon the consummation of the transaction.

        Change in Control.    The administrator may provide in an individual award agreement, or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

        Plan Amendment or Termination.    Our Board of Directors has the authority to amend, suspend, or terminate our 2012 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. No incentive stock options may be granted after the tenth anniversary of the earlier of the date (i) that our Board of Directors adopts our 2012 Plan, or (ii) our stockholders approve our 2012 Plan.

Amended and Restated 2002 Stock Option Plan

        Our Board of Directors adopted, and our stockholders approved, our 2002 Plan, in April 2002. Our 2002 Plan was most recently amended by our Board of Directors in May 2012 and approved by our stockholders in June 2012. Our 2002 Plan provides for the grant of incentive stock options to our employees and to the employees of any parent or subsidiary corporation, and for the grant of nonstatutory stock options and restricted stock awards to our employees, directors and consultants.

        Authorized Shares.    There are 8,489,727 shares of our common stock reserved for issuance under our 2002 Plan. As of July 31, 2012, 3,562,013 shares of our common stock have been issued upon the exercise of options granted and the issuance of restricted stock awards under our 2002 Plan, options to purchase 4,640,782 shares of our common stock were outstanding at a weighted average exercise price of $1.42 per share, and 286,932 shares remained available for future grant under our 2002 Plan.

        Administration.    Our Board of Directors, or a committee thereof appointed by our Board of Directors, administers our 2002 Plan and the stock awards granted under it. Our Board of Directors has delegated to our Compensation Committee the authority to grant options under our 2002 Plan to all employees other than our Chief Executive Officer. The administrator has the power to modify outstanding awards under our 2002 Plan. Subject to the terms of our 2002 Plan, the administrator has the authority to reduce the exercise price of any outstanding option under the 2002 Plan or cancel and re-grant any outstanding option in exchange for a new stock option covering the same or a different number of shares of our common stock, with the consent of any adversely affected participant.

        Corporate Transactions.    Our 2002 Plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger, or similar transaction involving our company in which we are not the surviving corporation, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 90% of the outstanding capital stock of our company, the following actions may be taken: (i) the surviving or acquiring corporation may assume or continue the stock award or substitute a stock award issued by the successor corporation and (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation. If the successor corporation does not assume, continue or substitute any or all of such outstanding stock awards, (a) stock awards held by participants whose continuous service with us has not terminated will be accelerated in full prior to the effective time of such corporate transaction and such stock awards will terminate if not exercised prior to the effective time, contingent upon the effectiveness of the corporate transaction, and (b) reacquisition or repurchase rights held by us will lapse with respect to stock awards held by participants whose continuous service with us has not terminated prior to the effective time, contingent upon the effectiveness of the corporate transaction.

        Change in Control.    The administrator may provide in an individual award agreement, or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

2012 Employee Stock Purchase Plan

        Prior to the closing of this offering, we expect our Board of Directors will adopt and our stockholders will approve our 2012 Employee Stock Purchase Plan, or our ESPP. The maximum aggregate number of shares of our common stock that may be issued under our ESPP is            shares. Additionally, the number of shares of our common stock reserved for issuance under our ESPP will increase automatically each year, for a period of ten years, beginning on February 1, 2013 and continuing through and including February 1, 2022, by the lesser of (i)         % of the total number of shares of our common stock outstanding on the immediately preceding January 31; (ii)                 shares of common stock; or (iii) such lesser number as determined by our Board of Directors. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.

        Our Board of Directors, or a duly authorized committee thereof, will be the "administrator" of our ESPP. Our Board of Directors intends to delegate its authority to administer the ESPP to our Compensation Committee.

        Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, and (ii) continuous employment with us or one of our affiliates for a minimum period of time, not to equal or exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (a) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (b) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

        Our ESPP includes both a component that is intended to qualify as an employee stock purchase plan under Section 423 of the Code and a component that is not intended to so qualify. The purposes of the non-423 component of our ESPP is to authorize the grant of purchase rights that do not meet the requirements of an employee stock purchase plan because of deviations necessary or desirable to permit participation in our ESPP by employees who are foreign nationals or employed outside of the United States, while complying with applicable foreign laws.

        The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our ESPP including determining which of our designated affiliates will be eligible to participate in the 423 component of our ESPP and which of our designated affiliates will be eligible to participate in the non-423 component of our ESPP. No offerings have been approved at this time.

        Our ESPP permits participants to purchase shares of our common stock through payroll deductions or other methods, if required by law, with up to        % of their earnings. The purchase price of the shares will be not less than        % of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.

        A participant may not transfer purchase rights under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

        In the event of a specified corporate transaction, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set to a date within ten business days prior to the corporate transaction. The participants' purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

        Our ESPP will remain in effect until terminated by the administrator in accordance with the terms of the ESPP. Our Board of Directors has the authority to amend, suspend or terminate or ESPP, at any time and for any reason. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Management Metric Based Bonus Program

        We maintain a management metric based bonus program for the benefit of certain of our officers and other employees that are designated as participants in such program. Historically we have adopted a new program each fiscal quarter or for each six months within a fiscal year. For the first six months of fiscal 2013, we adopted a program for the benefit of Messrs. Miller and Hazell, and certain of our other officers and employees. The program provides for quarterly formula-based incentive payments. The amount of the incentive payment for the first quarter of fiscal 2013 is determined based on the amount of our new and renewal product bookings for that quarter. No payment will be made if the new product bookings metric for that quarter does not equal a minimum amount. The amount of incentive payment for the second quarter of fiscal 2013 is determined based on the aggregate amount of our new and renewal product bookings for the first six months of fiscal 2013. No payment will be made if the new product bookings metric for that six-month period does not equal a minimum amount. Total payment under the program will not exceed 125% of the target payout under the program. To be eligible for a quarterly payment under the program, a participant must be employed as of the last day of the applicable quarter.

Management By Objective Program

        We maintain a management by objective program for the benefit of Mr. Lejeal. Historically, our Board of Directors and our Compensation Committee have established annual target amounts to be paid to Mr. Lejeal pursuant to the program. On a quarterly basis, our Chief Executive Officer makes a discretionary determination as to the amount of payment to be awarded to Mr. Lejeal under the program. To be eligible for a quarterly payment under the program, Mr. Lejeal must be employed by us as of the last day of the applicable quarter.

401(k) Plan

        We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants' interests in their deferrals are 100% vested when contributed. In fiscal 2012 and for the six months ended July 31, 2012, we made no matching contributions into the 401(k) plan. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. The 401(k) plan is intended to qualify under Sections 401(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Insurance Premiums

        We pay premiums for medical insurance and dental insurance for all full-time employees, including our named executive officers. We also pay premiums for life insurance and long-term disability insurance benefits for all full-time employees, including our named executive officers. These benefits are available to all full-time employees, subject to applicable laws.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  •
  breach of their duty of loyalty to the corporation or its stockholders;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  transaction from which the directors derived an improper personal benefit.

        Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the extent not prohibited by law. Our amended and restated bylaws, which will become effective upon the closing of this offering, also provide that we will advance expenses incurred by a director or executive officer in advance of the final disposition of any proceeding for which indemnification is provided and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with his or her services to us, to the fullest extent permitted by law. We have obtained a policy of directors' and officers' liability insurance.

        Prior to the closing of this offering, we will enter into indemnification agreements with each of our directors and officers that require us to indemnify such persons against any and all expenses, including judgments, fines or penalties, attorney's fees, witness fees or other professional fees and related disbursements and other out-of-pocket costs incurred, in connection with any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry or administrative hearing, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or agent of our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers of our company.

        At present, there is no pending litigation or proceeding involving a director or officer of our company for which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions since February 1, 2009 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled "Executive Compensation" in this prospectus or that were approved by our Compensation Committee. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Sales of Securities

Series D Preferred Stock

        In December 2009, we issued an aggregate of 5,619,851 shares of our Series D preferred stock at a purchase price of $2.847 per share for aggregate consideration of $16.0 million to 15 accredited investors. Upon the closing of this offering, each share of preferred stock will convert into one share of our common stock. The following table sets forth the names of our directors, executive officers and holders of more than 5% of our capital stock who participated in the Series D preferred stock financing.

Name of Stockholder	Shares of Series D Preferred Stock
Entities affiliated with Greylock XIII Limited Partnership(1)	3,512,469
MDV IX, L.P(2)	904,460
Entities affiliated with Boulder Ventures IV (Annex), L.P.(3)	442,487
Entities affiliated with Mobius Technology Ventures VI, L.P.(4)	442,487
Vista Ventures Advantage, L.P.	168,767
Timothy A. Miller(5)	75,040
Ryan A. Martens(6)	52,687
Don F. Hazell	21,454

(1)
Includes: (a) 3,130,523 shares of Series D preferred stock issued to Greylock XIII Limited Partnership; (b) 281,841 shares of Series D preferred stock issued to Greylock XIII-A Limited Partnership; and (c) 100,105 shares of Series D preferred stock issued to Greylock XIII Principals LLC. Entities affiliated with Greylock XIII Limited Partnership collectively hold more than 5% of our capital stock and Thomas F. Bogan, one of our directors, is a Venture Partner with Greylock XIII GP LLC, the general partner of Greylock XIII Limited Partnership and Greylock XIII-A Limited Partnership.

(2)
MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P., holds more than 5% of our capital stock and Bryan D. Stolle, one of our directors, is a General Partner of Ninth MDV Partners, L.L.C., the general partner of MDV IX, L.P.

(3)
Includes 442,487 shares of Series D preferred stock issued to Boulder Ventures V, L.P. Entities affiliated with Boulder Ventures V, L.P. collectively hold more than 5% of our capital stock and Peter A. Roshko, one of our directors, is a Managing Member of BV Partners IV, L.L.C. and BV Partners V, L.L.C., general partners of such entities affiliated with Boulder Ventures V, L.P.

(4)
Includes: (a) 220,491 shares of Series D preferred stock issued to SOFTBANK U.S. Ventures VI L.P.; (b) 205,580 shares of Series D preferred stock issued to Mobius Technology Ventures VI, L.P.; (c) 8,407 shares of Series D preferred stock issued to Mobius Technology Ventures Side Fund VI L.P.; and (d) 8,009 shares of Series D preferred stock issued to Mobius Technology Ventures Advisors Fund VI L.P. Entities affiliated with Mobius Technology Ventures VI, L.P. collectively hold more than 5% of our capital stock and Bradley A. Feld, one of our directors, is a Managing Director of Mobius VI LLC, the general partner of such entities affiliated with Mobius Technology Ventures VI, L.P.

(5)
Includes: (a) 35,125 shares of Series D preferred stock issued to Timothy A. Miller and Jerri Miller, Tenants in Common; (b) 34,368 shares of Series D preferred stock issued to Equity Trust Company, d.b.a. Sterling Trust, Custodian for the benefit of Timothy A. Miller; and (c) 5,547 shares of Series D preferred stock issued to Equity Trust Company, d.b.a. Sterling Trust, Custodian for the benefit of Jerri L. Miller.

(6)
Includes 52,687 shares of Series D preferred stock issued to Ryan Martens and Wynn Martens, Tenants in Common.

Series E Preferred Stock

        In May 2011, we issued an aggregate of 3,883,496 shares of our Series E preferred stock at a purchase price of $5.15 per share for aggregate consideration of $20.0 million to 12 accredited investors. Upon the closing of this offering, each share of preferred stock will convert into one share of our common stock. The following table sets forth the names of our holders of more than 5% of our capital stock who participated in the Series E preferred stock financing. None of our directors or executive officers purchased shares of Series E preferred stock.

Name of Stockholder	Shares of Series E Preferred Stock
Entities affiliated with Boulder Ventures IV (Annex), L.P.(1)	516,149
Entities affiliated with Mobius Technology Ventures VI, L.P.(2)	516,149
MDV IX, L.P.(3)	485,950
Entities affiliated with Greylock XIII Limited Partnership(4)	226,637
Vista Ventures Advantage, L.P.	196,863

(1)
Includes 516,149 shares of Series E preferred stock issued to Boulder Ventures V, L.P. Entities affiliated with Boulder Ventures V, L.P. collectively hold more than 5% of our capital stock and Peter A. Roshko, one of our directors, is a Managing Member of BV Partners IV, L.L.C. and BV Partners V, L.L.C., general partners of such entities affiliated with Boulder Ventures V, L.P.

(2)
Includes: (a) 257,197 shares of Series E preferred stock issued to SOFTBANK U.S. Ventures VI L.P.; (b) 239,803 shares of Series E preferred stock issued to Mobius Technology Ventures VI, L.P.; (c) 9,807 shares of Series E preferred stock issued to Mobius Technology Ventures Side Fund VI L.P.; and (d) 9,342 shares of Series E preferred stock issued to Mobius Technology Ventures Advisors Fund VI L.P. Entities affiliated with Mobius Technology Ventures VI, L.P. collectively hold more than 5% of our capital stock and Bradley A. Feld, one of our directors, is a Managing Director of Mobius VI LLC, the general partner of such entities affiliated with Mobius Technology Ventures VI, L.P.

(3)
Includes 485,950 shares of Series E preferred stock issued to MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. MDV IX, L.P., itself and as nominee for

  MDV IX, L.P. and MDV ENF IX, L.P., holds more than 5% of our capital stock and Bryan D. Stolle, one of our directors, is a General Partner of Ninth MDV Partners, L.L.C., the general partner of MDV IX, L.P.

(4)
Includes: (a) 201,993 shares of Series E preferred stock issued to Greylock XIII Limited Partnership; (b) 18,185 shares of Series E preferred stock issued to Greylock XIII-A Limited Partnership; and (c) 6,459 shares of Series E preferred stock issued to Greylock XIII Principals LLC. Entities affiliated with Greylock XIII Limited Partnership collectively hold more than 5% of our capital stock and Thomas F. Bogan, one of our directors, is a Venture Partner with Greylock XIII GP LLC, the general partner of Greylock XIII Limited Partnership and Greylock XIII-A Limited Partnership.

Stock Repurchases

        In connection with our Series E preferred stock financing described above, we agreed to repurchase shares of our preferred stock from certain of our executive officers at a price of $4.8925 per share, which represented 95% of the price per share paid for our Series E preferred stock. The repurchase took place in August 2011. The following table sets forth the number of shares and series of preferred stock repurchased from each of our executive officers, and the applicable aggregate consideration received by such executive officers.

Executive Officer	Series A-1 Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Aggregate Proceeds
Timothy A. Miller(1)	—	—	200,000	—	$978,500
Ryan A. Martens(2)	—	—	66,269	52,687	581,992
James M. Lejeal	21,678	13,322	—	—	171,238
Don F. Hazell	—	—	23,856	—	116,715

(1)
All shares repurchased from Timothy A. Miller and Jerri L. Miller, Tenants in Common.

(2)
All shares repurchased from Ryan A. Martens and Wynn Martens, Tenants in Common.

Stockholder Agreements

        In May 2011, in connection with our Series E preferred stock financing, we entered into a Fourth Amended and Restated Investor Rights Agreement, or the Rights Agreement, a Third Amended and Restated Right of First Refusal and Co-Sale Agreement, or the ROFR Agreement, and the Voting Agreement, to collectively provide for, among other things, voting rights and obligations, information rights, rights of first refusal and registration rights with certain holders of our preferred stock and certain holders of our common stock. The following directors, executive officers and holders of more than 5% of our voting securities and their affiliates are parties to those agreements:

  •
  Boulder Ventures IV (Annex), L.P. and affiliated entities;

  •
  Mobius Technology Ventures VI, L.P. and affiliated entities;

  •
  MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P.;

  •
  Greylock XIII Limited Partnership and affiliated entities;

  •
  Vista Ventures Advantage, L.P.;

  •
  Timothy A. Miller and affiliated entities and persons;

  •
  James M. Lejeal;

  •
  Don F. Hazell;

  •
  Ryan A. Martens and affiliated entities and persons; and

  •
  Mark T. Carges and his spouse.

        In addition, Richard D. Leavitt is a party to the Voting Agreement.

        The ROFR Agreement, the Voting Agreement and portions of the Rights Agreement will terminate upon the closing of this offering or the effective date of the registration statement pertaining to this offering. See the section titled "Management—Board Composition" for information regarding the provisions related to the election of our directors that will terminate upon the closing of this offering. However, the registration rights provided for in the Rights Agreement to the holders of our outstanding preferred stock, including certain of our directors, executive officers, beneficial owners of more than 5% of our capital stock and immediate family members of these individuals, will continue following the closing of this offering. As of July 31, 2012, the holders of 35,839,731 shares of our common stock that are issuable upon the conversion of our preferred stock are entitled to rights with respect to the registration of these shares following the closing of this offering. In addition, holders of certain warrants to purchase shares of our capital stock are entitled to a limited subset of the registration rights provided by the Rights Agreement. For a more detailed description of these registration rights, see the section titled "Description of Capital Stock—Registration Rights."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors, and prior to the closing of this offering we will enter into new indemnification agreements that replace any existing indemnification agreements, as applicable, with each of our directors and officers, as described in the section titled "Executive Compensation—Limitation of Liability and Indemnification."

Policies and Procedures for Related Party Transactions

        Following the closing of this offering, our Audit Committee will have the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. Our Audit Committee charter will provide that the Audit Committee shall review and approve or disapprove any related party transactions. As of the date of this prospectus, we have not adopted any formal standards, policies or procedures governing the review and approval of related party transactions, but we expect that our Audit Committee will do so in the future.

        All related party transactions described in this section were not subject to the approval and review procedures set forth in the policy.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock as of July 31, 2012 by:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        The percentage of shares beneficially owned before the offering shown in the table is based upon 41,128,298 shares of common stock outstanding as of July 31, 2012, after giving effect to the conversion of all of our outstanding preferred stock into 35,839,731 shares of common stock, which will occur upon the closing of this offering. The information relating to numbers and percentages of shares beneficially owned after the offering assumes the sale by us of            shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters' option to purchase additional shares.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before September 29, 2012, which is 60 days after July 31, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for persons listed in the table is c/o Rally Software Development Corp., 3333 Walnut Street, Boulder, CO 80301.

		Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned	Before Offering	After Offering
5% Stockholders:
Entities affiliates with Boulder Ventures IV (Annex), L.P.(1)	8,515,561	20.7%
Entities affiliated with Mobius Technology Ventures VI, L.P.(2)	8,515,559	20.7%
MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P.(3)	8,017,314	19.5%
Entities affiliated with Greylock XIII Limited Partnership(4)	3,739,106	9.1%
Vista Ventures Advantage, L.P.(5)	3,247,891	7.9%
Timothy A. Miller and related entities(6)	2,516,455	6.0%
Named Executive Officers and Directors:
Timothy A. Miller(6)	2,516,455	6.0%
James M. Lejeal(7)	454,670	1.1%
Don F. Hazell(8)	684,644	1.7%
Thomas F. Bogan(9)	—	*
Mark T. Carges(10)	52,305	*
Bradley A. Feld(2)	8,515,559	20.7%
Peter A. Roshko(1)	8,515,561	20.7%
Bryan D. Stolle(3)	8,017,314	19.5%
Timothy V. Wolf(11)	32,027	*
All executive officers and directors as a group (12 persons)(12)	30,756,145	72.2%

*
Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)
Includes 7,091,023 shares, which includes 30,517 shares issuable upon exercise of outstanding warrants, held by Boulder Ventures IV (Annex), L.P. ("Boulder Ventures IV (Annex)"), 465,902 shares, which includes 2,020 shares issuable upon exercise of outstanding warrants, held by Boulder Ventures IV, L.P. ("Boulder Ventures IV") and 958,636 shares held by Boulder Ventures V, L.P. ("Boulder Ventures V" and, collectively with Boulder Ventures IV (Annex) and Boulder Ventures IV, the "Boulder Ventures Funds"). BV Partners IV, L.L.C. ("BV IV") is the General Partner of Boulder Ventures IV (Annex) and Boulder Ventures IV. BV Partners V, L.L.C. ("BV V") is the General Partner of Boulder Ventures V. BV IV may be deemed to indirectly beneficially own the shares owned by Boulder Ventures IV (Annex) and Boulder Ventures IV and BV V may be deemed to indirectly beneficially own the shares owned by Boulder Ventures V. Josh E. Fidler, Kyle Lefkoff, Lawrence M. Macks and Peter A. Roshko, a member of our Board of Directors, are Managing Members of BV IV and Mr. Lefkoff, Mr. Roshko and Jonathan L. Perl are Managing Members of BV V, and each share voting and dispositive power over the shares held by the applicable Boulder Ventures Funds. The address for the Boulder Ventures Funds is 1941 Pearl Street, Suite 300, Boulder, CO 80302.

(2)
Includes 3,956,330 shares, which includes 15,117 shares issuable upon exercise of outstanding warrants, held by Mobius Technology Ventures VI, L.P., 4,243,304 shares, which includes 16,213 shares issuable upon exercise of outstanding warrants, held by SOFTBANK U.S. Ventures VI, L.P., 161,795 shares, which includes 618 shares issuable upon exercise of outstanding warrants, held by Mobius Technology Ventures Side Fund VI, L.P. and 154,130 shares, which includes 588 shares issuable upon exercise of outstanding warrants, held by Mobius Technology Ventures Advisors Fund VI, L.P. (collectively, the "Mobius Funds"). Mobius VI LLC ("Mobius VI") is the General

  Partner of the Mobius Funds. Mobius VI may be deemed to indirectly beneficially own the shares owned by the Mobius Funds. Bradley A. Feld, a member of our Board of Directors, and Jason Mendelson are Managing Directors of Mobius VI and share voting and dispositive power over the shares held by the Mobius Funds. The address for the Mobius Funds is 1050 Walnut Street, Suite 210, Boulder, CO 80302.

(3)
Includes 7,531,364 shares held by MDV IX, L.P. and 485,950 shares held by MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. (collectively, "MDV IX"). Ninth MDV Partners, L.L.C. ("Ninth MDV") is the General Partner of MDV IX. Ninth MDV may be deemed to indirectly beneficially own the shares owned by MDV IX. Bryan D. Stolle, a member of our Board of Directors, and Jon Feiber, Bill Ericson, Josh Greene, Jim Smith, Erik Strasser and Paul Cleveland are General Partners of Ninth MDV and share voting and dispositive power over the shares held by MDV IX. The address for MDV IX is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(4)
Includes 3,332,516 shares held by Greylock XIII Limited Partnership ("Greylock XIII"), 300,026 shares held by Greylock XIII-A Limited Partnership ("Greylock XIII-A") and 106,564 shares held by Greylock XIII Principals LLC ("Greylock XIII Principals" and, collectively with Greylock XIII and Greylock XIII-A, the "Greylock Funds"). Greylock XIII GP LLC ("Greylock XIII GP") is the General Partner of Greylock XIII and Greylock XIII-A. Greylock Management Corporation ("Greylock Management") is the sole member Greylock XIII Principals. Greylock XIII GP and Greylock Management may be deemed to indirectly beneficially own the shares owned by Greylock XIII and Greylock XIII-A, and Greylock XIII Principals, respectively. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze are Senior Managing Members of Greylock XIII GP and directors of Greylock Management and share voting and dispositive power over the shares held by Greylock XIII, Greylock XIII-A and Greylock XIII Principals. The address for the Greylock Funds is One Brattle Square, Fourth Floor, Cambridge, MA 02138.

(5)
Includes 13,253 shares issuable upon exercise of outstanding warrants held by Vista Ventures Advantage, L.P. ("Vista Ventures"). Pinyon Capital Management, LLC ("Pinyon") is the General Partner of Vista Ventures. Pinyon may be deemed to indirectly beneficially own the shares owned by Vista Ventures. Catharine M. Merigold, David E. Dwyer, Kirk J. Holland and Lisa Reeves are Managing Members of Pinyon and share voting and dispositive power over the shares held by Vista Ventures. The address for the Vista Ventures is 2755 Juilliard Street, Boulder, CO 80305.

(6)
Includes 1,072,239 shares, which includes 730,833 shares Mr. Miller has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012, held by Timothy A. Miller, 841,711 shares, which includes 16,567 shares issuable upon exercise of an outstanding warrant, held jointly by Mr. Miller and his spouse, 249,166 shares held by the Elizabeth E. Miller Irrevocable Trust, 249,166 shares held by the Sydney J. Miller Irrevocable Trust, 64,258 shares held by the Timothy A. Miller 2011 Irrevocable Trust, 34,368 shares held by the Sterling Trust as Custodian for the benefit of Timothy A. Miller and 5,547 shares held by the Sterling Trust as Custodian for the benefit of Jerri L. Miller. Mr. Miller is a limited partner in certain Boulder Ventures funds that beneficially own an aggregate of 8,049,659 shares of our common stock, as disclosed in footnote (1) to this table.

(7)
Includes 67,364 shares Mr. Lejeal has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012, and 6,486 shares held by Mr. Lejeal pursuant to the early exercise of an option that are subject to a repurchase option in our favor as of July 31, 2012, which repurchase option lapsed in its entirety on August 25, 2012. Mr. Lejeal is a limited partner in a Boulder Ventures fund that beneficially owns an aggregate of 958,636 shares of our common stock, as disclosed in footnote (1) to this table.

(8)
Includes 212,500 shares Mr. Hazell has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012 and 1,192 shares issuable upon exercise of an outstanding warrant held by Mr. Hazell.

(9)
Excludes 3,739,106 shares held by the Greylock Funds referenced in footnote (4) to this table. Mr. Bogan is a Venture Partner of Greylock XIII GP. Mr. Bogan does not have voting or dispositive power with respect to any of the shares held by the Greylock Funds. Mr. Bogan is also a limited partner in a Greylock fund that beneficially owns an aggregate of 3,332,516 shares of our common stock, as disclosed in footnote (4) to this table.

(10)
Includes 32,027 shares Mr. Carges has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012 and 20,278 shares held jointly by Mr. Carges and his spouse.

(11)
Consists of 32,027 shares Mr. Wolf has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012.

(12)
In addition to the shares referenced in footnotes (1) through (3) and (6) through (11) to this table, includes (a) 179,166 shares Ryan A. Martens has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012, 1,555,028 shares, which includes 3,313 shares issuable upon exercise of an outstanding warrant, held jointly by Mr. Martens and his spouse and 28,000 shares held by Mr. Martens and his spouse as custodians for his son, (b) 191,666 shares, which includes 94,166 shares Richard D. Leavitt has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012, held by Mr. Leavitt and (c) 13,750 shares Kenneth M. Mesikapp has the right to acquire through the exercise of options exercisable within 60 days of July 31, 2012.

 DESCRIPTION OF CAPITAL STOCK

        Upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, our outstanding warrants, the Rights Agreement and the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, warrants and Rights Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

        As of July 31, 2012, there were 5,288,567 shares of our common stock and 35,839,731 shares of our preferred stock outstanding. After giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering, there would have been 41,128,298 shares of our common stock outstanding on that date held by 154 stockholders of record. As of July 31, 2012, there were outstanding options to purchase 4,640,782 shares of common stock, warrants to purchase 121,002 shares of common stock and warrants to purchase 344,127 shares of preferred stock, which warrants will convert into the right to purchase the same number of shares of common stock upon the closing of this offering.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, subject to the rights of holders of any then-outstanding shares of preferred stock.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

        Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Upon the closing of this offering, our Board of Directors will have the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

        Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affecting the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of our common stock. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no current plans to issue any shares of preferred stock.

Warrants

        As of July 31, 2012, there were outstanding warrants to purchase the number and type of shares of our capital stock set forth in the table below. Upon the closing of this offering, the outstanding warrants to purchase shares of our preferred stock will convert into warrants to purchase the same number of shares of our common stock, as set forth in the column "Number of Shares of Common Stock After this Offering" below.

Description	Number of Shares of Common Stock After this Offering		Weighted Average Exercise Price After this Offering
Common Stock	121,002	(1)	$0.140
Series A-1 preferred stock	81,875		1.000
Series B preferred stock	100,354		1.126
Series C preferred stock	161,898		1.509

(1)
These warrants will be automatically net exercised immediately prior to the closing of this offering if not exercised earlier.

        In June 2005, in connection with a loan and security agreement entered into with Silicon Valley Bank, or SVB, we issued to SVB a warrant to purchase 81,875 shares of our Series A-1 preferred stock at an exercise price of $1.00 per share. SVB assigned the warrant to Silicon Valley Bancshares (now SVB Financial Group). The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. The warrant will become exercisable for an aggregate of 81,875 shares of our common stock at an exercise price of $1.00 per share upon the closing of this offering and is exercisable until its expiration on June 30, 2015. The loan and security agreement terminated in 2007.

        In November 2006, we issued to the Entrepreneurs Foundation of Colorado LLC, a company that encourages local companies to give back to their community, a warrant to purchase 65,002 shares of our common stock at an exercise price of $0.26 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. The warrant will be automatically net exercised immediately prior to the closing of this offering if not exercised earlier.

        In May 2007, in connection with a loan and security agreement, or the Loan Agreement, with Square 1 Bank we issued to Square 1 Bank a warrant to purchase 53,286 shares of our Series B preferred stock, subject to increase based on the aggregate amount of all advances under the Loan Agreement, at an exercise price of $1.126 per share. In December 2009, we amended and restated this warrant to fix the number of shares of Series B preferred stock subject to purchase under this warrant at 100,354, and the exercise price remained $1.126 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrant will become exercisable for an aggregate of 100,354 shares of our common stock at an exercise price of $1.126 per share upon the closing of this offering and is exercisable until its expiration on the later of May 16, 2014 or, if this offering is completed prior to that date, three years after the closing of this offering.

        In May 2008, in connection with our Series C preferred stock financing, we issued warrants exercisable for an aggregate of 99,398 shares of our Series C preferred stock at an exercise price of $1.509 per share, or the bridge warrants, to holders of $2,500,000 in principal amount of convertible promissory notes that were converted into Series C preferred stock in the Series C preferred stock financing. The bridge warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The bridge warrants will become exercisable for an aggregate of 99,398 shares of our common stock at an exercise price of $1.509 per share upon the closing of this offering and are exercisable until the earlier of May 20, 2018 or five years after the closing of this offering.

        In September 2008, in connection with an amendment to the Loan Agreement, we issued to Square 1 Bank a warrant to purchase 62,500 shares of our Series C preferred stock at an exercise price of $1.509 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrant will become exercisable for an aggregate of 62,500 shares of our common stock at an exercise price of $1.509 per share upon the closing of this offering and is exercisable until the later of September 30, 2015 or, if this offering is completed after September 30, 2012 and prior to September 30, 2015, three years after the closing of this offering.

        In May 2011, we issued to The Community Foundation, a nonprofit charitable organization, a warrant to purchase 56,000 shares of our common stock at an exercise price of $0.001 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrant will be automatically net exercised immediately prior to the closing of this offering, if not exercised earlier.

        The holders of certain of these warrants are entitled to registration rights under the Rights Agreement, as described in "—Registration Rights" below.

Registration Rights

        Under the Rights Agreement, upon the closing of this offering, the holders of 35,839,731 shares of our common stock or their permitted transferees, and the holders of warrants to purchase 244,729 shares of our common stock, will be entitled to rights with respect to the registration of their shares under the Securities Act. Permitted transferees include certain affiliates and transferees who receive at least 500,000 of such shares in a transaction that is not a sale to the public pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act. These registration rights will expire three years following the closing of this offering, or, with respect to any particular stockholder, when such stockholder holds less than 1% of our outstanding common stock and is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. In an underwritten offering, the underwriter has the right, subject to specified conditions, to limit the number of shares such holders may include in an offering. In connection with this offering, each stockholder that has registration rights has agreed not to sell or otherwise dispose of any securities without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain terms and conditions. For more information regarding such restrictions, see the section titled "Underwriting—Lock-Up Agreements."

Demand Registration Rights

        After the closing of this offering, the holders of 35,839,731 shares of our common stock or permitted transferees will be entitled to certain demand registration rights. The holders of at least 50% of these shares, or alternatively, holders proposing to sell a portion of these shares with anticipated net proceeds of at least $5.0 million, can, on not more than two occasions that result in effective registrations, request that we register the offer and sale of all or a portion of their shares of our common stock covered by the Rights Agreement. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days; provided that during such 90 day period we may not register any securities on our own behalf or on behalf of others. Additionally, we will not be required to effect a demand registration during the period beginning with the date of filing of, and ending 180 days following the effectiveness of, the registration statement relating to this offering.

Piggyback Registration Rights

        After the closing of this offering, if we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities the holders of 35,839,731 shares of our common stock or permitted transferees, and the holders of warrants to purchase 244,729 shares of our common stock, will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations that may be imposed by the underwriters, if any, in such a registration. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to a employee benefit plan or (2) a registration related to a corporate reorganizations or certain other transactions under Rule 145 of the Securities Act, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. The warrants described in "—Warrants" above that were issued to SVB and Square 1 Bank are also entitled to the foregoing "piggyback" registration rights set forth in the Rights Agreement with respect to the shares of our common stock that will be issuable upon exercise of such warrants following the closing of this offering.

S-3 Registration Rights

        After the closing of this offering, the holders of 35,839,731 shares of our common stock or permitted transferees may make a written request that we register the offer and sale of these shares on Form S-3, provided we are eligible to file a registration statement on Form S-3 and the anticipated aggregate offering price of the shares to be sold is at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3, which requests shall not be counted as "demand registrations." If we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days; provided that during such 90 day period we may not register any securities on our own behalf or on behalf of others, other than with respect to (1) a registration related to a employee benefit plan, (2) a registration related to a corporate reorganizations or certain other transactions under Rule 145 of the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to register the shares of the holders requesting a registration on Form S-3 or (4) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that we are also registering.

Expenses of Registration

        Generally, we are required to bear all registration and selling expenses, other than underwriting discounts and selling commissions, incurred in connection with the demand, piggyback and Form S-3 registrations described above.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  at or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an "interested stockholder" as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock.

        Section 203 could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

        Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change of control or change in our Board of Directors or our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering will:

  •
  permit our Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

  •
  provide that the authorized number of directors may be changed only by resolution of our Board of Directors;

  •
  provide that our Board of Directors will be classified into three classes of directors;

  •
  provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  provide that special meetings of our stockholders may be called only by the chairman of our Board of Directors, our chief executive officer or president or by our Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

  •
  not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

  •
  provide that, unless we consent otherwise, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our amended and restated certificate of incorporation will include the foregoing provision, in light of several pending lawsuits challenging the validity of choice of forum provisions in other companies' organizational documents, it is possible that a court could rule that such provision is inapplicable or unenforceable.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                    . The transfer agent and registrar's address is                         .

                    Listing

        We have applied to have our common stock listed on            under the symbol "            ."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, no public market has existed for our common stock. Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after closing of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital. Although we have applied to list our common stock on                , we cannot assure you that there will be an active market for our common stock.

        Based upon the number of shares outstanding as of July 31, 2012, upon the closing of this offering, we will have outstanding an aggregate of            shares of our common stock, assuming no exercise of the underwriters' option to purchase additional shares and no exercise of outstanding options or warrants, after giving effect to the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of common stock immediately prior to the closing of this offering. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates, as that term is defined under Rule 144 under the Securities Act, or subject to lock-up agreements. The remaining shares of common stock outstanding upon the closing of this offering are restricted securities as defined in Rule 144. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. These remaining shares will generally become available for sale in the public market as follows:

  •
  approximately              shares will be eligible for sale upon the closing of this offering;

  •
  approximately              shares will be eligible for sale in the public market upon expiration of lock-up agreements 181 days after the date of this prospectus, which date may be extended in specified circumstances, subject in certain circumstances to the volume, manner of sale and other limitations of Rule 144 and Rule 701; and

  •
  approximately              shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holder exercises available registration rights.

        Additionally, of the 4,640,782 shares of common stock issuable upon exercise of options outstanding as of July 31, 2012, approximately                shares will be vested and eligible for sale 181 days after the date of this prospectus, which date may be extended in specified circumstances.

Rule 144

        In general, under Rule 144 under the Securities Act, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock to be sold for at least six months, would be entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately            shares upon completion this offering, assuming no exercise of the underwriters' option to purchase additional shares; and

  •
  the average weekly trading volume of our common stock on                  during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

        In general, under Rule 701 under the Securities Act, as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) are entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreement referred to below, if applicable).

Lock-Up Agreements

        As described under the section titled "Underwriting—Lock-Up Agreements", we, all of our directors and executive officers and substantially all of our other stockholders, option holders and warrant holders, prior to this offering have agreed that, subject to certain exceptions, without the prior written consent of each of Barclays Capital Inc. and Deutsche Bank Securities Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus. In certain circumstances, such 180-day restricted period will be extended. Barclays Capital Inc. and

Deutsche Bank Securities Inc., with our consent, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Registration Rights

        Upon the closing of this offering, the holders of 35,839,731 shares of our common stock, including the common stock issuable upon conversion of our preferred stock, will have the right to require us to register their shares for resale under the Securities Act, beginning 180 days after the date of this prospectus, subject to any extensions that may be imposed on stockholders that are subject to the lock-up agreements described above.

        Registration of these shares for resale under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by these stockholders could adversely affect the trading price of our common stock. These registration rights are described in more detail under the section titled "Description of Capital Stock—Registration Rights."

Equity Incentive Plans

        Following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or reserved for issuance under our equity incentive plans, including any equity incentive plans adopted in connection with this offering. Accordingly, shares registered under such registration statements will be available for sale in the open market, subject to vesting restrictions with us and the lock-up restrictions described above.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock acquired in this offering by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

        An individual may be treated for U.S. federal income tax purposes as a resident instead of a nonresident of the United States in any calendar year if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus.

        We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances or the potential application of the provision of the Code known as the Medicare contribution tax nor does it address any aspects of state, local or non-U.S. taxes, or U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  brokers or dealers in securities;

  •
  pension plans;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

  •
  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

        Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

        If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading "—Gain on Disposition of Common Stock."

        Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

        Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification requirements. To obtain this exemption, a non-U.S. holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

Gain on Disposition of Common Stock

        Subject to the discussion below regarding FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition; or

  •
  we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly, indirectly or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

        We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28% through December 31, 2012, and thereafter set to increase to 31%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

        The recently enacted Foreign Account Tax Compliance Act, or FATCA, will impose a 30% withholding tax on any "withholdable payment" to (i) a "foreign financial institution" (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain limited circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

        "Withholdable payments" will include U.S.-source payments otherwise subject to nonresident withholding tax, and also include the entire gross proceeds from the sale of any equity of U.S. issuers. The withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain). The IRS is authorized to provide rules for implementing the FATCA withholding regime with the existing nonresident withholding tax rules.

        Transitional IRS guidance indicates that, under future regulations, this withholding will apply to U.S.-source payments otherwise subject to nonresident withholding tax made on or after January 1, 2014 and to the payment of gross proceeds from the sale of any equity of U.S. issuers made on or after January 1, 2015.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

        Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

 UNDERWRITING

        Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Pacific Crest Securities LLC
Piper Jaffray & Co.
Needham & Company, LLC

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The expenses of the offering that are payable by us are estimated to be $                (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of                    shares at the initial public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than                    shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, all of our directors and executive officers and substantially all of our other stockholders, option holders and warrant holders have agreed that, subject to certain exceptions, without the prior written consent of each of the representatives, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by each of the representatives, provided, however, that no such extension shall apply from and after the date that the Financial Industry Regulatory Authority shall have publicly announced, or otherwise provided written guidance, that Rule 2711(f)(4) is no longer applicable with respect to any public offering or any public offering with substantially the same characteristics as this offering.

        The representatives, in their sole discretion and only with our consent, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives are expected to consider, among other things:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly-traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                    or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing of Common Stock

        We have applied to list our shares of common stock on the                        under the symbol "            ."

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        Certain of the underwriters and/or their affiliates have engaged, and/or may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, expect to receive, customary fees and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive or, in each case, a Relevant Member State, an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, which we refer to as Qualified Investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (ii) high net worth entities, falling within Article 49(2)(a) to (d) of the Order, and (iii) any other person to whom it may lawfully be communicated pursuant to the Order, all such persons which we refer to together as relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment activity to which this prospectus relates will only be available to, and will only be engaged with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Cayman Islands

        No offer or invitation to subscribe for shares of our common stock may be made to the public in the Cayman Islands.

Hong Kong

        The shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares of our common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Broomfield, Colorado. As of the date of this prospectus, GC&H Investments, LLC, an entity that includes current and former partners and associates of Cooley LLP, beneficially owns 72,203 shares of our preferred stock, which will be converted into 72,203 shares of our common stock upon the closing of this offering and Cooley LLP beneficially owns 19,901 shares of our common stock. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California, in connection with the offering.

EXPERTS

        The consolidated financial statements of Rally Software Development Corp. as of January 31, 2011 and 2012, and for each of the years in the three-year period ended January 31, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.rallydev.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

RALLY SOFTWARE DEVELOPMENT CORP.

Index to Consolidated Financial Statements

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Rally Software Development Corp.:

        We have audited the accompanying consolidated balance sheets of Rally Software Development Corp. and subsidiaries (the Company) as of January 31, 2011 and 2012, and the related consolidated statements of operations, comprehensive loss, common stockholders' deficit, and cash flows for each of the years in the three-year period ended January 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rally Software Development Corp. and subsidiaries as of January 31, 2011 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boulder, Colorado
July 25, 2012

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 31, 2011	January 31, 2012	July 31, 2012	Pro forma July 31, 2012 (note 2)
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,566	$19,452	$19,710	$19,710
Accounts receivable, net	10,722	11,904	12,761	12,761
Other receivables	934	37	153	153
Prepaid expenses and other current assets	712	821	1,381	1,381

Total current assets	16,934	32,214	34,005	34,005
Property and equipment, net (note 4)	3,478	3,244	3,670	3,670
Other assets	46	14	1,151	1,151

Total assets	$20,458	$35,472	$38,826	$38,826

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$1,407	$1,589	$2,771	$2,771
Accrued liabilities (note 5)	1,881	1,943	2,083	2,083
Deferred revenue	17,616	24,175	24,478	24,478
Other current liabilities	286	630	727	727

Total current liabilities	21,190	28,337	30,059	30,059
Deferred revenue, net of current portion	722	934	4,980	4,980
Deferred rent expense, net of current portion	893	537	878	878
Other long-term liabilities	64	—	8	8
Warrants for redeemable convertible preferred stock, at estimated fair value (note 7)	591	925	1,599	—

Total liabilities	23,460	30,733	37,524	35,925

Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value per share:
Series E redeemable convertible preferred stock:
At January 31, 2012 and July 31, 2012 (unaudited), authorized, 4,000,000 shares; issued and outstanding, 3,883,496 shares (aggregate liquidation value of $20,000); pro forma: zero shares issued and outstanding at July 31, 2012.	—	19,882	19,882	—
Series D redeemable convertible preferred stock:
At January 31, 2011 and 2012 and July 31, 2012 (unaudited), authorized, 5,704,851, 5,619,851 and 5,619,851 shares, respectively; issued and outstanding, 5,619,851, 5,567,164 and 5,567,164 shares, respectively (aggregate liquidation value $16,000, $15,850 and $15,850, respectively); pro forma: zero shares issued and outstanding at July 31, 2012.	15,945	15,803	15,803	—
Series A-1 redeemable convertible preferred stock:
At January 31, 2011 and 2012 and July 31, 2012 (unaudited), authorized, 8,524,941 shares; issued and outstanding, 8,443,066, 8,421,388 and 8,421,388 shares, respectively (aggregate liquidation value of $8,443, $8,421 and $8,421, respectively); pro forma: zero shares issued and outstanding at July 31, 2012.	8,412	8,395	8,395	—
Series B redeemable convertible preferred stock:
At January 31, 2011 and 2012 and July 31, 2012 (unaudited), authorized, 7,205,155 shares; issued and outstanding 7,104,801, 7,091,479 and 7,091,479 shares, respectively (aggregate liquidation value of $8,000, $7,985 and $7,985, respectively); pro forma: zero shares issued and outstanding at July 31, 2012.	7,968	7,957	7,957	—
Series C redeemable convertible preferred stock:
At January 31, 2011 and 2012 and July 31, 2012 (unaudited), authorized, 11,328,227 shares; issued and outstanding 11,166,329, 10,876,204 and 10,876,204 shares, respectively (aggregate liquidation value of $16,850, $16,412 and $16,412, respectively); pro forma: zero shares issued and outstanding at July 31, 2012.	16,806	16,373	16,373	—

Total redeemable convertible preferred stock (note 8)	49,131	68,410	68,410	—

Stockholders' (deficit) equity:
Common stock, $0.0001 par value per share. At January 31, 2011 and 2012 and July 31, 2012 (unaudited), authorized, 42,500,000, 50,000,000 and 50,000,000 shares, respectively; issued and outstanding, 4,463,582, 4,939,159 and 5,258,081 shares, respectively; pro forma: 41,104,298 issued and outstanding at July 31, 2012	1	1	1	4
Additional paid-in capital	1,021	1,079	1,622	71,628
Accumulated deficit	(53,157)	(64,749)	(68,730)	(68,730)
Accumulated other comprehensive (loss) income	2	(2)	(1)	(1)

Total stockholders' (deficit) equity	(52,133)	(63,671)	(67,108)	2,901

Total liabilities, redeemable convertible preferred stock and stockholder's (deficit) equity	$20,458	$35,472	$38,826	$38,826

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Operations

(in thousands, except per share data)

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Revenue:
Subscription and support	$12,897	$19,902	$31,124	$13,843	$19,987
Perpetual license	1,334	4,260	3,546	2,160	3,018

Total product revenue	14,231	24,162	34,670	16,003	23,005
Professional services	4,142	5,548	6,655	3,676	3,600

Total revenue	18,373	29,710	41,325	19,679	26,605

Cost of revenue:
Product	1,990	3,033	4,096	1,989	2,379
Professional services	3,373	4,846	5,679	2,865	3,416

Total cost of revenue	5,363	7,879	9,775	4,854	5,795

Gross profit	13,010	21,831	31,550	14,825	20,810

Operating expenses:
Sales and marketing	13,407	18,526	23,552	11,131	13,543
Research and development	5,230	7,979	11,074	5,336	6,545
General and administrative	3,875	5,074	8,170	3,226	4,869
Sublease termination income (note 14)	—	—	—	—	(839)

Total operating expenses	22,512	31,579	42,796	19,693	24,118

Loss from operations	(9,502)	(9,748)	(11,246)	(4,868)	(3,308)
Other (expense) income:
Interest and other income	9	72	53	46	31
Interest expense	(233)	(251)	(349)	(308)	(676)
Loss on foreign currency transactions and other gain (loss)	(20)	(12)	(50)	(38)	(28)

Net loss	(9,746)	(9,939)	(11,592)	(5,168)	(3,981)
Accretion of redeemable convertible preferred stock	(67)	(81)	(22)	(22)	—
Preferred stock deemed dividend	—	—	(762)	—	—

Net loss attributable to common stockholders	$(9,813)	$(10,020)	$(12,376)	$(5,190)	$(3,981)

Net loss per common share:
Basic and diluted	$(3.18)	$(2.78)	$(2.65)	$(1.14)	$(0.78)

Weighted average common shares outstanding:
Basic and diluted	3,086	3,610	4,678	4,564	5,071

Pro forma net loss per share (unaudited):
Basic and diluted			$(0.29)		$(0.08)

Pro forma weighted average common shares outstanding (unaudited):
Basic and diluted			39,482		40,911

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Net loss	$(9,746)	$(9,939)	$(11,592)	$(5,168)	$(3,981)
Other comprehensive loss:
Foreign currency translation adjustments	—	2	(4)	6	1

Comprehensive loss	$(9,746)	$(9,937)	$(11,596)	$(5,162)	$(3,980)

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Common Stockholders' Deficit

(in thousands)

	Common stock			Accumulated other comprehensive (loss) income
			Additional paid-in capital		Accumulated deficit	Total stockholders' deficit
	Shares	Amount
Balance, February 1, 2009	2,876	$1	$346	$—	$(33,468)	$(33,121)
Common stock issued in connection with stock incentive plans	430	—	101	—	—	101
Share-based compensation	—	—	171	—	—	171
Preferred stock cost accretion	—	—	(67)	—	—	(67)
Net loss	—	—	—	—	(9,746)	(9,746)

Balance, January 31, 2010	3,306	1	551	—	(43,214)	(42,662)
Treasury shares purchased and retired	(9)	—	(2)	—	(4)	(6)
Common stock issued in connection with stock incentive plans	1,092	—	310	—	—	310
Estimated fair value of common stock issued as partial consideration for Enkari, Ltd. Assets	75	—	50	—	—	50
Share-based compensation	—	—	193	—	—	193
Preferred stock cost accretion	—	—	(81)	—	—	(81)
Net loss	—	—	—	—	(9,939)	(9,939)
Other comprehensive income	—	—	—	2	—	2

Balance, January 31, 2011	4,464	1	1,021	2	(53,157)	(52,133)
Deemed dividend in connection with purchase and cancellation of preferred stock	—	—	(762)	—	—	(762)
Common stock issued in connection with stock incentive plans	475	—	152	—	—	152
Estimated fair value of warrant issued as a charitable contribution	—	—	122	—	—	122
Share-based compensation	—	—	568	—	—	568
Preferred stock cost accretion	—	—	(22)	—	—	(22)
Net loss	—	—	—	—	(11,592)	(11,592)
Other comprehensive loss	—	—	—	(4)	—	(4)

Balance, January 31, 2012	4,939	1	1,079	(2)	(64,749)	(63,671)
Common stock issued in connection with stock incentive plans (unaudited)	319	—	109	—	—	109
Share-based compensation (unaudited)	—	—	434	—	—	434
Net loss (unaudited)	—	—	—	—	(3,981)	(3,981)
Other comprehensive income (unaudited)	—	—	—	1	—	1

Balance, July 31, 2012 (unaudited)	5,258	$1	$1,622	$(1)	$(68,730)	$(67,108)

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Cash flow from operating activities:
Net loss	$(9,746)	$(9,939)	$(11,592)	$(5,168)	$(3,981)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	542	1,106	1,863	894	852
Noncash share-based compensation expense	171	193	568	100	434
Noncash interest expense	95	210	336	302	674
Noncash sublease termination income	—	—	—	—	(839)
Noncash charitable contribution	—	—	122	—	—
Loss on disposition of property and equipment	3	—	12	17	—
Changes in operating assets and liabilities:
Accounts receivable	(1,634)	(4,183)	(1,182)	1,932	(857)
Other receivables	(44)	(885)	898	870	(116)
Prepaid expenses and other current assets	(173)	(298)	(112)	(389)	(560)
Other assets	14	7	(37)	(237)	(58)
Accounts payable and accrued liabilities	427	1,175	592	116	148
Deferred revenue	4,739	5,899	6,771	2,140	4,349
Other current liabilities	185	224	476	20	481
Deferred rent expense, net of current portion	74	819	(356)	(81)	832
Other long-term liabilities	7	(71)	(63)	(30)	8

Net cash provided by (used in) operating activities	(5,340)	(5,743)	(1,704)	486	1,367

Cash flows from investing activities:
Purchase of property and equipment	(368)	(2,760)	(1,925)	(1,418)	(704)
Proceeds from sale of assets	—	—	—	—	5
Purchase of Enkari, Ltd. assets	—	(300)	—	—	—
Purchase of Agile Advantage, Inc. assets	—	—	—	—	(420)

Net cash used in investing activities	(368)	(3,060)	(1,925)	(1,418)	(1,119)

Cash flows from financing activities:
Proceeds from notes payable and revolving line of credit	3,090	—	—	—	—
Payments on notes payable and revolving line of credit	(400)	(2,690)	—	—	—
Purchase and cancelation of preferred stock	—	—	(1,388)	—	—
Purchase of treasury shares	—	(6)	—	—	—
Proceeds from issuance of common stock	87	310	122	40	94
Payments on capital lease obligations	(103)	(151)	(101)	(69)	(21)
Proceeds from issuance of preferred stock	16,000	—	20,000	20,000	—
Preferred stock offering costs	(77)	—	(118)	(118)	—
Deferred offering costs	—	—	—	—	(63)

Net cash provided by (used in) financing activities	18,597	(2,537)	18,515	19,853	10

Increase (decrease) in cash and cash equivalents	12,889	(11,340)	14,886	18,921	258
Cash and cash equivalents-beginning of period	3,017	15,906	4,566	4,566	19,452

Cash and cash equivalents-end of period	$15,906	$4,566	$19,452	$23,487	$19,710

Supplementary information:
Cash paid for interest	$138	$42	$12	$6	$2
Noncash investing and financing activities:
Common stock issued as partial consideration to acquire Enkari, Ltd.	$—	$50	$—	$—	$—
Property and equipment purchases in accounts payable	19	451	99	45	257
Property and equipment acquired with capital leases	123	—	—	—	—
Deferred offering costs included in accounts payable	—	—	—	—	1,017

See accompanying notes to consolidated financial statements.

Rally Software Development Corp.

Notes to Consolidated Financial Statements

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(1) Nature of Business and Operations

        Rally Software Development Corp. (we, our or us) is a provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. We also provide consulting services to help customers adopt and succeed with Agile software development practices as well as to learn to use our solutions.

        Our headquarters are located in Boulder, Colorado. We were incorporated in Delaware on July 12, 2001. At July 31, 2012, we had four subsidiaries: Rally Software Development International Corp. (RSDI); Rally Software Development Australia Pty Limited; Rally Software Development Netherlands B.V.; and Rally Software Development Canada B.C. Ltd.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation and Consolidation

        The accompanying consolidated financial statements include the accounts of us and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Fiscal Year Change

        On May 20, 2011, our Board of Directors approved a change in our year-end from December 31 to January 31 so that our financial reporting year-end better aligns with our sales cycle. These financial statements are presented as if our year-end had been January 31 for all periods presented.

  (c) Unaudited Interim Financial Information

        The accompanying consolidated balance sheet at July 31, 2012, the consolidated statements of operations, consolidated statements of comprehensive loss, and the consolidated statements of cash flows for the six months ended July 31, 2011 and 2012 and the consolidated statement of common stockholders' deficit for the six months ended July 31, 2012 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly our financial position at July 31, 2012 and results of operations and cash flows for the six months ended July 31, 2011 and 2012. The consolidated financial data and the other information disclosed in these notes to the consolidated financial statements related to these six month periods are unaudited. The results of the six months ended July 31, 2012 are not necessarily indicative of the results to be expected for fiscal year-end January 31, 2013 or for any other interim period or other future year.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

  (d) Unaudited Pro Forma Consolidated Balance Sheet

        Immediately prior to the closing of a qualifying initial public offering (IPO), all of the outstanding shares of convertible preferred stock will automatically convert into shares of common stock. In addition, the outstanding warrants for preferred stock will automatically be converted into warrants to purchase common stock immediately prior to the closing of an IPO. The July 31, 2012 unaudited pro forma consolidated balance sheet has been prepared assuming the automatic conversion of all outstanding shares of our preferred stock into 35,839,731 shares of our common stock and the automatic conversion of the outstanding Series A-1, Series B and Series C preferred stock warrants into common stock warrants have occurred on that date.

  (e) Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The more critical estimates and related assumptions that affect our consolidated financial condition and results of operations are in the areas of revenue recognition; measurement of the fair value of equity instruments; capitalization of software development costs; and income taxes. We have engaged, and may in the future engage, third-party valuation specialists to assist with estimates related to the valuation of our equity instruments. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates.

  (f) Segments

        Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Our chief operating decision makers are the Chief Executive Officer and Chief Financial Officer. Our Chief Executive and Chief Financial Officers review consolidated operating results to make decisions about allocating resources and assessing performance for the entire company. We view our operations and manage our business as one operating segment.

  (g) Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of investments in a money market account and certificates of deposit. Cash equivalents are carried at cost, which approximates fair value.

  (h) Accounts Receivable

        Trade accounts receivable represent trade receivables from customers when we have invoiced for subscriptions, support, perpetual software licenses or professional services and have not received

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

payment. Receivables are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash used in operating activities in the consolidated statements of cash flows. We maintain an allowance for doubtful accounts for estimated losses inherent in our accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers' financial condition, the amount of receivables in dispute, and the current receivables' aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

        Allowance for doubtful accounts activity and balances are presented below (in thousands):

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Balance at beginning of period	$—	$65	$39	$39	$42
Charges for bad debts	106	90	11	8	7
Write-offs and adjustments	(41)	(116)	(8)	(2)	(23)

Balance at end of period	$65	$39	$42	$45	$26

  (i) Property and Equipment

        Property and equipment are recorded at cost. Property and equipment under capital leases are recorded at the present value of minimum lease payments. Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

Asset class	Useful life
Computer equipment	36 months
Office equipment	60 months
Office furniture	60 months
Computer software	36 months
Leasehold improvements	The shorter of the estimated useful life or the term of the lease

        Upon retirement or sale, the costs of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in other gain (loss) in the consolidated statements of operations. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed in the period incurred.

  (j) Deferred Offering Costs

        Through July 31, 2012, we have incurred approximately $1.1 million in costs related to our proposed initial public offering. These costs have been deferred and will be recorded as a reduction to the anticipated proceeds from the offering at the time of closing. Deferred offering costs are included in other assets in the accompanying balance sheets.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

  (k) Impairment of Long-Lived Assets

        Long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, we reduce the carrying amount to the estimated fair value. Fair value is determined through various valuation techniques including discounted cash flow modeling. To date, no such impairment has occurred.

  (l) Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Our net deferred tax asset has been completely reduced by a valuation allowance as management cannot conclude that realization of the deferred tax asset is assured, on a more-likely than-not basis, at each balance sheet date, due primarily to our history of operating losses.

        We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurred. All current tax positions are considered more likely than not of being sustained.

  (m) Deferred Revenue

        Deferred revenue comprises unrecognized subscription and support, which includes hosting and maintenance, perpetual licenses, and prepaid professional services revenue. With the exception of perpetual licenses, these arrangements are initially recorded as deferred revenue upon the commencement of the subscription, hosting and maintenance period, and revenue is recognized in the consolidated statements of operations ratably over the term of the arrangement. Perpetual licenses are generally recognized upon delivery of the software product to the customer. Prepaid professional services arrangements are recorded initially as deferred revenue and are recognized as the services are performed.

  (n) Revenue Recognition

        We generate revenue primarily from three sources: (1) subscriptions and support; (2) perpetual licenses; and (3) professional services. Subscription and support revenue is primarily comprised of fees that give customers access to our suite of cloud-based solutions, as well as optional hosting and maintenance related to perpetual licenses. Professional services revenue largely encompasses fees

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

related to the instruction of Agile software development methodologies and training related directly to the product.

        Revenue is recognized when all of the following conditions have been met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been provided or the product has been delivered;

  •
  the price is fixed or determinable; and

  •
  collection of the fees is sufficiently assured.

        Signed agreements, which may include purchase orders, are used as evidence of an arrangement. In cases where both a signed contract and a purchase order exist, we consider the signed contract to be persuasive evidence of the arrangement. Product delivery occurs when we provide the customer with access to the software via an electronic notification or license key. We assess whether a fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. We assess collectibility of the fee based on a number of factors such as collection history and creditworthiness of the customer. If we determine that collectibility is not sufficiently assured, revenue is deferred until collectibility becomes sufficiently assured, generally upon receipt of cash.

        Subscription and support revenue is recognized ratably over the contract term beginning on the commencement date of each contract.

        When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling prices. Multiple deliverable arrangement accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. This guidance provides that vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a stand-alone basis, should be used if it exists. We use VSOE to determine the stand-alone selling prices of subscription, hosting, maintenance, and professional services because substantially all separate sales of these deliverables fall within a reasonable range of prices. All unique product offerings are grouped based upon size of customer as a result of our tiered volume pricing. VSOE for professional services is determined regardless of customer size as customer size does not significantly impact the prices charged. We have concluded that all products and services for each single unit of accounting have VSOE, other than perpetual licenses discussed below.

        We monitor compliance with VSOE by using a bell curve approach. Sales of subscription, hosting, maintenance and professional services are analyzed to determine whether 80% of the transactions are within + or - 15% of the median of the transactions for an appropriate group of customers.

        When VSOE exists for all undelivered elements of the contract, perpetual license fee revenue is generally recognized upon delivery of the software product to the customer, provided the other revenue recognition conditions are met. Maintenance revenue consists of fees for providing unspecified software updates on a when and if available basis and technical support for software products. Hosting revenue

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

relates to fees for hosting perpetual license software that the customer has purchased at our third-party data centers. Our perpetual license customers who purchase hosting have the right to take possession of the software at any time. Hosting and maintenance revenue is recognized ratably over the term of the agreement.

        Professional services revenue is accounted for separately from subscription and perpetual license revenue when VSOE exists and, for subscriptions, stand-alone value to the customer. Professional services are generally provided on a time-and-materials basis. The services that are provided on a time-and-materials basis are recognized as services are provided. However, professional services that do not have stand-alone value to the customer are recognized ratably over the remaining subscription period. We present reimbursements received for out of pocket expenses within professional services revenue. Reimbursements received were approximately $0.4 million, $0.5 million and $0.6 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively, and $0.3 million and $0.4 million for the six months ended July 31, 2011 and 2012, respectively.

  (o) Research and Development

        Research and development expenses consist primarily of personnel and related expenses for our research and development staff, including salaries, benefits, bonuses and stock-based compensation, certain software licenses and allocated overhead, including depreciation. Research and development costs are expensed as incurred. We develop software, which is sold as a subscription or licensed for a stated term or in perpetuity. Qualifying software development costs are required to be capitalized once technological feasibility of the software has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when we have completed all planning, designing, coding, and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is available for general use.

        To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant, and therefore, we have not capitalized any software development costs to date.

  (p) Leases

        We lease our facilities under operating leases. For leases that contain rent escalation or rent concession provisions, we record the total rent expense during the lease term on a straight-line basis over the term of the lease. We record the difference between the rent paid and the straight-line rent expense as a current liability in other current liabilities and the noncurrent portion in deferred rent expense in the accompanying consolidated balance sheets. Rent expense was $1.3 million, $1.5 million and $0.4 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively, and $0.2 million and $0.6 million for the six months ended July 31, 2011 and 2012, respectively.

  (q) Advertising

        Advertising costs are expensed as incurred and include search engine fees, banner ads, digital marketing and events. Advertising expense was $1.2 million, $1.8 million and $1.4 million for the fiscal

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

years ended January 31, 2010, 2011 and 2012, respectively, and $0.6 million and $0.7 million for the six months ended July 31, 2011 and 2012, respectively. Advertising costs are recorded in sales and marketing expense within the accompanying consolidated statements of operations.

  (r) Commissions

        Commissions are recorded as a component of sales and marketing expense and consist of the variable compensation paid to our sales force. Sales commissions are earned and recorded at the time that a customer has entered into a binding purchase agreement. Commissions paid to sales personnel are recoverable only in the case that we cannot collect the invoiced amounts associated with a sales order. Commission expense was $3.0 million, $4.7 million and $5.8 million for fiscal years ended January 31, 2010, 2011 and 2012, respectively, and $3.1 million and $3.3 million for the six months ended July 31, 2011 and 2012, respectively.

  (s) Share-Based Compensation

        Share-based compensation to employees and members of our Board of Directors is measured at the grant-date fair values of the respective options to purchase our common stock, and expensed on a straight-line basis over the period in which the holder is required to provide services, which is usually the vesting period. We determine the grant-date fair value of all stock options using the Black-Scholes option pricing model. An estimate of forfeitures is applied when calculating compensation expense.

  (t) Preferred Stock Warrant Liability

        We account for warrants to purchase redeemable convertible preferred stock as a liability. The warrants are recorded at fair value, estimated using the Black-Scholes option pricing model and revalued at each balance sheet date. The change in the fair value of the warrants is recorded as a component of interest expense (note 7).

  (u) Foreign Currency Translation

        The functional currency of our foreign subsidiaries is the local currency. We conduct business in the United Kingdom (UK) through a branch of RSDI, in Australia through a subsidiary of RSDI, in the Netherlands through a subsidiary of RSDI and in Canada through a subsidiary of RSDI. The functional currency of the branch and subsidiaries are the British pound, the Australian dollar, the Euro and the Canadian dollar, respectively. All assets and liabilities for the branch and subsidiaries denominated in a foreign currency are translated into U.S. dollars based on the exchange rate on the balance sheet date, and revenue and expenses are translated at the average exchange rates during the period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of foreign subsidiaries are included as a component of other comprehensive income (loss).

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

        We maintain short-term intercompany payables denominated in each subsidiary's functional currency. Gains and losses associated with remeasurement of these payables into U.S. dollars are presented within loss on foreign currency transactions included in the consolidated statements of operations.

  (v) Fair Value Measurements

        In general, asset and liability fair values are determined using the following inputs:

    Level 1 inputs utilize quoted prices in active markets for identical assets that we have the ability to access at period-end.

    Level 2 inputs include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, either directly or indirectly.

    Level 3 inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period-end. Pricing inputs are unobservable for the terms and are based on our own assumptions about the assumptions that a market participant would use.

        We believe that the carrying amounts of our financial instruments, including cash equivalents, approximate their fair value due to the short-term maturities of these instruments. The carrying amount of cash equivalents, which consists of a money market investment account and certificates of deposits, was $2.4 million, $1.3 million and $18.3 million as of January 31, 2011 and 2012 and July 31, 2012, respectively, and approximates fair value based on quoted market prices, which are Level 1 inputs.

        In conjunction with entering into term loans and revolving lines of credit, as disclosed in note 6, we issued warrants to purchase shares of our redeemable, convertible preferred stock. At January 31, 2011 and 2012 and July 31, 2012, the warrants are reported as liabilities at their estimated fair value as determined using the Black-Scholes pricing model (based on Level 3 inputs). Changes in fair value are reflected in the consolidated statements of operations as interest expense.

  (w) Concentration of Credit Risk and Significant Customers

        Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. At January 31, 2012, all cash and cash equivalents were held in demand deposits or money market funds at one financial institution that we believe to be creditworthy. A portion of our cash and cash equivalents approximating $1.5 million at July 31, 2012 were held in demand deposits or money market funds at one financial institution that we believe to be creditworthy. At July 31, 2012 we also had $18.0 million in certificates of deposits at various financial institutions all of which are fully insured by the Federal Deposit Insurance Corporation. Although certain balances in interest-bearing money market accounts may be in excess of federally insured amounts, we have approximately $1.2 million in noninterest-bearing accounts as of July 31, 2012 that are fully insured by the Federal Deposit Insurance Corporation through at least December 31, 2012. We perform ongoing evaluations of our customers' financial condition and do not require any collateral to support receivables. At January 31, 2011 and 2012, no customer accounted for more than 10% of accounts receivable. At July 31, 2012, one customer accounted for 45.6% of accounts receivable. During

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

the fiscal years ended January 31, 2010, 2011 and 2012 and the six months ended July 31, 2011 and 2012, no customer represented more than 10% of revenue.

  (x) Recent Accounting Pronouncements

        Under the Jumpstart Our Business Startups Act (JOBS Act), we believe we meet the definition of an emerging growth company. We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

        In June 2011, the Financial Accounting Standards Board (FASB) issued an amendment to the accounting guidance for presentation of comprehensive income. The amended guidance provides companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB further amended this guidance to defer the effective date for the reclassifications of items out of accumulated other comprehensive income. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011, and shall be applied retrospectively. We adopted the guidance effective February 1, 2012, and have presented a separate statement of comprehensive income for all periods presented. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, the adoption of this standard did not have a material impact on our financial position or results of operations.

        In May 2011, the FASB amended the accounting guidance for fair value to develop common requirements between GAAP and International Financial Reporting Standards. The amendments clarify the FASB's intent about the application of existing fair value measurement and disclosure requirements and in some instances change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Notable changes under the amended guidance include: (i) application of the highest and best use and valuation premise concepts solely for nonfinancial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity's stockholders' equity; and (iii) disclosing quantitative information about unobservable inputs used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. We adopted the guidance effective February 1, 2012. The adoption of this standard did not have a material impact on our financial position or results of operations.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(3) Acquisitions

  (a) Enkari, Ltd.

        On March 31, 2010, we completed the acquisition of Enkari, Ltd. (Enkari) and the results of Enkari's operations have been included in the consolidated financial statements since that date. The total consideration paid by us was $350,000 consisting of $300,000 in cash and 75,000 shares of our common stock valued at $50,000.

        The acquisition of Enkari has been accounted for as a purchase of a business, and accordingly, the total purchase price has been allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. As a result of the acquisition of Enkari, we recorded intangible assets of $365,000, which comprised $300,000 related to developed software technology and $65,000 related to the customer relationships and net liabilities of $15,000. The estimated useful life of the acquired customer relationships was 14 months and the estimated useful life of the acquired developed software technology was 36 months. These identified intangible assets are amortized on a straight-line basis over their estimated useful lives.

  (b) Agile Advantage, Inc. (unaudited)

        On July 18, 2012, we completed the acquisition of Agile Advantage, Inc. (Agile) and the results of Agile's operations have been included in the consolidated financial statements since that date. The total consideration paid by us was $420,000 all of which was paid in cash.

        The acquisition of Agile has been accounted for as a purchase of a business, and accordingly, the total purchase price has been allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. As a result of the acquisition of Agile, we recorded an intangible asset related to developed software technology for $420,000. The estimated useful life of the acquired developed software technology was 36 months which will be amortized on a straight line basis.

(4) Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation and amortization. These assets are depreciated and amortized using the straight line method over their estimated useful lives with the exception of leasehold improvements which is depreciated over the shorter of the useful life of the asset or the related lease term. As of January 31, 2011 and 2012 and July 31, 2012, property and equipment consisted of the following (in thousands):

	January 31,		July 31,
	2011	2012	2012
			(unaudited)
Computers, peripherals, and software	$3,845	$4,760	$5,735
Office furniture and equipment	809	923	1,073
Leasehold improvements	1,073	1,050	1,183

	5,727	6,733	7,991
Less accumulated depreciation and amortization	(2,249)	(3,489)	(4,321)

	$3,478	$3,244	$3,670

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(4) Property and Equipment (Continued)

        Depreciation and amortization expense related to property and equipment and other assets totaled $0.5 million, $1.1 million and $1.9 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively. For the six months ended July 31, 2011 and 2012, depreciation and amortization expense was $0.9 million and $0.9 million, respectively.

(5) Accrued Liabilities

        Accrued liabilities as of January 31, 2011 and 2012 and July 31, 2012 consisted of the following (in thousands):

	January 31,		July 31,
	2011	2012	2012
			(unaudited)
Accrued vacation and employee benefits	$569	$762	$853
Accrued bonuses	248	268	237
Accrued commissions and salary	1,064	913	993

	$1,881	$1,943	$2,083

(6) Note Payable and Revolving Line of Credit

        In December 2010, we amended and restated our outstanding loan and security agreement (LSA) with Square 1 Bank in order to increase the amount available thereunder and to remove the term loan component, which component was repaid in full in February 2010. The maximum amount available pursuant to a revolving line of credit and corporate credit card services was $10.0 million. The corporate credit card services component was limited to $0.2 million. Advances bear interest at the greater of the prime rate then in effect plus 3.00% with a floor of 5.25%. This facility is subject to borrowing base calculations based on eligible accounts receivable. At January 31, 2012, availability under the LSA, considering the borrowing base calculation, was $9.4 million. At January 31, 2012, we had a letter of credit outstanding for $0.1 million that reduced the amount available pursuant to the revolving line of credit to $9.3 million. The LSA was originally scheduled to mature in December 2011; however, during the year, we amended the LSA and the maturity was extended to February 2012.

        In February 2012, we amended the LSA to increase the availability to $12.0 million, to increase the amount available pursuant to the corporate credit card line and letters of credit to $3.0 million, and to extend the maturity to February 2013. At July 31, 2012, availability under the LSA, considering the borrowing base calculation, was $9.3 million. At July 31, 2012, we had a letter of credit outstanding for $2.5 million, which represented the security deposit on the new operating lease for our corporate headquarters, which reduced the amount available pursuant to the revolving line of credit to $6.8 million.

        No amounts were outstanding on the revolving line of credit as of January 31, 2012 and July 31, 2012.

        The loan is secured by substantially all our assets and includes a restriction on our ability to pledge our intellectual property. The LSA includes financial covenants and other customary affirmative and negative covenants. The primary financial covenant is an adjusted quick ratio. The adjusted quick ratio

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(6) Note Payable and Revolving Line of Credit (Continued)

is defined as cash at the bank plus accounts receivable less than 90 days old from invoice date as compared to current liabilities excluding deferred revenue. We must maintain an adjusted quick ratio of at least 1.10 to 1.00. The agreement also contains customary events of default provisions. We believe we were in compliance with all covenants at January 31, 2012 and July 31, 2012.

(7) Warrants

        The following table summarizes information about preferred stock warrants outstanding at January 31, 2011 and 2012 and July 31, 2012:

	Preferred Stock Warrants
	A-1	B	C
Number of warrants outstanding	81,875	100,354	161,898
Exercise price	$1.000	$1.126	$1.509
Expiration	July 2015	May 2014 - June 2018	October 2015 - June 2018

        Warrants are reported as liabilities at their estimated fair value. Changes in fair value are reflected in the consolidated statements of operations as a component of interest expense. We compute the fair value of warrants using a Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model, including volatility, risk-free interest rates, and the fair value of preferred stock underlying the warrant. The use of different assumptions could cause significant changes to fair value. Our estimated volatility utilizes an average of the stock volatility of peer, publicly traded companies. The risk-free interest rates are based on U.S. Treasury yields for treasury securities of similar maturity. During the fiscal year ended January 31, 2011, the fair value of preferred stock underlying the warrants was estimated using the option pricing method, which treats common stock and preferred stock as call options on the value of the enterprise, with exercise prices based on the liquidation preferences of the preferred stock. Effective February 1, 2011, the fair value of preferred stock underlying the warrants is estimated using the probability-weighted expected return method (PWERM). Under the PWERM, share value is based upon the probability-weighted present value of expected future net cash flows (distributions to stockholders), considering each of the possible future events and giving consideration for the rights and preferences of each class of stock. Accordingly, we computed the fair value of warrants to purchase preferred stock at January 31, 2011 and 2012 and July 31, 2012 based on Level 3 inputs. At January 31, 2011 and 2012 and July 31, 2012 the fair value of the warrant liability was calculated using the following underlying assumptions:

	January 31,		July 31,
	2011	2012	2012
			(unaudited)
Risk-free interest rate	1.95%	0.71%	0.60%
Expected term	Remaining contractual term	Remaining contractual term	Remaining contractual term
Expected dividend yield	—	—	—
Expected volatility	68.4%	50.3%	52.2%

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(7) Warrants (Continued)

        The following table presents our activity for preferred stock warrants for the fiscal years ended January 31, 2010, 2011 and 2012 and the six months ended July 31, 2012 (in thousands):

Warrant Liability
Balance at February 1, 2009	$396
Mark to estimated fair value through interest expense	40

Balance at January 31, 2010	436
Mark to estimated fair value through interest expense	155

Balance at January 31, 2011	591
Mark to estimated fair value through interest expense	334

Balance at January 31, 2012	925
Mark to estimated fair value through interest expense (unaudited)	674

Balance at July 31, 2012 (unaudited)	$1,599

        We also have two outstanding warrants for 65,002 and 56,000 shares of common stock exercisable at $0.26 and $0.001, which expire in November 2016 and May 2021, respectively. The warrant for 56,000 shares of common stock was issued on May 20, 2011 and was deemed to have a fair value of $2.19 per share. The estimated fair value of the warrant on the issuance date of $0.1 million was recorded as a general and administrative expense with a corresponding offset to additional paid-in capital.

(8) Redeemable Convertible Preferred Stock

        In May 2011, in anticipation of our Series E preferred stock financing, our Board of Directors and stockholders amended and restated our certificate of incorporation to increase the authorized shares of our common and preferred stock to 50,000,000 and 36,678,174 shares, respectively.

        We closed the Series E preferred stock financing in May 2011, issuing 3,883,496 shares of Series E preferred stock at a price of $5.15 per share for gross proceeds of $20.0 million. We incurred approximately $0.1 million in offering costs.

        In August 2011, the we repurchased and retired 377,812 shares of preferred stock at $4.8925 per share for a total repurchase price of $1.8 million. We repurchased 21,678, 13,322, 290,125, and 52,687 shares of Series A-1, Series B, Series C, and Series D preferred stock, respectively. The consideration in excess of the fair value was considered compensation expense and amounted to $0.5 million. The fair value aggregated to $1.4 million and the amount in excess of the carrying value of $0.6 million totaled $0.8 million and was considered a deemed preferred stock dividend and reduced additional paid-in capital.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

        The following tables present our activity for redeemable convertible preferred stock for the fiscal years ended January 31, 2011 and 2012 (in thousands except shares):

	Redeemable Convertible Preferred Stock
	Series A-1		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, February 1, 2009	8,443,066	$8,354	7,104,801	$7,940	11,166,329	$16,767
Preferred stock cost accretion	—	33	—	14	—	20
Issuance of Series D preferred stock, net of issuance costs	—	—	—	—	—	—

Balance, January 31, 2010	8,443,066	8,387	7,104,801	7,954	11,166,329	16,787
Preferred stock cost accretion	—	25	—	14	—	19

Balance, January 31, 2011	8,443,066	8,412	7,104,801	7,968	11,166,329	16,806
Repurchase and cancellation of preferred stock	(21,678)	(21)	(13,322)	(15)	(290,125)	(439)
Issuance of Series E preferred stock, net of offering costs	—	—	—	—	—	—
Preferred stock cost accretion	—	4	—	4	—	6

Balance, January 31, 2012	8,421,388	$8,395	7,091,479	$7,957	10,876,204	$16,373

	Redeemable Convertible Preferred Stock
	Series D		Series E
	Shares	Amount	Shares	Amount	Total
Balance, February 1, 2009	—	$—	—	$—	$33,061
Preferred stock cost accretion	—	—	—	—	67
Issuance of Series D preferred stock, net of issuance costs	5,619,851	15,923	—	—	15,923

Balance, January 31, 2010	5,619,851	15,923	—	—	49,051
Preferred stock cost accretion	—	22	—	—	80

Balance, January 31, 2011	5,619,851	15,945	—	—	49,131
Repurchase and cancellation of preferred stock	(52,687)	(150)	—	—	(625)
Issuance of Series E preferred stock, net of offering costs	—	—	3,883,496	19,882	19,882
Preferred stock cost accretion	—	8	—	—	22

Balance, January 31, 2012	5,567,164	$15,803	3,883,496	$19,882	$68,410

        There was no change in preferred stock during the six months ended July 31, 2012.

        As of January 31, 2012 and July 31, 2012, the Series A-1, Series B, Series C, Series D, and Series E preferred stock (collectively, the preferred stock) had the following characteristics in accordance with our amended and restated certificate of incorporation. As of January 31, 2012, the preferred stock is no longer accreted to its aggregate liquidation value as redemption is not considered probable.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

i) Conversion

  Optional Conversion

        Each share of preferred stock may, at the option of the holder, be converted at any time into the number of fully paid, nonassessable shares of common stock determined by the applicable conversion rate, as described more fully below.

  Automatic Conversion

        Each share of preferred stock automatically converts into common stock at the then effective and applicable conversion rate (1) at any time upon the affirmative election of the holders of at least 55% of the preferred stock; provided that if the automatic conversion is in connection with a Liquidation Event (as defined in our amended and restated certificate of incorporation to include certain asset transfers, acquisitions or mergers) in which the proceeds to the holders of Series E preferred stock as holders of common stock (after such an automatic conversion) would be less in the aggregate than the proceeds the holders of Series E preferred stock would receive in such Liquidation Event as holders of Series E preferred stock (and assuming no such automatic conversion), then the Series E preferred stockholders will receive in such an automatic conversion the applicable number of shares of Common Stock as would be distributable to the holders of Series E preferred stock in the Liquidation Event had the automatic conversion not occurred; or (2) immediately upon the closing of a firmly underwritten public offering with aggregate gross proceeds of at least $40.0 million at a price per share of at least $6.59 (as adjusted for stock splits, stock dividends, recapitalizations, and the like).

        Each share of preferred stock is convertible, as described above, into the number of fully paid and nonassessable shares of common stock at a conversion rate determined by dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion. The per share conversion price is subject to certain antidilution and adjustment provisions. The original issue price per share of the Series A-1, Series B, Series C, Series D, and Series E preferred stock is $1.00, $1.126, $1.509, $2.847, and $5.15, respectively. As of January 31, 2012 and July 31, 2012, the original issue price was equal to the conversion price; therefore, the rate at which each share converted into common stock at such times was one-for-one.

ii) Voting Rights

        All shares of preferred stock generally have the same voting rights as common stock. The holders of preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for vote. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible immediately after the close of business on the record date, or the effective date of such written consent, as applicable.

        For so long as at least 250,000 shares of preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, the vote or consent of the holders of at least 55% of outstanding preferred stock voting as a single class on an as-converted basis shall be necessary for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of preferred stock; (ii) any action or event that alters or changes the voting or other powers, preferences,

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

or other special rights, privileges, or restrictions of the preferred stock; (iii) any increase or decrease in the authorized number of shares of common or preferred stock; (iv) authorization of any new class of stock or securities ranking on parity with or senior to the then outstanding shares of preferred stock; (v) any redemption, repurchase, payment of dividends, or other purchase or distributions with respect to common stock, subject to certain limited exceptions; (vi) the consummation of any Liquidation Event; (vii) any declaration or payment of a dividend; (viii) the incurrence of any indebtedness in excess of $500,000; (ix) any issuance of securities of any subsidiary of us to anyone other than us; (x) any voluntary dissolution or liquidation of us; (xi) any increase or decrease in the authorized number of members of the Board of Directors; or (xii) permitting any of our subsidiaries to effect any of the foregoing actions.

        For so long as at least 250,000 shares of Series D preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, in addition to any other vote or consent required under the terms of the preferred stock or by law, the vote or written consent of the holders of at least 55% of the outstanding Series D preferred stock voting together as a single class shall be required for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of the Series D preferred stock; (ii) any action or event that alters or changes the voting or other powers, preferences, or other special rights, privileges, or restrictions of the Series D preferred stock; or (iii) any increase or decrease in the authorized number of shares of Series D preferred stock.

        For so long as at least 250,000 shares of Series E preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, in addition to any other vote or consent required under the terms of the preferred stock or by law, the vote or written consent of the holders of at least 60% of the outstanding Series E preferred stock voting together as a single class shall be required for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of the Series E preferred stock; (ii) any action or event that alters or changes the voting or other powers, preferences, or other special rights, privileges, or restrictions of the Series E preferred stock; (iii) any increase or decrease in the authorized number of shares of Series E preferred stock; (iv) amending any of the foregoing rights held by the Series E preferred stock; or (v) permitting any of our subsidiaries to effect any of the foregoing actions.

        The holders of the preferred stock, voting as a separate class, are entitled to elect, and consequently remove, four of the seven members of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect, and consequently remove, one member of the Board of Directors. The holders of common stock and preferred stock, voting together as a single class on an as-converted basis, are entitled to elect all remaining members of the Board of Directors.

iii) Dividends

        The holders of preferred stock are entitled to receive noncumulative dividends out of any funds legally available in preference to any common stock at a rate of 8% of the original issue price per annum on each outstanding share of preferred stock, when and if declared by the Board of Directors. In the event dividends are paid on common stock, we will pay an additional dividend equal to that paid

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

on common stock on all outstanding shares of preferred stock on an as-converted basis. Through July 31, 2012, no dividends have been declared or paid on our preferred stock or common stock.

iv) Liquidation Preferences

        In the event of any liquidation, dissolution, or winding up of us, either voluntary or involuntary, or any Acquisition or Asset Transfer (as defined in our amended and restated certificate of incorporation), the holders of Series E preferred stock will be entitled to receive on a pari passu basis, prior to and in preference to any distribution of any assets of ours to the holders of Series A-1, Series B, Series C or Series D preferred stock, or common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series E preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series E preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such Series E preferred stock. After completion of the distribution to the Series E preferred stockholders, the holders of Series D preferred stock will be entitled to receive on a pari passu basis, prior to and in preference to any distribution of any assets of ours to the holders of Series A-1, Series B or Series C preferred stock, or common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series D preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series D preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such Series D preferred stock. After completion of distribution to the Series E and D preferred stockholders, the remaining assets of ours will be distributed ratably to the holders of the Series C preferred stock, Series B preferred stock, and Series A-1 preferred stock on a pari passu basis, prior to and in preference to any distribution of any assets of ours to the holders of common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series A-1, Series B and Series C preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series A-1, Series B and Series C preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such shares of preferred stock. After completion of the foregoing preferential distribution to the preferred stock, the remaining assets of ours will be distributed ratably to the holders of the common stock and preferred stock on an as-converted to common stock basis.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(9) Stockholders' Deficit

  Stock Option Plan

        In April 2002, we established the 2002 Stock Option Plan (the 2002 Plan). Pursuant to the 2002 Plan, we were able to grant incentive and nonstatutory stock options to purchase up to 8,089,727 and 8,489,727 shares of common stock to employees, officers, and consultants as of January 31, 2012 and July 31, 2012, respectively, of which 157,938 and 286,932 were available for grant as of January 31, 2012 and July 31, 2012, respectively. Under the 2002 Plan, incentive stock options may be granted at an exercise price not less than 100% of the fair value of common stock on the date of grant, as determined by our Board of Directors.

        On May 30, 2012, our Board of Directors increased the shares authorized for grant in the stock option plan by 400,000. The shares authorized for grant after this increase are 8,489,727.

        Options granted generally vest over four years with 25% vesting on the first year anniversary and continuing monthly thereafter, and expire no more than 10 years from the date of grant. We recognize compensation cost on a straight-line basis over the requisite service period of the award.

        During the fiscal years ended January 31, 2011 and 2012 and the six months ended July 31, 2012, we granted options to employees and nonemployees to purchase 443,165, 2,306,985 and 314,050 shares of common stock at a weighted average exercise price of $0.72, $2.11 and $3.41 per share and a weighted average fair value on the date of grant of $0.47, $1.15 and $1.83 respectively. The intrinsic value of stock options exercised during the fiscal years ended January 31, 2011 and 2012 and the six months ended July 31, 2012 was $0.6 million, $0.6 million and $0.9 million, respectively, including options exercised or restricted common stock prior to completion of their vesting period.

        The 2002 Plan allows certain holders to exercise their options prior to completion of the vesting period. In the event of termination of employment prior to completion of the vesting period, we reserve the right to repurchase the unvested shares at the original price paid by the holder. During fiscal 2008 and 2011, employees exercised 214,467 and 136,187 options, respectively, prior to completion of the vesting period. These options are presented in the table below as exercised. Cash received in exchange for the unvested shares is classified as other liabilities, the share options are not deemed exercised, and the related shares are not considered outstanding until they become vested. As of January 31, 2011 and 2012, and July 31, 2012, 116,732, 38,911 and 6,486 restricted shares associated with the early exercise provision were outstanding, respectively.

        In addition, on July 31, 2012 and in connection with the acquisition of Agile Advantage, Inc. we issued 24,000 shares of restricted stock. All of such shares vest in full on July 19, 2013. The fair value of approximately $0.1 million will be recorded as compensation expense over twelve months. The restricted stock was issued from the 2002 Plan and reduced the number of shares available for grant.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(9) Stockholders' Deficit (Continued)

        The following table is a summary of stock option activity for the fiscal years ended January 31, 2011 and 2012 and six months ended July 31, 2012:

	Number of Options	Weighted Average Exercise Price
Outstanding at February 1, 2010	3,663,097	$0.30
Granted	443,165	0.72
Exercised	(1,166,998)	0.30
Forfeited	(76,669)	0.41

Outstanding at January 31, 2011	2,862,595	0.36
Granted	2,306,985	2.11
Exercised	(397,756)	0.31
Forfeited	(91,551)	1.04

Outstanding at January 31, 2012	4,680,273	1.22
Granted (unaudited)	314,050	3.41
Exercised (unaudited)	(286,497)	0.33
Forfeited (unaudited)	(67,044)	1.42

Outstanding at July 31, 2012 (unaudited)	4,640,782	1.42

        The following table summarizes information about stock options outstanding and exercisable as of January 31, 2012:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$0.22 - 0.26	482,161	4.11	$0.24	482,161	$0.24
0.31 - 0.39	1,570,717	6.92	0.33	1,253,212	0.33
0.66 - 0.89	530,796	8.65	0.79	176,547	0.77
2.19	1,738,534	9.50	2.19	252,184	2.19
2.37	358,065	9.80	2.37	15,606	2.37

	4,680,273			2,179,710

        Options outstanding at January 31, 2012 have a weighted average remaining contractual life of 8.01 years and a weighted average exercise price of $1.22 per share and options exercisable have a weighted average exercise price of $0.57 per share. As of January 31, 2011 and 2012 and July 31, 2012, the aggregate intrinsic value of options outstanding was $1.5 million, $5.4 million and $12.8 million, respectively. As of January 31, 2011 and 2012 and July 31, 2012, the aggregate intrinsic value of options exercisable was $1.0 million, $3.9 million and $8.2 million, respectively. At July 31, 2012, we had 4,640,782 options outstanding with a weighted average remaining contractual life of 7.83 years and a

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(9) Stockholders' Deficit (Continued)

weighted average exercise price of $1.42 per share and options exercisable have a weighted average exercise price of $0.79 per share.

        The following table summarizes restricted shares issued in connection with the 2002 Plan's early exercise provision:

	Number of Options	Weighted Average Exercise Price
Outstanding at February 1, 2010	41,660	$0.26
Issued	136,187	0.39
Vested	(61,115)	0.30

Outstanding at January 31, 2011	116,732	0.39
Vested	(77,821)	0.39

Outstanding at January 31, 2012	38,911	0.39
Vested (unaudited)	(32,425)	0.39

Outstanding at July 31, 2012 (unaudited)	6,486	0.39

        We have computed the fair value of all options granted during the years ended January 31, 2010, 2011 and 2012 and the six months ended July 31, 2011 and 2012 using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including risk-free interest rates, volatility, expected dividend yield, and expected option life. The use of different assumptions could cause significant adjustments to fair value. We estimated a volatility factor based on the common stock of peer companies, and have estimated forfeiture rates based on past historical experience. We applied the simplified method (the average of the period from vesting to expiration) to determine the expected option life. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. Accordingly, we have computed the fair value of all options granted during the fiscal years ended January 31, 2010, 2011, and 2012 and the six months ended July 31, 2011 and 2012 using the following weighted average assumptions:

	Fiscal Year Ended			Six Months Ended
	January 31,			July 31,
	2010	2011	2012	2011	2012
(unaudited)
Risk-free interest rate	2.02% - 3.19%	1.55% - 2.84%	1.08% - 2.70%	2.56% - 2.70%	0.79% - 1.40%
Expected life	6.25 years	5.45 - 6.08 years	5.69 - 6.08 years	5.69 - 6.08 years	5.91 - 6.08 years
Expected dividend yield	—	—	—	—	—
Expected volatility	75.0%	68.5% - 75.0%	58.3% - 59.2%	59.2%	57.9% - 58.3%

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(9) Stockholders' Deficit (Continued)

        During the fiscal years ended January 31, 2010, 2011 and 2012 and the six months ended July 31, 2011 and 2012, we recognized stock-based compensation within the following line items in the consolidated statements of operations (in thousands):

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Cost of product revenue	$5	$6	$10	$3	$7
Cost of professional services revenue	6	9	17	8	10
Sales and marketing	46	57	124	31	89
Research and development	48	56	93	29	65
General and administrative	66	65	324	29	263

	$171	$193	$568	$100	$434

        No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits realized from exercised stock options. As of January 31, 2012 and July 31, 2012, we had $1.9 million and $1.9 million of unrecognized compensation costs related to unvested stock options granted pursuant to the 2002 Plan, respectively, and the cost was expected to be recognized over a weighted average period of 3.15 and 2.95 years, respectively.

(10) Information by Geographic Areas

        Revenue by geography is based on the ship-to address of the customer, which is intended to approximate where the customer's seats are provisioned. The ship-to country is generally the same as the billing country. The following tables present our revenue by geographic region for the fiscal years ended January 31, 2010, 2011 and 2012 and the six months ended July 31, 2012 (in thousands):

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
United States	$16,613	$25,657	$35,660	$17,079	$23,304
International	1,760	4,053	5,665	2,600	3,301

	$18,373	$29,710	$41,325	$19,679	$26,605

        Other than the United States, no other individual country exceeded 6% of total revenue during any of the periods presented. Primarily all of our property and equipment is located in the United States.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(11) Income Taxes

        The domestic and foreign components of net loss, and the provision for income taxes for the years ended January 31, 2010, 2011, and 2012 consists of the following (in thousands):

Fiscal Year Ended January 31,
	2010	2011	2012
Net loss before income taxes:
Domestic	$(9,746)	$(9,939)	$(11,615)
Foreign	—	—	23

	$(9,746)	$(9,939)	$(11,592)

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

	—	—	—

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

	—	—	—

Income tax provision (benefit)	$—	$—	$—

        The difference in total provision for income taxes that would result from applying the 35% federal statutory rate to the net loss before provision for income taxes and the reported provision for income taxes are as follows:

	Fiscal Year Ended January 31,
	2010	2011	2012
Reconciliation of effective tax rate:
Federal taxes at statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	2.8	2.8	2.7
Permanent items	(3.6)	(3.4)	(4.7)
Valuation allowance	(38.4)	(40.1)	(39.7)
Research and development credits	4.1	5.7	6.5
Foreign rate differential	(0.2)	(0.3)	(0.3)
Other	0.3	0.3	0.5

Effective income tax rate	—%	—%	—%

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(11) Income Taxes (Continued)

        Components of the net deferred tax assets as of January 31, 2011 and 2012 are as follows (in thousands):

	January 31,
	2011	2012
Deferred tax assets:
Research and development carryforwards	$1,879	$2,625
Net operating loss carryforwards	17,947	21,443
Deferred compensation	196	292
Deferred revenue	137	246
Intangible assets	148	146
Deferred rent	418	349
Other	38	192

Gross deferred tax assets	20,763	25,293

Deferred tax liabilities:
Fixed assets	321	263
Other	—	—

Gross deferred tax liabilities	321	263

Net deferred tax assets before valuation allowance	20,442	25,030
Valuation allowance	(20,442)	(25,030)

Deferred tax assets (liabilities), net	$—	$—

        We have historically incurred operating losses and given the cumulative losses and limited history of profits, we have recorded a full valuation allowance against our deferred tax assets for all periods to date.

        Our ability to use the operating loss carryforwards to offset future taxable income is subject to restrictions enacted in the U.S. Internal Revenue Code of 1986, as amended. These restrictions limit the future use of the operating loss carryforwards if certain ownership changes described in the Internal Revenue Code occur.

        During the fiscal years ended January 31, 2011 and 2012, the valuation allowance increased by $4.3 million and $4.6 million, respectively, due to the increase in deferred tax assets, primarily the net operating loss and research and development tax credit loss carryforwards.

        As of January 31, 2012, we had federal and state net operating loss carryforwards of approximately $57.6 million and $36.6 million, respectively. At January 31, 2012, we also had federal research and development tax credit carryforwards of $2.6 million. The net operating loss carryforwards and tax credits expire at various dates through January 31, 2032.

        We believe that we have not taken an uncertain tax position on prior tax filings and therefore have not recorded a liability for unrecognized tax benefits.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(11) Income Taxes (Continued)

        We file federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. With few exceptions, tax years 2001 through 2011 remain subject to examination by federal and most state tax authorities due to our net operating loss carryforwards. In the foreign jurisdictions, the 2009, 2010, and 2011 tax years remain subject to examination.

(12) Net Loss Per Share Attributable to Common Stockholders

        We calculate basic and diluted net loss per common share by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. We have excluded all potentially dilutive shares, which include redeemable convertible preferred stock, warrants for redeemable convertible preferred stock and common stock, outstanding common stock options and restricted common stock, from the weighted average number of shares of common outstanding as their inclusion in the computation for all periods would be antidilutive due to net losses. Our redeemable, convertible preferred stock and unvested common stock issued pursuant to the "early exercise" of options are participating securities and are excluded from the earnings per share calculation as they do not have an obligation to share or fund in our net losses.

        The following common stock equivalents were excluded from consideration in diluted net loss per share attributable to common stockholders because they had an antidilutive impact:

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Options to purchase common stock	3,663,097	2,862,595	4,680,273	2,860,083	4,640,782
Warrants to purchase redeemable convertible preferred stock	344,127	344,127	344,127	344,127	344,127
Warrants to purchase common stock	65,002	65,002	121,002	121,002	121,002
Restricted common stock	41,660	116,732	38,911	77,822	30,486
Redeemable convertible preferred stock	32,334,047	32,334,047	35,839,731	36,217,543	35,839,731

	36,447,933	35,722,503	41,024,044	39,620,577	40,976,128

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(12) Net Loss Per Share Attributable to Common Stockholders (Continued)

        Basic and diluted net loss per share is calculated as follows (in thousands, except per share data):

	Fiscal Year Ended January 31,			Six Months Ended July 31,
	2010	2011	2012	2011	2012
				(unaudited)
Numerator:
Net loss	$(9,746)	$(9,939)	$(11,592)	$(5,168)	$(3,981)
Accretion of redeemable convertible preferred stock	(67)	(81)	(22)	(22)	—
Preferred stock deemed dividend	—	—	(762)	—	—

Net loss attributable to common stockholders	$(9,813)	$(10,020)	$(12,376)	$(5,190)	$(3,981)

Denominator:
Weighted average common shares outstanding, basic and diluted	3,086	3,610	4,678	4,564	5,071

Net loss per common share, basic and diluted	$(3.18)	$(2.78)	$(2.65)	$(1.14)	$(0.78)

  Unaudited Pro Forma Net Loss Per Share

        The unaudited pro forma basic and diluted net loss per share has been computed to give effect to the conversion of our redeemable convertible preferred stock into common stock as if such conversion occurred on February 1, 2011, or in the case of the Series E preferred stock issued in May 2011 and the preferred stock repurchase that occurred in August 2011, on the date those transactions were consummated.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(12) Net Loss Per Share Attributable to Common Stockholders (Continued)

        Pro forma basic and diluted net loss per share is calculated as follows (in thousands, except per share data):

	Fiscal Year Ended January 31, 2012	Six Months Ended July 31, 2012
	(unaudited)
Pro forma basic and diluted net loss per share:
Numerator:
Net loss attributable to common stockholders	$(12,376)	$(3,981)
Add:
Accretion of preferred stock	22	—
Preferred stock deemed dividend	762	—
Change in estimated fair value of preferred stock warrant liability	334	674

Pro forma net loss attributable to common stockholders	$(11,258)	$(3,307)

Denominator:
Weighted average common shares outstanding, basic and diluted	4,678	5,071
Weighted average conversion of redeemable convertible preferred stock	34,804	35,840

Pro forma weighted average shares outstanding used in computing per share amounts	39,482	40,911

Pro forma basic and diluted net loss per share	$(0.29)	$(0.08)

(13) Employee Benefit Plan

        In 2004, we adopted the Rally Software Development Corp. 401(k) Plan (the 401(k) Plan). The 401(k) Plan is available to all full-time employees with eligibility commencing on the first day of employment following attainment of age 21. Employees may contribute up to 90% of their eligible compensation, not to exceed the amounts allowed by law. Currently, there is no employer contribution or matching provisions in the 401(k) Plan.

(14) Commitments and Contingencies

  (a) Leases

  Capital Leases

        We lease certain equipment under capital lease agreements that expire at various dates through December 2012. Included in property and equipment are asset values of $0.4 million and $0.1 million and the related accumulated depreciation of $0.3 million and $0.1 million as of January 31, 2011 and 2012, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense. Capital leases are presented in other current liabilities.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(14) Commitments and Contingencies (Continued)

  Operating Leases

        We lease office space and certain equipment under operating leases having terms that expire at various dates through March 2022. We entered into a sub-lease agreement for our headquarters, which commenced on January 1, 2011 and was scheduled to expire on October 31, 2013. In connection with entering into this lease, we received a tenant improvement allowance of approximately $1.6 million. Approximately $1.0 million was reimbursed to us for costs incurred and approximately $0.6 million was being utilized to offset future monthly rent payments. The rent reflected in the lease, net of tenant improvement allowance, was being recorded on a straight-line basis over the life of the lease. In April 2012, our sub-lease was terminated in connection with the sale of the building to a new owner (see new lease commitment in the next paragraph). Given that the original lessee was relieved of its primary obligation under the original lease, the transaction was deemed a termination of the original lease agreement. As such, in April 2012 we derecognized the remaining deferred rent expense of approximately $0.8 million and reflected this as income in the consolidated statements of operations.

        In February 2012, we entered into a new 10-year lease on our current corporate headquarters in Boulder, Colorado, which was contingent on the lessor's acquisition of the building, which was completed in April 2012. The lease commitment, over the course of 10 years, is approximately $13.6 million in base rent plus operating expenses of the building. Partially offsetting this amount, we received a cash payment of approximately $0.8 million from the landlord in conjunction with entering into the new lease. The lease also required a security deposit in the form of a letter of credit for $2.5 million. The lease commencement was in April 2012.

        In March 2012, we entered into a new 64-month lease agreement for office space in Raleigh, North Carolina. The total commitment over the course of the 64 months is $0.8 million plus our pro rata share of the building's operating expenses. The lease commencement was in June 2012.

        In May 2012, we entered into a new 39-month lease agreement for office space in Denver, Colorado. The total commitment over the course of the 39 months is $0.3 million plus our pro rata share of the building's operating expenses. The lease commencement date was in August 2012.

        Total rent expense for the fiscal years ended January 31, 2010, 2011 and 2012 was $1.3 million, $1.5 million and $0.4 million; respectively, and $0.2 million and $0.6 million for the six months ended July 31, 2011 and 2012, respectively.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(14) Commitments and Contingencies (Continued)

  Future Minimum Lease Payments

        As of January 31, 2012, future minimum lease payments under capital and operating leases, gross of reimbursement of tenant improvement allowance, were as follows (in thousands):

	Capital leases	Operating leases
Fiscal year ended January 31:
2013	$33	$741
2014	—	745
2015	—	3

Total minimum lease payments	33	$1,489

Less imputed interest at 4.63%	2

Present value of minimum lease payments	31
Less obligations under capital leases, short-term	31

Obligations under capital leases, long-term	$—

        Our aggregate future operating lease obligations increased substantially during the six months ended July 31, 2012 to $15.0 million with the execution of the three leases referenced above. As of July 31, 2012, future minimum lease payments under capital and operating leases, gross of lease incentives, were as follows (in thousands):

	Capital leases	Operating leases
	(unaudited)
Fiscal year ended January 31:
2013	$10	$892
2014	—	1,757
2015	—	1,598
2016	—	1,575
2017	—	1,504
Thereafter	—	7,479

Total minimum lease payments	$10	$14,805

Less imputed interest at 4.63%	—

Present value of minimum lease payments	10
Less obligations under capital leases, short-term	10

Obligations under capital leases, long-term	$—

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of July 31, 2012 and for the
six months ended July 31, 2011 and 2012 is unaudited.

(14) Commitments and Contingencies (Continued)

  (b) Legal

        In the normal course of business, we may, from time to time, be subject to pending and threatened legal actions and proceedings. As of January 31, 2011 and 2012 and July 31, 2012, there were no pending or threatened legal actions or proceedings against us.

  (c) Product Indemnification

        Our arrangements with customers generally include an indemnification provision that we will indemnify and defend a customer in actions brought against the customer that claim our solutions and services infringe upon a valid patent, copyright, or trademark. Historically, we have not incurred any costs related to indemnification claims and do not expect to incur costs for solutions and services that have been provided. Accordingly, we do not maintain a reserve for such exposure.

(15) Subsequent Events

        We have evaluated subsequent events that occurred after January 31, 2012 through July 25, 2012, the date on which the consolidated financial statements were issued.

        We have evaluated subsequent events that occurred after July 31, 2012 through September 20, 2012, the date on which the interim financial statements for the six months ended July 31, 2012 were issued.

Barclays	Deutsche Bank Securities

Pacific Crest Securities	Piper Jaffray	Needham & Company

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the initial listing fee for                    .

Amount Paid or to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Initial listing fee		*
Blue sky fees and expenses		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be provided by amendment.

Item 14.    Indemnification of directors and officers.

        Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

        Prior to the closing of this offering, we will enter into indemnification agreements with our directors and officers, whereby we will agree to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of us, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

        The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and directors against liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement*	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering	3.3
Form of Amended and Restated Bylaws to be effective upon the closing of this offering	3.5
Form of Indemnification Agreement	10.5

*
To be filed by amendment.

Item 15.    Recent sales of unregistered securities.

        The following list sets forth information regarding all unregistered securities sold by us from February 1, 2009 to July 31, 2012:

          (1)   We have granted to our directors, officers and employees options to purchase 4,510,617 shares of common stock under our Amended and Restated 2002 Stock Option Plan, as amended, or our 2002 Plan, with per share exercise prices ranging from $0.31 to $4.18, and issued 2,230,775 shares of common stock upon exercise of such options for aggregate consideration of $710,353, at exercise prices ranging from $0.22 to $2.37. Of the options granted, options to purchase 230,600 shares of common stock were granted to two non-employee directors with a per share exercise price of $2.37, options to purchase 2,375,000 shares of common stock were granted to six executive officers with per share exercise prices ranging from $0.31 to $3.53 and options to purchase 1,905,017 shares of common stock were granted to 342 other employees with per share exercise prices ranging from $0.31 to $4.18.

          (2)   On July 31, 2012, we issued 24,000 shares of restricted common stock to two employees pursuant to restricted stock award agreements under our 2002 Plan. We received no cash consideration for the issuance of such shares of restricted stock.

          (3)   On December 3, 2009, we amended and restated a previously issued warrant to purchase shares of our Series B preferred stock held by an accredited investor that contained a provision for adjustment to the number of shares underlying such warrant. Upon the amendment and restatement, the warrant became exercisable for a fixed 100,354 shares of our Series B preferred stock at an exercise price of $1.126 per share.

          (4)   On December 18, 2009, we issued an aggregate of 5,619,851 shares of our Series D preferred stock at a purchase price of $2.847 per share for aggregate consideration of $16.0 million to 15 accredited investors.

          (5)   On March 31, 2010, we issued 75,000 shares of our common stock to one investor as partial consideration pursuant to an Asset Purchase Agreement whereby we acquired certain assets of Enkari, Ltd., an Ohio limited liability company.

          (6)   On May 20, 2011, we issued one warrant to purchase 56,000 shares of our common stock at an exercise price of $0.001 per share to one accredited investor.

          (7)   On May 27, 2011, we issued an aggregate of 3,883,496 shares of our Series E preferred stock at a purchase price of $5.15 per share for aggregate consideration of $20.0 million to 12 accredited investors.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

        The offers, sales and issuances of the securities described in paragraphs (3)-(7) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions, other than with respect to (3) and (5), represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates or warrants issued in each of these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising. Each of the recipients of securities in these transactions, other than with respect to (3) and (5), represented that such recipient was an accredited investor under Rule 501 of Regulation D.

        The offers, sales and issuances of the securities described in paragraphs (1) and (2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were made under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2002 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1	**	Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.

3.2	*	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation, to be filed by Rally Software Development Corp. prior to the closing of the offering.

3.3	**	Form of Amended and Restated Certificate of Incorporation of Rally Software Development Corp., to be in effect upon the closing of the offering.

3.4	**	Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.

3.5	**	Form of Amended and Restated Bylaws of Rally Software Development Corp., to be in effect upon the closing of the offering.

4.1	*	Form of Rally Software Development Corp.'s Common Stock Certificate.

5.1	*	Form of Opinion of Cooley LLP.

Exhibit No.		Description of Exhibit
10.1	**	Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.

10.2.1	**+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.

10.2.2	**+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.

10.3.1	*+	Rally Software Development Corp. 2012 Equity Incentive Plan.

10.3.2	*+	Form of Stock Option Agreement and Option Grant Notice under 2012 Equity Incentive Plan.

10.3.3	*+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2012 Equity Incentive Plan.

10.4.1	*+	Rally Software Development Corp. 2012 Employee Stock Purchase Plan.

10.5	**+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.

10.6	**	Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of May 30, 2012.

10.7	**	Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012 and April 24, 2012.

10.8	**	Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.

10.9	**	Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.

10.10	**	Warrant to purchase Series A-1 Preferred Stock dated June 30, 2005, held by SVB Financial Group.

10.11	**	Amended and Restated Warrant to purchase Series B Preferred Stock dated December 3, 2009, issued to Square 1 Bank.

10.12	**	Form of Warrant to purchase Series C Preferred Stock, dated May 20, 2008, and a schedule of warrant holders.

10.13	**	Warrant to purchase Series C Preferred Stock, dated September 30, 2008 issued to Square 1 Bank.

10.14.1	**+†	Management metric based bonus program for the first quarter of fiscal 2012.

10.14.2	**+†	Management metric based bonus program for the second quarter of fiscal 2012.

10.14.3	**+†	Written description of management metric based bonus program for the third quarter of fiscal 2012.

10.14.4	**+†	Management metric based bonus program for the fourth quarter of fiscal 2012.

10.14.5	**+	Management metric based bonus program for the first half of fiscal 2013.

10.15.1	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.

Exhibit No.		Description of Exhibit
10.15.2	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.

10.15.3	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.

10.15.4	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.

10.15.5	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.

10.15.6	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.

10.15.7	#+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2013.

21.1	**	List of subsidiaries.

23.1	*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP, independent registered public accounting firm.

24.1	*	Power of Attorney (see page II-6).

*
To be filed by amendment.

**
Previously submitted.

#
Submitted herewith.

+
Indicates management contract or compensatory plan.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and submitted separately to the Securities and Exchange Commission.
(b)
Financial statement schedule.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the              day of                        , 2012.

RALLY SOFTWARE DEVELOPMENT CORP.
By:	Timothy A. Miller President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy A. Miller and James M. Lejeal, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Timothy A. Miller	President, Chief Executive Officer and Chairman (Principal Executive Officer)	, 2012
James M. Lejeal	Chief Financial Officer and Treasurer (Principal Financial Officer)	, 2012
Kenneth M. Mesikapp	Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	, 2012
Thomas F. Bogan	Director	, 2012

Signature	Title	Date

Mark T. Carges	Director	, 2012
Bradley A. Feld	Director	, 2012
Peter A. Roshko	Director	, 2012
Bryan D. Stolle	Director	, 2012
Timothy V. Wolf	Director	, 2012

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1	**	Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.

3.2	*	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation, to be filed by Rally Software Development Corp. prior to the closing of the offering.

3.3	**	Form of Amended and Restated Certificate of Incorporation of Rally Software Development Corp., to be in effect upon the closing of the offering.

3.4	**	Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.

3.5	**	Form of Amended and Restated Bylaws of Rally Software Development Corp., to be in effect upon the closing of the offering.

4.1	*	Form of Rally Software Development Corp.'s Common Stock Certificate.

5.1	*	Form of Opinion of Cooley LLP.

10.1	**	Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.

10.2.1	**+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.

10.2.2	**+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.

10.3.1	*+	Rally Software Development Corp. 2012 Equity Incentive Plan.

10.3.2	*+	Form of Stock Option Agreement and Option Grant Notice under 2012 Equity Incentive Plan.

10.3.3	*+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2012 Equity Incentive Plan.

10.4.1	*+	Rally Software Development Corp. 2012 Employee Stock Purchase Plan.

10.5	**+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.

10.6	**	Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of May 30, 2012.

10.7	**	Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012 and April 24, 2012.

10.8	**	Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.

10.9	**	Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.

10.10	**	Warrant to purchase Series A-1 Preferred Stock dated June 30, 2005, held by SVB Financial Group.

10.11	**	Amended and Restated Warrant to purchase Series B Preferred Stock dated December 3, 2009, issued to Square 1 Bank.

Exhibit No.		Description of Exhibit
10.12	**	Form of Warrant to purchase Series C Preferred Stock, dated May 20, 2008, and a schedule of warrant holders.

10.13	**	Warrant to purchase Series C Preferred Stock, dated September 30, 2008 issued to Square 1 Bank.

10.14.1	**+†	Management metric based bonus program for the first quarter of fiscal 2012.

10.14.2	**+†	Management metric based bonus program for the second quarter of fiscal 2012.

10.14.3	**+†	Written description of management metric based bonus program for the third quarter of fiscal 2012.

10.14.4	**+†	Management metric based bonus program for the fourth quarter of fiscal 2012.

10.14.5	**+	Management metric based bonus program for the first half of fiscal 2013.

10.15.1	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.

10.15.2	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.

10.15.3	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.

10.15.4	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.

10.15.5	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.

10.15.6	**+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.

10.15.7	#+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2013.

21.1	**	List of subsidiaries.

23.1	*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP, independent registered public accounting firm.

24.1	*	Power of Attorney (see page II-6).

*
To be filed by amendment.

**
Previously submitted.

#
Submitted herewith.

+
Indicates management contract or compensatory plan.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and submitted separately to the Securities and Exchange Commission.

Exhibit 10.15.7

USD EVP	Currency is USD
Q3 FY2013 Sales Compensation Plan	Effective: 8/1/2012

Notes To Plans:

•         Full on Target Earnings (OTE) will be paid when 100% of the sales targets are met. However, if paid monthly you will be paid incrementally matching the achievement percent of the team you are compensated against. OTE is split between the major components noted below.

•         Commissions will be paid monthly, at the end of the month following the closed month (usually on the 30th/31st of each month, Ex. paid June 30 for May work).

•         Management reserves the right to change the compensation plan at any time at their sole discretion and delay commission payment on any transaction.

•         Variable compensation payments will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately.

PRODUCT COMMISSIONS

Subscriptions

•        Quota is based on an ARR number (Annual Recurring Revenue) equal to the amount of subscription revenue Rally would receive in a 12 month period.

•        Quota attainment is applied for the first 12 months on New Orders and Renewal Orders.

•        Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).  Individuals are paid based on the Team quota attainment (not individual attainment).

•        Your Base Commission Rate is calculated as your Quarter Subscription Variable divided by your Quarter Team Subscription Quota.

•        Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•         Up to 100% = Base Commission Rate, Over 100% =1.500% Accelerator Rate

•        Commissions will be clawed back to the Team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay.

•        For example, if a customer has a ramp or order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months.

•        Claw backs will apply to unpaid subscription fees only.

Multi-Year Prepaid Subscriptions — New and Renewal

•        Quota attainment and commissionable amount is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount).

SERVICES COMMISSIONS — Services Contracts/ SOWs Fully Executed

•         Quota is applied based on dollar value of a Statement of Work (SOW).

•         Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).

•         Individuals are paid based on the Team quota attainment (not individual attainment).

•         Base Services Rate is 0.250%.

•         300% Rule

•           Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5. Anything above 300% is paid at the Base Services Rate.

•           For any SOW over $100,000 and not 100% PrePay:

•           50% of commissionable amount will be booked during the month the SOW was closed.

•           Remaining 50% of commissionable amount will be booked at end of quarter up to 300% of quota.

•           Anything over 300% of quota will be paid in following quarters at their base rate upon deliver.

•         Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota.

•         Once 80% of Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%.

•         Management reserves the right to claw back amounts that do not eventually get delivered.

SPIFs

Multi-Year Prepaid Subscriptions

•         An additional one-time SPIF will be paid on: Up Front Cash Value MINUS the ARR quota attainment. SPIF Rate = 0.500%.

•         It must be 18 months or greater and it must be prepaid.

•         The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

MANAGEMENT BY OBJECTIVE (MBO)

•         MBOs are based on a Plan provided separately by management.

•         MBOs are paid either monthly or quarterly as defined in the plan.

DocuSigned by:		DocuSigned by:

/s/ Don Hazell	8/29/2012	/s/ Tim Miller	8/29/2012
Employee Signature	Date	Manager Signature	Date

Don Hazell		Tim Miller
Print Name		Print Name

QuickLinks

  Exhibit 99.2
PROSPECTUS SUMMARY
RALLY SOFTWARE DEVELOPMENT CORP.
THE OFFERING
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET, INDUSTRY AND OTHER DATA
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
RALLY SOFTWARE DEVELOPMENT CORP. Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
RALLY SOFTWARE DEVELOPMENT CORP. Consolidated Balance Sheets (in thousands, except share and per share data)
RALLY SOFTWARE DEVELOPMENT CORP. Consolidated Statements of Operations (in thousands, except per share data)
RALLY SOFTWARE DEVELOPMENT CORP. Consolidated Statements of Comprehensive Loss (in thousands)
RALLY SOFTWARE DEVELOPMENT CORP. Consolidated Statements of Common Stockholders' Deficit (in thousands)
RALLY SOFTWARE DEVELOPMENT CORP. Consolidated Statements of Cash Flows (in thousands)
Rally Software Development Corp. Notes to Consolidated Financial Statements Information as of July 31, 2012 and for the six months ended July 31, 2011 and 2012 is unaudited.
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other expenses of issuance and distribution.
  Item 14. Indemnification of directors and officers.
  Item 15. Recent sales of unregistered securities.
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX